                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) - April 30, 1999


                              GERALD STEVENS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as Specified in its Charter)


          Delaware                      0-05531                 41-0719035
----------------------------       ----------------        -------------------
(State or other jurisdiction       (Commission File         (I.R.S. Employer
      of Incorporation)                Number)             Identification No.)


301 East Las Olas Blvd., Suite 300 Ft. Lauderdale, Florida         33301
----------------------------------------------------------   -----------------
(Address of principal executive offices)                         (Zip Code)



                                  (954) 713-5000
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)



-------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets.

        On April 30, 1999, Gerald Stevens, Inc. (the "Registrant"), which was formerly known as Florafax International, Inc., completed its acquisition of Gerald Stevens Retail, Inc. ("Gerald Stevens Retail"), which was formerly known as Gerald Stevens, Inc., pursuant to the Agreement and Plan of Merger, dated as of December 9, 1998, by and among the Registrant, Red Cannon Acquisition Corp. ("Red Cannon"), a wholly owned subsidiary of the Registrant, and Gerald Stevens Retail, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 9, 1999 (the "Merger Agreements").

        In the merger, Red Cannon was merged with and into Gerald Stevens Retail, with Gerald Stevens Retail surviving the merger as a wholly-owned subsidiary of the Registrant. The Registrant issued to the former stockholders of Gerald Stevens Retail 1.35 shares of its common stock for each share of Gerald Stevens Retail common stock they owned at the effective time of the merger. As a result, the Registrant issued approximately 28.1 million shares of its common stock, having an aggregate value of approximately $423.3 million, to the former stockholders of Gerald Stevens Retail.

        The merger will be accounted for under the "pooling of the interests" method of accounting. The description of the merger contained herein is qualified in its entirety by reference to the Merger Agreements which are included as Exhibits 2.1 and 2.2 hereto and which are incorporated herein by reference. Attached hereto as Exhibit 99.1 is the Registrant's press release announcing the completion of the merger.

Item 4. Changes in Registrant's Certifying Accountant.

      (a) On May 12, 1999, the client-auditor relationship between the registrant and its principal accountants, Ernst & Young LLP, ceased. The dismissal of Ernst & Young LLP was effective on May 13, 1999. By unanimous written consent given on May 12, 1999, the Board of Directors of the registrant approved the dismissal of Ernst & Young LLP, and approved the engagement of Arthur Andersen LLP, as its independent auditors, effective May 13, 1999.

      The audit reports of Ernst & Young LLP on the financial statements of the registrant for registrant's last two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor was either opinion qualified or modified as to uncertainty, audit scope, or accounting principles. During the registrant's two most recent fiscal years and the subsequent interim periods preceding such termination, there have been no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. There have occurred no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K during the registrant's two most recent fiscal years and the subsequent interim periods preceding such termination.

      The registrant has provided Ernst & Young LLP with the disclosures that are being filed herewith and has requested that Ernst & Young LLP furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter, dated May 13, 1999 is filed as
Exhibit 99.2 hereto.

      (b) Registrant has engaged Arthur Andersen LLP to audit the registrant's financial statements for the fiscal year ended August 31, 1999.

      During the registrant's two most recent fiscal years, and the subsequent interim periods prior to engaging Arthur Andersen LLP, neither the registrant nor someone on its behalf consulted Arthur Andersen LLP regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the registrant's financial statements, and neither a written report was provided to the registrant nor oral advice provided that Arthur Andersen LLP concluded was an important factor considered by the registrant in reaching a decision as to an accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to this item) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K.

      The registrant has requested Arthur Andersen LLP to review the disclosure required by Item 304(a) before it is filed with the Commission and has requested that Arthur Andersen LLP furnish it with a letter addressed to the Commission containing any new information, clarification of the registrant's expression of its views, or the respects in which it does not agree with the above statements. A copy of such letter dated May 13, 1999 is filed as Exhibit 99.3 hereto.

Item 5. Other Events.

        In connection with the merger described herein, on April 30, 1999, the Registrant amended its Certificate of Incorporation to (1) change its corporate name from "Florafax International, Inc." to "Gerald Stevens, Inc." and (2) increase the number of authorized shares of its common stock, par value $.01 per share, from 70,000,000 shares to 250,000,000 shares. Attached as Exhibit 3.1 to this document is the Certificate of Amendment filed with the State of Delaware on April 30, 1999 relating to these amendments. Attached as Exhibit 3.2 to this document is the Restated Certificate of Incorporation of the Registrant filed with the State of Delaware on May 6, 1999.

        In May 1999 the registrant entered into an Agreement and Plan of Merger with Calyx & Corolla, Inc., the largest direct marketer of flowers, with over $20.0 million in sales in its latest fiscal year.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)   Financial Statements of Business Acquired

        This Form 8-K reports the completion on April 30, 1999 of the merger between the Registrant and Gerald Stevens Retail. The Registrant's acquisition of Gerald Stevens Retail was accounted for as a pooling of interest. As required by Item 2 and Item 7 of Form 8-K, the Registrant is filing the following financial statements, which give retroactive effect to the Registrant's acquisition of Gerald Stevens Retail:

                (i) The Registrant's "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to the supplemental financial statements for each of the periods presented;

                (ii) Supplemental consolidated financial statements of the Registrant for the three years ended August 31, 1998; and

                (iii) Supplemental condensed consolidated financial statements (unaudited) of the Registrant for the six months ended February 28, 1999 and 1998.

        The index to the supplemental financial statements presented is contained at page F-1.

        Also filed in this Form 8-K are updated historical financial statements of significant businesses acquired or probable of acquisition by the Registrant. The index to the financial statements of businesses acquired by the Registrant is presented at F-1.

        (b)   Pro Forma Financial Information

        Pro forma financial statements as described in the Index to Pro forma Supplemental Consolidated Financial Statements on PF-1, are presented to give proforma effect to the significant businesses acquired or to be acquired, and a planned public offering of the Registrant's common stock.

        (c)   Exhibits

              Exhibit No.                   Description
              -----------                   -----------

              2.1 Agreement and Plan of Merger, dated December 9, 1998, by and among the Registrant, Red Cannon and Gerald Stevens Retail (incorporated by reference to Exhibit 2.1 of the Registrant's Registration Statement on Form S-4, dated April 12, 1999).

              2.2 Amendment No. 1 to Agreement and Plan of Merger, dated as of April 9, 1999 by and among the Registrant, Red Cannon and Gerald Stevens Retail (incorporated by reference to Exhibit
                                 2.2 of the Registrant's Registration Statement on Form S-4, dated April 12, 1999).

              3.1 Certificate of Amendment of the Registrant, filed with the State of Delaware on April 30, 1999.

              3.2 Restated Certificate of Incorporation of the Registrant, filed with the State of Delaware on May 6, 1999.

              23.1               Consent of Ernst & Young LLP

              23.2               Consent of Arthur Andersen LLP

              99.1               Press release of the Registrant dated
                                 May 3, 1999.


              99.2 Letter from Ernst & Young LLP to the Commission regarding the dismissal of such firm as the independent auditors of the Registrant.

              99.3 Letter from Arthur Andersen LLP to the Commission regarding the engagement of such firm as the independent auditors of the Registrant.

                                   SIGNATURE



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    GERALD STEVENS, INC.



Date:     May 14, 1999               By: /s/ Adam D. Phillips
                                       ---------------------------------
                                       Adam D. Phillips
                                       Senior Vice President, Secretary
                                       and General Counsel

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     On April 30, 1999, Gerald Stevens, Inc. ("Gerald Stevens"), formerly known as Florafax International, Inc. and Gerald Stevens Retail, Inc. ("Gerald Stevens Retail"), which was formerly known as Gerald Stevens, Inc., completed a merger accounted for as a pooling of interests. This Management's Discussion and Analysis of Financial Condition and Results of Operations gives retroactive effect to the merger, and reference is made to the supplemental financial statements of Gerald Stevens which are being filed as part of this Form 8-K. In the merger, Gerald Stevens issued 1.35 shares of its common stock for each share of Gerald Stevens Retail common stock outstanding at the effective time of the merger. In total, Gerald Stevens issued 28.1 million shares of its common stock to the stockholders of Gerald Stevens Retail and as a result, the stockholders of Gerald Stevens Retail now hold approximately 77.5% of Gerald Stevens' total outstanding shares of common stock.

     We are an integrated retailer and marketer of flowers, plants, related gifts and decorative accessories. We currently operate the largest specialty retail floral network in the United States, with 125 locations. We are building a national brand and transforming the retail floral industry by integrating our operations throughout the floral supply chain, from product sourcing to delivery, and by managing every interaction with the customer, from order generation to order fulfillment. We ultimately intend to provide all of our retail customers with a unique and enhanced shopping experience under the Gerald Stevens brand.

     Upon consummation of its merger with Gerald Stevens Retail, management redefined the manner in which it evaluates and reports the operating results of its newly combined business for internal purposes. In this regard, management has chosen to break down its component businesses into two segments: (1) the Retail Segment and (2) the Order Generation Segment. The Retail Segment will consist of all of the Company's retail and import businesses and operations while the Order Generation Segment will consist of all non-retail order generation and fulfillment businesses and operations.

BUSINESS COMBINATIONS

     From October 1, 1998 through February 28, 1999, Gerald Stevens acquired 17 retail florist businesses, an Internet-based order generation business, and a floral import business for total consideration of $50,070,600, consisting of $27,090,496 in cash and 6,185,179 shares of its common stock. During March 1999 and April 1999, Gerald Stevens acquired six retail florist businesses, a small order generation business and National Flora, a floral order generation business, for total consideration of $39,189,940 consisting of $26,198,088 in cash and 2,144,876 shares of its common stock.

     The following table represents the total purchase price, the cash and stock portion of the purchase price, the number of shares issued and the share price for the business acquisitions discussed above. All of the acquisitions were accounted for under the purchase method of accounting, with results of operations included in Gerald Stevens' results from date of acquisition.

                                                          PURCHASE PRICE
                                                     -------------------------                SHARE
COMPANY                                   TOTAL         CASH          STOCK        SHARES     PRICE
-------                                -----------   -----------   -----------   ----------   ------
                                                         (ACTUAL DOLLARS)
THROUGH FEBRUARY 28, 1999:
Royer's..............................  $11,158,046   $ 6,333,566   $ 4,824,480    1,371,168   $ 3.52
Boesen...............................    5,150,007     2,485,000     2,665,007      757,423     3.52
Maple Lee............................    4,698,003     2,539,000     2,159,003      613,612     3.52
Dr. Delphinium.......................    3,102,326       879,825     2,222,501      631,658     3.52
Cactus...............................    3,000,002     1,800,000     1,200,002      341,053     3.52
AGA..................................    2,935,000     1,467,502     1,467,498      417,079     3.52
Eastern..............................    2,924,000     2,924,000            --           --      N/A
Martina's............................    1,948,038     1,168,036       780,002      221,685     3.52
Norton's.............................    1,566,000       548,099     1,017,901      289,298     3.52
Fallon's.............................    1,917,094     1,117,094       800,000      227,368     3.52
Jennie's.............................    3,575,000     2,000,000     1,575,000      354,375     4.44
Other acquisitions...................    8,097,084     3,828,374     4,268,710      960,460     4.44
                                       -----------   -----------   -----------   ----------
          Total......................   50,070,600    27,090,496    22,980,104    6,185,179
                                       -----------   -----------   -----------   ----------
AFTER FEBRUARY 28, 1999:
Phoebe's.............................    2,816,622     2,194,770       621,852       98,765     6.30
National Flora.......................   19,727,200     9,952,200     9,775,000    1,552,500     6.30
Exotic Gardens and Kuhn..............    6,200,000     5,580,000       620,000       49,236    12.59
Other Acquisitions...................   10,446,118     8,471,118     1,975,000      444,375     4.44
                                       -----------   -----------   -----------   ----------
          Total......................   39,189,940    26,198,088    12,991,852    2,144,876
                                       -----------   -----------   -----------   ----------
          Total......................  $89,260,540   $53,288,584   $35,971,956    8,330,055
                                       ===========   ===========   ===========   ==========

     In May 1999, Gerald Stevens entered into an agreement to acquire Calyx & Corolla, Inc., a floral catalog and Internet business, for total consideration of approximately $14.2 million, consisting of approximately 928,000 shares of common stock and approximately 160,000 options to acquire shares of common stock with exercise prices ranging from $.36 per share to $9.46 per share. The acquisition is expected to be consummated in June 1999.

     The Gerald Stevens pro forma supplemental (as adjusted for the offering), goodwill related to acquired businesses at February 28, 1999 was approximately $84.0 million, which represents approximately 48% of our pro forma as adjusted total assets of approximately $174.4 million and approximately 57% of our pro forma as adjusted total stockholders equity of approximately $146.6 million. The $84.0 million of goodwill will result in an annual amortization expense of approximately $2.6 million, based upon the amortization of goodwill related to the acquisition of retail floral businesses over useful lives of 40 years, as well as the amortization of goodwill related to the acquisition of National Flora, an order generation business, and Calyx & Corolla, a floral catalog and Internet business, over useful lives of 20 years. Goodwill and related amortization are expected to increase principally as a result of future retail floral business acquisitions, and the amortization of goodwill and other intangible assets could adversely affect financial condition and results of operations. Gerald Stevens has considered various factors, including projected future cash flows, in determining the purchase prices of acquired retail floral businesses, and does not believe that any material portion of the goodwill related to any of these acquisitions will dissipate over a period shorter than 40 years. However, earnings in future years could be significantly adversely affected if management later determines either that the remaining balance of goodwill is impaired or that a shorter amortization period is applicable.

RESULTS OF OPERATIONS

  Six Months Ended February 28, 1999 Compared to Six Months Ended February 28, 1998

     The table below presents the results of operations through operating income
(loss) of Gerald Stevens' Retail and Order Generation segments and Corporate Overhead for the six month periods ended February 28, 1999 and 1998. The Retail Segment results include the post-acquisition operating results of the 17 retail florist businesses and one import business acquired by Gerald Stevens during the six month period ended February 28, 1999. The Order Generation Segment results include the operating results of our historical wire service, credit and charge card processing, and The Flower Club business units, in addition to the activities of Gerald Stevens' newly formed Internet-based order generation business unit. Prior to the acquisition of its initial retail florist and import businesses on October 1, 1998, Gerald Stevens operated in only the Order Generation Segment.

                                           SIX MONTHS ENDED FEBRUARY 28, 1999           SIX MONTHS ENDED FEBRUARY 28, 1998
                                       ------------------------------------------    -----------------------------------------
                                                   ORDER      CORPORATE                          ORDER      CORPORATE
                                       RETAIL    GENERATION   OVERHEAD     TOTAL     RETAIL    GENERATION   OVERHEAD    TOTAL
                                       -------   ----------   ---------   -------    -------   ----------   ---------   ------
                                                                       (DOLLARS IN THOUSANDS)
Revenue:
  Product sales, net.................  $28,373     $   --      $    --    $28,373    $    --     $   --      $    --    $   --
  Service and other revenue..........    2,736      8,886           --     11,622         --      8,194           --     8,194
                                       -------     ------      -------    -------    -------     ------      -------    ------
                                        31,109      8,886           --     39,995         --      8,194           --     8,194
                                       -------     ------      -------    -------    -------     ------      -------    ------
Operating costs and expenses:
  Cost of product sales..............   12,744         --           --     12,744         --         --           --        --
  Operating..........................   13,356         --           --     13,356         --         --           --        --
  Selling, general and
    administrative...................    2,619      7,352        4,289     14,260         --      6,830          303     7,133
  Merger expenses....................       --         --        4,051      4,051         --         --           --        --
                                       -------     ------      -------    -------    -------     ------      -------    ------
                                        28,719      7,352        8,340     44,411         --      6,830          303     7,133
                                       -------     ------      -------    -------    -------     ------      -------    ------
        Operating income (loss)......  $ 2,390     $1,534      $(8,340)   $(4,416)   $    --     $1,364      $  (303)   $1,061
                                       =======     ======      =======    =======    =======     ======      =======    ======

     Retail Segment. Product sales in the retail segment for the six months ended February 28, 1999 include sales of floral and gift products at retail businesses of $23,379,000 and sales of floral product by Gerald Stevens' import business of $4,994,000. Service and other revenue in the retail segment consists principally of delivery and other service fees charged to customers and commissions on orders transmitted to and fulfilled by other retail florists.

     Cost of product sales in the retail segment for the six months ended February 28, 1999 include cost of products sold at retail businesses of $8,932,000 and cost of products sold at Gerald Stevens' import business of $3,812,000. Gross margins on product sales and gross margins on total revenue at retail businesses averaged 62% and 66%, respectively, during the period. Gross margins on product sales at Gerald Stevens' import business averaged 24% during the period.

     Operating expenses in the retail segment for the six months ended February 28, 1999 include expenses at retail businesses of $12,710,000 and expenses at Gerald Stevens' import business of $646,000. Operating expenses are comprised of salaries and benefit expenses of $9,856,000, occupancy expenses of $1,956,000, vehicle expenses of $737,000, depreciation and amortization expenses of $787,000, and other expenses of $20,000.

     Selling, general and administrative expenses in the retail segment for the six months ended February 28, 1999 include expenses at retail businesses of $2,426,000 and expenses at Gerald Stevens' import business of $193,000, and consist primarily of advertising expense, commissions paid on orders transmitted from third parties, and legal and accounting expenses.

     Order Generation Segment. Total revenue in the order generation segment for the six months ended February 28, 1999 increased by $692,000, or 8%, to $8,886,000, compared to the same period in 1998. Service and other revenue in the order generation segment consists of floral order processing, member dues and fees, directory and advertising fees and charge card processing. Floral order revenue increased by $317,000, or 6%, to $5,348,000 due primarily to an increase in The Flower Club revenue, as well as an increase in store-to-store revenue. Member dues and fees increased by $106,000, or 8%, to $1,458,000 due primarily to an increase in member florists and an increase in dues. Publication and advertising fees increased by $230,000, or 28%, to $1,054,000 due to the publication of a new selection guide. New selection guides are published approximately every three years. Credit card processing and other revenue increased by $39,000, or 4%, to $1,026,000, with gross dollars processed increasing and margins remaining relatively constant with the prior year period. The credit card processing industry continues to be extremely competitive with increasing costs from card issuers and demands by larger customers for lower discount rates. Gerald Stevens continues to adjust the pricing of its products to remain competitive in the market. Gerald Stevens' response to the increased competition could lead to lower margins in the future.

     Total selling, general and administrative expenses in the order generation segment for the six months ended February 28, 1999 increased by $522,000, or 8%, to $7,352,000, compared to the same period in 1998. The expense increase is due in part to start-up costs of $219,000 incurred in connection with Gerald Stevens' newly formed Internet-based order generation business unit and an increase in depreciation and amortization expenses of $149,000 related to new computer and telephone equipment and an increase in intangible assets purchased in the Marketing Projects, Inc. ("MPI") transaction, as more fully described later in the section entitled "MPI Agreement."

     Corporate Overhead. Total Corporate Overhead selling, general and administrative expenses for the six months ended February 28, 1999 increased to $4,289,000 from $303,000 in the same period in 1998 due primarily to corporate overhead expenses of $2,610,000 incurred by the Gerald Stevens Retail organization and non-cash compensation expense of $1,373,000 recorded in connection with the vesting of certain non-plan stock options. The non-plan stock options are fully vested and will cause no further compensation expense to be recorded in future periods. Gerald Stevens plans to expand its business over the next several years, largely through the acquisition of retail florist businesses. Gerald Stevens expects Corporate Overhead expenses to increase significantly over this time period, due principally to integration costs planned to be incurred in connection with the development and implementation of centralized operational and financial systems and the establishment of the Gerald Stevens brand name. See "Liquidity and Capital Resources."

     Merger Expenses. During the six months ended February 28, 1999, Gerald Stevens incurred a total of $4,051,000 in investment banking, accounting, and legal costs in connection with its merger with Gerald Stevens Retail. In accordance with the accounting rules governing business combinations accounted for as a pooling of interests, all merger-related costs were recognized as an expense during the period in which they were incurred.

     Operating Income (Loss). Our operating loss during the six months ended February 28, 1999 was $(4,416,000) compared to operating income of $1,061,000 during the six months ended February 28, 1998. The primary causes of the 1999 operating loss were the merger expenses of $4,051,000 and the non-cash compensation expense recorded in connection with the vesting of non-plan stock options of $1,373,000.

     Income Taxes. The provision for income taxes for the six months ended February 28, 1999 was $2,127,000 compared to $424,000 during the same period in 1998. The increase in income tax expense was due principally to an increase in the deferred tax asset valuation allowance of $1,407,000 for net operating losses and basis differences in assets which, because of the uncertainty associated with our near-term future combined operating results, now requires the valuation allowance.

     Gerald Stevens' future effective tax rate will depend on various factors including the mix between state taxable income or losses, amounts of nondeductible goodwill, and the timing of adjustments to the valuation allowance on our net deferred tax assets.

     Net Income. As a result of the above factors, net loss for the six months ended February 28, 1999 was $(6,457,000) compared to net income of $718,000 for the same period in 1998.

  Year Ended August 31, 1998 Compared to Year Ended August 31, 1997

     Revenue. Total revenue for fiscal 1998 increased by $1,782,000, or 15%, to $13,391,000 compared to $11,609,000 during fiscal 1997.

     Net revenue from member dues and fees during fiscal 1998 increased by $386,000, or 16%, to $2,778,000 compared to 1997. During fiscal 1998, Gerald
Stevens continued to experience an increase in its dues-paying floral members. Dues-paying floral members at August 31, 1998 totaled approximately 5,200 compared to 4,850 at August 31, 1997. Management believes that the increased number of orders Gerald Stevens provided to its members assisted Gerald Stevens in retaining its existing member florists and adding new member florists.

     Floral order processing revenue continued to grow during fiscal 1998, increasing by $1,027,000, or 17%, to $7,189,000 compared to fiscal 1997. The increase is due primarily to orders generated by The Flower Club. In addition to the growth of The Flower Club revenue, Gerald Stevens also experienced an increase in its florist shop-to-shop orders, Talking Bouquet revenue and gift basket revenue during fiscal 1998 compared to fiscal 1997.

     Directory fees and advertising revenue during fiscal 1998 increased by $71,000, or 5%, to $1,476,000 compared to fiscal 1997 due to moderate increases in both advertising and directory fees.

     Net revenue from charge card processing increased by $204,000, or 13%, to $1,822,000 during fiscal 1998 compared to fiscal 1997. The fiscal 1998 increase is attributable to an increase in dollar volumes processed. During fiscal 1998, gross dollars processed were $392,000,000 compared to $318,000,000 in fiscal 1997.

     Other revenue for fiscal 1998 increased by $94,000 to $126,000 compared to fiscal 1997.

     Selling, General and Administrative Expenses. Total selling, general and administrative expenses for fiscal 1998 increased by $3,281,000, or 34%, to $12,972,000 compared to the same period in fiscal 1997.

     General and administrative expenses in fiscal 1998 increased by $2,331,000, or 40%, to $8,169,000 compared to fiscal 1997. The increase was due primarily to start-up expenses of approximately $1,645,000 incurred in connection with Gerald Stevens' expansion into the retail distribution segment of the floral industry, consisting principally of audit, consulting, legal and compensation costs. These start-up expenses include a write-off of $479,860 related to Gerald Stevens' acquisition of the assets of International Floral Network, Inc., a business whose acquired assets consisted solely of rights to acquire 33 retail florist businesses under non-binding letters of intent with the owners of those businesses, and approximately $540,000 of costs reimbursed to SB Management Corp., a corporation controlled and managed by two directors of Gerald Stevens. To a lesser extent, salary and telephone cost increases related to The Flower Club's higher volume were also responsible for the overall general and administrative expense increase.

     Selling, advertising and promotion expense in fiscal 1998 increased by $808,000, or 22%, to $4,400,000 compared to fiscal 1997. The increase was comprised of two main components. First, Gerald Stevens established its own marketing department to interface with current partners of The Flower Club, as well as prospect for new partners. Second, Gerald Stevens introduced several new marketing campaigns during fiscal 1998, which caused a significant increase in the cost of marketing materials. Conversely, Gerald Stevens experienced a decline in commissions paid to MPI, an independent marketing firm which had been Gerald Stevens' primary source of marketing until the third quarter of fiscal 1998, at which time Gerald Stevens modified its contract with this firm, thereby eliminating the commissions.

     Depreciation and amortization expenses increased during fiscal 1998 by $142,000, or 54%, to $403,000 compared to 1997. During fiscal 1997 and 1998,
Gerald Stevens expanded its facilities as well as purchased new computer and telephone equipment, thereby causing an increase in depreciation. In addition, the contract modification agreement entered into in fiscal 1998 with MPI caused Gerald Stevens to record an intangible asset related to marketing techniques, as well as a noncompete agreement. The amortization of these intangible assets increased amortization expense in fiscal 1998.

     Contract Modification Charge. During fiscal 1998, Gerald Stevens paid $3,495,000 to MPI to modify a servicing agreement with MPI. Prior to modifying this servicing agreement, MPI acted as an agent that interfaced with The Flower Club's corporate customers. By modifying the servicing agreement, Gerald Stevens began interfacing with the corporate customers directly, thereby strengthening these relationships. See "-- MPI Agreement."

     Operating Income (Loss). Our operating loss during the year ended August 31, 1998 was $(3,076,000) compared to operating income of $1,918,000 during the year ended August 31, 1997. The primary causes of the fiscal 1998 operating loss were the contract modification charge of $3,495,000 and start-up expenses of $1,645,000 incurred in connection with our expansion into the retail distribution segment of the floral industry.

     Other Income (Expense). Other income (expense) for the year ended August 31, 1997 totalled $819,000 and consisted of a gain, net of related legal fees, of $1,041,000 recognized in connection with the resolution of a 1990 lawsuit, offset by charges of $222,000 related to consulting agreement and contingency reserve write-offs.

     Income Taxes. During fiscal 1998, Gerald Stevens recognized a net deferred income tax benefit of $682,000 due to the utilization of net operating loss carryforwards. During fiscal 1997, Gerald Stevens recognized a net income tax benefit of $519,000. The benefit consisted of a deferred income tax benefit of $637,000 from the utilization of net operating loss carryforwards and a current income tax expense of $118,000.

     Net Income. Net income declined from $3,433,000 in fiscal 1997 to a net loss of $(2,268,000) in fiscal 1998, due primarily to two reasons. First, start-up expenses related to Gerald Stevens' expansion into the retail distribution segment of the floral industry of $1,645,000 were incurred during fiscal 1998. Second, Gerald Stevens recorded $3,495,000 as a contract modification expense related to the MPI transaction during fiscal 1998. Additionally, in fiscal 1997 Gerald Stevens recorded other income of $819,000 resulting primarily from litigation proceeds.

  Year Ended August 31, 1997 Compared to Year Ended August 31, 1996

     Revenue. Total revenue for fiscal 1997 increased by $1,310,000, or 13%, to $11,609,000 compared to fiscal 1996.

     Net revenue from member dues and fees during fiscal 1997 increased by $379,000, or 19%, to $2,392,000 compared to 1996. During fiscal 1997, Gerald
Stevens continued to experience an increase in its dues-paying floral members. Dues-paying members at August 31, 1997 totaled approximately 4,850 compared to 4,300 at August 31, 1996. Management believes that the increased number of orders that Gerald Stevens was providing to its members has assisted Gerald Stevens in retaining its existing member florists and adding new member florists.

     Floral order processing revenue during fiscal 1997 increased by $578,000, or 10%, to $6,162,000 compared to fiscal 1996. The increase is due primarily to orders generated by The Flower Club.

     Directory and advertising fees increased by $127,000, or 10%, to $1,405,000 in fiscal 1997 compared to fiscal 1996 as a result of growth in membership during fiscal 1997.

     Net revenue from charge card processing increased by $240,000, or 17%, to $1,618,000 during fiscal 1997 compared to fiscal 1996. The increase during fiscal 1997 is attributable to an increase in dollar volumes processed. During fiscal 1997 gross dollars processed were $318,000,000 compared to $261,000,000 in 1996. During fiscal 1997 Gerald Stevens did not experience a significant increase in cost from the credit card companies. However, as in the past few years, Gerald Stevens lowered the discount rate charged to certain customers to remain competitive.

     Other revenue for fiscal 1997 decreased $14,000 to $32,000 compared to fiscal 1996.

     Selling, General and Administrative Expenses. Total selling, general and administrative expenses for fiscal 1997 increased by $954,000, or 11%, to $9,691,000 compared to fiscal 1996.

     General and administrative expenses increased by $505,000, or 9%, to $5,838,000 in fiscal 1997 compared to 1996. The main component of this increase was in salaries and wages, which increased due to an increase in phone operators needed to handle The Flower Club's increased volume, as well as general wage increases necessary to remain competitive in the job market. In addition to greater labor costs, there was also an increase in building rent necessary to accommodate the additional telephone operators.

     Selling and advertising expenses increased by $581,000, or 19%, to $3,592,000 in fiscal 1997 compared to fiscal 1996. The primary cause for this increase are the marketing expenses associated with generating and maintaining The Flower Club order volume. The Flower Club expenses included in selling expenses are commissions paid to MPI, an outside marketing firm, printing costs for marketing pieces provided to The Flower Club members, and certain promotional floral arrangements. In addition to The Flower Club related expense increases, in fiscal 1997 Gerald Stevens also incurred increased costs in sales salaries and commissions.

     Depreciation and amortization expenses decreased by $132,000, or 51%, to $261,000 in fiscal 1997 compared to fiscal 1996 primarily due to the write-off of an intangible asset related to the start-up of The Flower Club which was previously being amortized.

     Other Income (Expense). Other income (expense) for the year ended August 31, 1997 totalled $819,000 and consisted of a gain, net of related legal fees, of $1,041,000 recognized in connection with the resolution of a 1990 lawsuit, offset by charges of $222,000 related to consulting agreement and contingency reserve write-offs.

     Income Taxes. During fiscal 1997, Gerald Stevens recognized a net income tax benefit of $519,000. The benefit consisted of a deferred income tax benefit of $637,000 from the utilization of net operating loss carryforwards and a current income tax expense of $118,000. Gerald Stevens recognized a net income tax benefit in fiscal 1996 of $817,000 consisting of a deferred income tax benefit of $863,000 related to the reduction of a valuation allowance established in prior years and a current provision for federal alternative minimum taxes of $46,000.

     As a result of the above factors net income for fiscal 1997 was $3,433,000 compared to $2,262,000 for fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to October 1, 1998, operating cash flow has been generated primarily from processing floral orders and charge card transactions for Gerald Stevens' member florists, as well as collecting dues, fees and directory advertising from the members. Charge card processing generally allows Gerald Stevens to collect funds from the charge card issuer prior to settlement with the member florist. Historically, operating cash flow benefited significantly from orders generated by The Flower Club. Because all orders of The Flower Club are paid for by credit cards, Gerald Stevens receives a significant portion of the money from these orders within days after processing the transaction.

     During the years ended August 31, 1998, 1997, and 1996, Gerald Stevens generated the majority of the cash necessary to operate and expand its business from operations, due principally to the growth in The Flower Club orders during these years. For the three years ended August 31, 1998, cash flow from operating activities totalled $3,786,000, inclusive of the unfavorable impact of $3,495,000 paid to MPI in fiscal 1998 under the terms of a contract modification agreement and the favorable impact of $1,041,000 received in connection with the settlement of a lawsuit in fiscal 1997. Capital expenditures during the three years ended August 31, 1998 totalled $2,416,000 and related principally to the purchase of the land and building which were previously leased as the Company's corporate headquarters and other facility and equipment expansion costs.

     During fiscal 1997 and 1996, Gerald Stevens retired substantially all of its existing long-term debt, with outstanding borrowings reduced by a total of $792,000 for these years. In May 1998, Gerald Stevens entered into a bank credit agreement, which provides for borrowings of up to $5,000,000 and bears interest at 8.50%, and borrowed $2,500,000 under the credit facility in connection with the aforementioned MPI transaction. A total of $1,500,000 of such debt was repaid during the fourth quarter of fiscal 1998 and the six month period ended February 28, 1999.

     During fiscal 1998 and 1997, Gerald Stevens repurchased 519,975 shares of treasury stock at a total cost of $1,616,000. Additionally, during the three years ended August 31, 1998, Gerald Stevens issued a total of 584,000 shares of common stock and received total proceeds of $95,000 in connection with the exercise of stock options and warrants.

     In August 1998, in connection with the initial capitalization of Gerald Stevens Retail, a total of 12,863,290 shares of common stock were issued to various founding shareholders for total consideration of $9,338,000. In August 1998, Gerald Stevens also paid $1,500,000 in cash and issued 641,997 shares of its common stock in connection with the acquisition of International Floral Network, Inc., a business whose acquired assets consisted solely of rights to acquire 33 retail florist businesses under non-binding letters of intent with the owners of those businesses. Additionally, a total of 224,000 shares of common stock were issued for total consideration of $275,000 in connection with the exercise of stock options and warrants during the six months ended February 28, 1999.

     During the six months ended February 28, 1999, Gerald Stevens used a total of $485,000 of cash in operating activities, as it expanded its business operations into the retail distribution segment of the floral industry compared to cash provided by operating activities of $1,674,000 for the six months ended February 28, 1998. The cash portion of the purchase prices for all acquisitions completed by Gerald Stevens during the six month period ended February 28, 1999, net of cash acquired, aggregated $25,638,000, as more fully described in the preceding section entitled "Business Combinations". Capital expenditures during the six month period totalled $1,359,000 and primarily included the costs of building one new retail hub store and equipment purchases at existing retail stores.

     During the six months ended February 28, 1999, Gerald Stevens issued 6,217,537 shares of its common stock in private placement transactions for consideration of $21,066,000, net of underwriting fees and expenses.

     In September 1998, Gerald Stevens Retail entered into a revolving credit agreement with a bank in which the bank agreed to loan Gerald Stevens Retail up to $20 million for a term of 18 months. In February 1999, the credit agreement was amended to increase the line of credit to $40 million. Borrowings under the credit agreement bear interest at either the Eurodollar market rate plus a percentage ranging from 100 to 225 basis points depending on the consolidated leverage ratio for the quarter ended prior to the borrowing, or at Gerald Stevens Retail's option, a base rate equal to the higher of the federal funds rate plus .5% or the prime rate. Gerald Stevens Retail's effective Eurodollar borrowing rate and its base rate as of May 10, 1999 are 5.90% and 7.75%, respectively. The line of credit will be used to finance business acquisitions and provide working capital for general corporate purposes. Borrowings under the revolving credit agreement are secured by all Gerald Stevens Retail's current and future assets, including a pledge of the stock of each business that is acquired by Gerald Stevens Retail. The revolving credit agreement contains covenants requiring bank approval of certain business acquisitions, and the maintenance of agreed upon financial ratios, as more specifically described in the following paragraphs.

     With regard to acquisitions, the revolving credit facility requires, among other things, that at least 35% of the cost of acquisition be paid for in the form of common stock and that the proceeds of loans used to pay the cost of acquisition cannot exceed 3 times the acquired company's earnings before interest, taxes, depreciation and amortization. These requirements do not apply if outstanding loans are equal to or less than 50% of the total loan commitment, or if outstanding loans exceed 50% of the total loan commitment and the ratio of debt to EBITDA is equal to or less than 1.5 to 1, or if the cost of acquisition is not greater than $1.25 million and the total cost of acquisitions not approved by the bank in a fiscal year does not exceed 10% of shareholders' equity at the end of the preceding fiscal year.

     The revolving credit agreement also requires Gerald Stevens Retail to maintain financial ratios which limit total debt and capital expenditures. Consolidated debt cannot exceed earnings before interest, taxes, depreciation and amortization by a ratio of 3 to 1 or exceed consolidated shareholders' equity. In addition, the ratio of EBITDA to the sum of capital expenditures, interest expense, cash income taxes and current maturities of indebtedness must not be less than 1.5 to 1 through March 31, 1999 or less than 1.75 to 1 thereafter. At February 28, 1999, Gerald Stevens Retail had no indebtedness from borrowings against this credit facility.

     Gerald Stevens is currently in discussions with its lenders under its revolving credit facility to amend or eliminate certain covenants, change the borrower to Gerald Stevens and extend the maturity date to May 2002.

     In February 1999, Gerald Stevens Retail and its primary lender agreed to the terms and conditions of an arrangement whereby the bank will act as the sole and exclusive agent and lead arranger for a $50 million to $75 million syndicated bank credit facility on a best efforts basis and also offer its commitment to lend up to $15 million of the facility. Gerald Stevens anticipates that, assuming there are no material adverse changes in or material disruption of conditions in the financial, banking or capital markets, the aforementioned syndicated credit facility will be closed in June 1999. Upon closing the syndicated credit facility, management intends to terminate its existing $40 million and $5 million credit facilities.

     Gerald Stevens intends to implement its business strategy largely by the acquisition of retail florist and other florist related businesses throughout the country. Upon acquisition, Gerald Stevens expects to incur significant expenditures to remodel and retrofit some of its acquired stores to be consistent with the Gerald Stevens store format. Additionally, Gerald Stevens plans to fill out regional markets by constructing a number of new hub or satellite stores. To facilitate its high rate of planned growth and to effectively integrate business activities and processes, Gerald Stevens expects to incur substantial computer and communication costs in the future. Over the next two to three years, we expect to spend approximately $10.0 million for remodeling and retrofitting acquired stores, $50.0 million for construction of new stores and $15.0 million on information systems.

     Gerald Stevens also expects to incur significant expenditures over the next several years, in connection with the development and marketing of its newly formed Internet based order generation business unit and the establishment of the Gerald Stevens(SM) brand name. In this regard, Gerald Stevens plans to incur approximately $20.0 million of advertising costs during the remainder of fiscal 1999 and fiscal 2000. The Internet based floral order generation industry is highly competitive and there can be no assurance that Gerald Stevens' new Internet based business unit will be successful in achieving sufficient market share to enable it to operate on a profitable basis.

     Gerald Stevens intends to finance the costs of its business acquisitions and capital expenditures with a combination of debt and equity capital, including the net proceeds from the sale of the shares of common stock in the offering as well as cash generated from internal operations. Specifically, it expects to finance the cost of future business acquisitions by paying cash and issuing shares of common stock to the sellers of these businesses in reasonably equal values. In addition to increasing its line of credit, Gerald Stevens also plans to offer for sale, in either private placements or public offerings, shares of its common stock as circumstances and market conditions dictate.

     Gerald Stevens believes that its existing credit facilities, in addition to the net proceeds from the offering, will provide adequate capital to meet its ongoing cash requirements over the next 12 months. Gerald Stevens also believes that it will be successful in raising additional debt and equity capital in the future, including but not limited to increasing its credit facility from $40.0 million to $50.0-$75.0 million. However, Gerald Stevens cannot provide assurance that temporary or long-term adverse changes in global capital markets will not interrupt or curtail its growth plans.

MPI AGREEMENT

     Prior to May 1, 1998, under the terms of an existing joint marketing service agreement, Gerald Stevens was required to pay MPI commissions equaling 8% of floral orders generated from marketing partners solicited by MPI. During the years ended August 31, 1998, 1997 and 1996 Gerald Stevens recorded commissions expense of $1,050,000, $1,455,000 and $1,219,000 relative to the agreement.

     Effective May 1, 1998, Gerald Stevens entered into an agreement with MPI that (1) modified the rights and obligations of both parties under the existing joint marketing servicing agreement and (2) provided for the acquisition of MPI's proprietary marketing systems by Gerald Stevens. Also on May 1, 1998, Gerald Stevens entered into a non-compete and non-disclosure agreement with MPI and the principal employees of MPI. Total consideration of $3,670,000 was paid to MPI at the time of closing and Gerald Stevens is further obligated to pay up to $125,000 in cash in each of the following eight fiscal quarters, contingent upon the attainment of quarterly revenue targets.

     Of total consideration paid, $150,000 has been allocated to the purchase of MPI's proprietary marketing systems and $100,000 has been allocated to the non-compete agreement, with amortization provided over useful lives of 1 and 2 years, respectively. These assets, net of accumulated amortization, are included in intangible assets in Gerald Stevens' consolidated balance sheet.

     As a result of the contract modification, Gerald Stevens is no longer obligated to pay commissions to MPI on future floral orders generated from marketing partners solicited by MPI prior to May 1, 1998. Additionally, the Company's obligations to support such marketing partners has not been substantially increased. As the Company believes that its future revenue stream from these marketing partner arrangements will be unaffected by the contract modifications, Gerald Stevens determined that the remainder of the consideration paid to MPI has no benefit to future periods and should be expensed at the date of the contract modification. Accordingly, $3,495,000 of the total consideration paid has been recognized as a contract modification expense during year ended August 31, 1998.

     Gerald Stevens will expense all quarterly contingent payments to the extent and at the time they become earned. During the year ended August 31, 1998 and the six month period ended February 28, 1999, contingent payments of $125,000 and $250,000, respectively, were earned, paid, and included within selling, advertising, and promotion expenses.

YEAR 2000 ISSUE

     Gerald Stevens has developed a Year 2000 compliance plan and completed a preliminary assessment of Year 2000 issues, risks, and exposures. Gerald Stevens and every business acquired by Gerald Stevens to date has Year 2000 issues in various stages of investigation and resolution. The unresolved issues typically relate to a network-based order entry system, telephone systems and switches, voicemail systems, store server hardware and operating systems, and the business software installed on these store systems.

     Gerald Stevens operates a network based order entry system. The manufacturers operating system software is Year 2000 compliant. However, not all internally developed software applications have been modified to be Year 2000 compliant. Gerald Stevens is in the process of modifying its internally developed software applications and expects to complete the modifications no later than June 30, 1999. These internal programs are being modified by current employees and, as a result, the cost of these modifications is not expected to be material.

     Gerald Stevens operates a telephone system which is integrated with the order entry system discussed in the preceding paragraph. Gerald Stevens recently learned that a primary component of this system will need to be upgraded or replaced to be Year 2000 compliant. Gerald Stevens is in the process of evaluating whether to upgrade or replace this component. Regardless of which option is selected by Gerald Stevens, this component is expected to be operational no later than July 31, 1999.

     Gerald Stevens has reviewed the telephone switch hardware and software for each acquired business. Year 2000 certified hardware and software upgrades are available from the switch vendors for all currently acquired telephone systems. Several of the switches have already been replaced or upgraded. The remaining non-compliant equipment will be upgraded by the third quarter 1999. Gerald Stevens has acquired certification letters from each affected telephone switch and software vendor. Gerald Stevens believes it has taken appropriate and reasonable steps to mitigate Year 2000 risk to its acquired telephone systems.

     Gerald Stevens has reviewed the business-computing environment for each acquired business. This typically consists of a UNIX server and several dumb terminals used for point-of-sale and back office functions. Gerald Stevens is currently upgrading all servers to the Year 2000 certified version of SCO UNIX. Where necessary, the UNIX server hardware is being replaced to ensure Year 2000 compliance. These upgrades are expected to be complete by the third quarter of 1999.

     Some of the businesses acquired by Gerald Stevens use commercially available retail florist software that is not currently Year 2000 compliant. Gerald Stevens has received written notification from their software vendors that a software release that fixes all known Year 2000 problems will be delivered to Gerald Stevens' affected retail florists during calendar year 1999 at no cost. Gerald Stevens plans to test the new software releases immediately upon receipt from the vendors. Additionally, Gerald Stevens has developed a contingency plan, which includes the replacement of any non-compliant retail florist software with fully compliant software that is being used today by one of Gerald Stevens' other retail florist businesses.

     The impact of failure due to Year 2000 problems depends on the technology affected. In the event that the telephone systems failed, the store would be unable to take or fulfill telephone orders. This would have a substantial impact on the store's ability to conduct business. To mitigate this risk, Gerald Stevens has contracted with a third-party provider who has an inventory of Year 2000 compliant telephone switches, and who could replace the affected equipment with a new telephone switch and software within 72 hours. While this would increase Gerald Stevens' costs, it would minimize any loss of sales resulting from the failure.

     In the event the computer hardware failed in the store, it would impact the ability of the store to make computer-supported transactions, including point-of-sale, ordering, and receipt transactions. This would have a substantial impact on the store's ability to conduct business. To mitigate this risk, Gerald Stevens will acquire Year 2000 compliant computing platforms to deploy if necessary to any affected location. While this would increase company costs, it would minimize any loss of sales resulting from the failure.

     In the event that the network based order entry system failed, automated processing of floral orders would be prevented. Should this occur, Gerald Stevens would be forced to process incoming orders manually until such time that the failure could be corrected. While this would significantly increase operating costs, loss of sales resulting from the failure would be minimized.

     Gerald Stevens is currently conducting a review of significant third parties that support any critical aspect of its business. Currently, all of Gerald Stevens' significant software and hardware providers have indicated, either orally or in writing, that they are, or expect to be, Year 2000 compliant. Gerald Stevens is in the process of implementing each of these providers' Year 2000 compliant products and expects to complete this implementation by the third quarter of 1999. In addition, Gerald Stevens has received confirmation from approximately 20% of its third-party trading partners, support organizations and suppliers that they are Year 2000 compliant. IBM is currently conducting a Year 2000 project for Gerald Stevens which will allow Gerald Stevens to complete its Year 2000 compliance check of these third parties by the end of May 1999. Gerald Stevens will continue this review, but expects no significant Year 2000 issues to be discovered with its critical third-party business partners.

     Gerald Stevens plans to conduct a full Year 2000 exposure review of all future 1999 acquisition target companies prior to consummating the acquisition.

     The current estimate for expenditures related to investigating and resolving Year 2000 issues within Gerald Stevens is $1.5 million. Based on its preliminary assessment of Gerald Stevens' Year 2000 issues and considering its primary and contingency plans, Gerald Stevens' management does not expect Year 2000 issues to have a material impact on its business, operations, or its financial condition or results of operations.

INFLATION

     Gerald Stevens anticipates that its business will be affected by general economic trends. Because some of Gerald Stevens' inventory is grown in countries other than the United States, economic conditions in those countries could affect the cost of product purchases. During the past year, Gerald Stevens has not experienced noticeable effects of inflation and believes that cost increases due to inflation should be able to be passed on to its customers.

SEASONALITY

     The floral industry is seasonal in that revenue is much greater during holidays such as Thanksgiving, Christmas, Valentine's Day and Mother's Day. Conversely, during the summer months, floral retailers tend to experience a decline in revenue. In addition, the floral industry in general may be affected by economic conditions and other factors, including floral promotions, competition and the climate in key flower-growing regions.

RECENT ACCOUNTING PRONOUNCEMENTS

     Earnings Per Share -- In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share, which is effective for years ending after December 15, 1997. As a result, Gerald Stevens was required to change the method used to compute earnings per share and to restate all prior periods. Under the new requirements, primary earnings per share is replaced with basic earnings per share which excludes the dilutive effect of stock options and other common stock equivalents.

     Comprehensive Income -- In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. The Statement requires that total comprehensive income and comprehensive income per share be disclosed with equal prominence as net income and earnings per share. Comprehensive income is defined as all changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. The statement is effective for fiscal years beginning after December 15, 1997, and accordingly will apply to Gerald Stevens' fiscal year ended August 31, 1999.

     Segments -- In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14. The Statement uses a management approach to report financial and descriptive information about a company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for Gerald Stevens' management. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997 and, accordingly, applies to Gerald Stevens' fiscal year ended August 31, 1999. Gerald Stevens anticipates expanding its current segment disclosures upon adoption to include retail operations.

     Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, requires an entity to expense all software development costs incurred in the preliminary project stage, training costs and data conversion costs for fiscal years beginning after December 15, 1998. Gerald Stevens believes that this statement will not have a material effect on its accounting for computer software development or acquisition.

     SOP 98-5, Reporting on the Costs of Start-Up Activities, requires the immediate expensing of start-up costs as well as existing costs previously capitalized for fiscal years beginning after December 15, 1998. Gerald Stevens has no capitalized start-up costs as of February 28, 1999 or August 31, 1998.

                                 GERALD STEVENS

                  INDEX TO PRO FORMA SUPPLEMENTAL CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                                              PAGE
                                                              -----
Introduction to Pro Forma Supplemental Consolidated
  Financial Statements......................................   PF-2
Pro Forma Supplemental Consolidated Balance Sheet at
  February 28, 1999.........................................   PF-3
Pro Forma Supplemental Consolidated Statement of Operations
  for the year ended August 31, 1998........................   PF-4
Pro Forma Consolidated Statements of
  Operations -- Acquisitions Closed -- for the year ended
  September 30, 1998........................................   PF-5
Pro Forma Supplemental Consolidated Statement of Operations
  for the six months ended February 28, 1999................   PF-6
Pro Forma Consolidated Statements of
  Operations -- Acquisitions Closed -- for the periods
  indicated.................................................   PF-7
Notes to Unaudited Pro Forma Supplemental Consolidated
  Financial Statements......................................   PF-8

                                 GERALD STEVENS

              INTRODUCTION TO PRO FORMA SUPPLEMENTAL CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following pro forma supplemental consolidated financial statements present the pro forma supplemental consolidated balance sheet at February 28, 1999 and the pro forma supplemental consolidated statements of operations for the fiscal year ended August 31, 1998 and the six months ended February 28, 1999. The pro forma supplemental consolidated financial statements:

     (1) give effect to the significant acquisitions completed or probable of completion by Gerald Stevens and the private placement of common stock completed by Gerald Stevens on October 1, 1998 ("Pro Forma").

     (2) give further effect to the offering contemplated in this prospectus ("Pro Forma, As Adjusted").

     The pro forma supplemental consolidated balance sheet at February 28, 1999 presents the pro forma financial position as if (1) the significant completed and probable post February 28, 1999 acquisitions made by Gerald Stevens and (2) the offering contemplated in this prospectus, had been consummated on February 28, 1999. The pro forma supplemental consolidated statements of operations for the year ended August 31, 1998 and the six months ended February 28, 1999 present the pro forma results of operations as if (1) the significant completed and probable acquisitions made by Gerald Stevens during 1998 and 1999, the private placement and (2) the offering, had been consummated at the beginning of the periods presented.

     The pro forma supplemental consolidated financial statements are based upon available information and certain assumptions considered reasonable by management. The pro forma supplemental consolidated financial statements do not reflect all of the potential cost savings Gerald Stevens may have achieved had the acquisitions taken place at the beginning of the periods presented nor do they reflect the impact of additional corporate overhead costs that would have been incurred had Gerald Stevens Retail been in existence for the entire period presented prior to its inception on May 7, 1998. Accordingly, these statements are not indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

     The pro forma supplemental consolidated financial statements should be read in conjunction with Gerald Stevens' supplemental consolidated financial statements, management's discussion, and other financial information included elsewhere in this Prospectus.

                                 GERALD STEVENS

               PRO FORMA SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                               FEBRUARY 28, 1999
                                   UNAUDITED
                             (DOLLARS IN THOUSANDS)

                                                             ACQUISITIONS CLOSED
                                                     -----------------------------------       PENDING
                                                                                             ACQUISITIONS
                                    GERALD STEVENS                 NATIONAL      EXOTIC/   ----------------    PRO FORMA
                                     SUPPLEMENTAL    PHOEBE'S       FLORA         KUHN     CALYX & COROLLA    ADJUSTMENTS
                                    --------------   --------   --------------   -------   ----------------   -----------
ASSETS
Current assets
 Cash and cash equivalents........     $ 4,768       $    41       $   900       $ 1,244       $ 3,623         $(17,727)(a)
                                                                                                                  9,151(c)
 Accounts receivable, net.........       8,895           257           870           484           173               --
 Other receivables................         574            --            --            --            --               --
 Inventories......................       3,714           178             3           263         1,079               --
 Prepaid and other current
   assets.........................       1,157            10            14            94         1,656               --
 Deferred tax asset, net of
   allowance......................         150            --            --            --           229               --
                                       -------       -------       -------       -------       -------         --------
       Total current assets.......      19,258           486         1,787         2,085         6,760           (8,576)
 Property and equipment, net......       6,933           350           117         2,217         1,311           (2,010)(b)
 Intangible assets, net...........      45,012            --            --           224            --           39,122(a)
                                                                                                                   (406)(b)
 Other assets.....................         341            --            31            72           471               --
                                       -------       -------       -------       -------       -------         --------
          Total assets............     $71,544       $   836       $ 1,935       $ 4,598       $ 8,542         $ 28,130
                                       =======       =======       =======       =======       =======         ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities
 Accounts payable.................     $10,196       $   166       $ 3,934       $   613       $ 1,773         $     --
 Accrued liabilities..............       7,924           103            81           363           156               --
 Deferred revenue.................          --            --            --            --         1,951               --
 Notes payable....................          --            --            --         2,416            --           (2,416)(b)
 Current maturities of long term
   debt...........................          45            21            --            --           113               --
 Other current liabilities........          --            --            --            --           134               --
                                       -------       -------       -------       -------       -------         --------
 Total current liabilities........      18,165           290         4,015         3,392         4,127           (2,416)
 Long term debt...................       1,138            --            --            --           239            9,151(c)
 Other liabilities................         254            --            --            --            --               --
                                       -------       -------       -------       -------       -------         --------
          Total liabilities.......      19,557           290         4,015         3,392         4,366            6,735
                                       -------       -------       -------       -------       -------         --------
Stockholders' equity
 Common stock.....................         346            83            --             1           132             (216)(a)
                                                                                                                     26(a)
 Preferred stock..................          --            --            --            --        11,741          (11,741)(a)
 Additional paid-in capital.......      65,482            60            --         5,219            69           (5,348)(a)
                                                                                                                 25,217(a)
 Media credits....................          --            --            --            --        (2,577)           2,577(a)
 Treasury stock...................      (1,616)         (148)           --            --            --              148(a)
 Retained earnings................     (12,225)          551        (2,080)       (4,014)       (5,189)          10,732(a)
                                       -------       -------       -------       -------       -------         --------
       Total stockholders'
        equity....................      51,987           546        (2,080)        1,206         4,176           21,395
                                       -------       -------       -------       -------       -------         --------
          Total liabilities and
            stockholders'
            equity................     $71,544       $   836       $ 1,935       $ 4,598       $ 8,542         $ 28,130
                                       =======       =======       =======       =======       =======         ========


                                                                    GERALD STEVENS
                                    GERALD STEVENS    OFFERING       PRO FORMA AS
                                      PRO FORMA      ADJUSTMENTS       ADJUSTED
                                    --------------   -----------    --------------
ASSETS
Current assets
 Cash and cash equivalents........     $  2,000       $ 58,816(d)      $ 60,816
 Accounts receivable, net.........       10,679             --           10,679
 Other receivables................          574             --              574
 Inventories......................        5,237             --            5,237
 Prepaid and other current
   assets.........................        2,931             --            2,931
 Deferred tax asset, net of
   allowance......................          379             --              379
                                       --------       --------         --------
       Total current assets.......       21,800         58,816           80,616
 Property and equipment, net......        8,918             --            8,918
 Intangible assets, net...........       83,952             --           83,952
 Other assets.....................          915             --              915
                                       --------       --------         --------
          Total assets............     $115,585       $ 58,816         $174,401
                                       ========       ========         ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities
 Accounts payable.................     $ 16,682       $     --         $ 16,682
 Accrued liabilities..............        8,627             --            8,627
 Deferred revenue.................        1,951             --            1,951
 Notes payable....................           --             --               --
 Current maturities of long term
   debt...........................          179             --              179
 Other current liabilities........          134             --              134
                                       --------       --------         --------
 Total current liabilities........       27,573             --           27,573
 Long term debt...................       10,528        (10,528)(d)           --
 Other liabilities................          254             --              254
                                       --------       --------         --------
          Total liabilities.......       38,355        (10,528)          27,827
                                       --------       --------         --------
Stockholders' equity
 Common stock.....................          372             50(d)           422
 Preferred stock..................           --             --               --
 Additional paid-in capital.......       90,699         69,294(d)       159,993
 Media credits....................           --             --               --
 Treasury stock...................       (1,616)            --           (1,616)
 Retained earnings................      (12,225)            --          (12,225)
                                       --------       --------         --------
       Total stockholders'
        equity....................       77,230         69,344          146,574
                                       --------       --------         --------
          Total liabilities and
            stockholders'
            equity................     $115,585       $ 58,816         $174,401
                                       ========       ========         ========

The accompanying notes are an integral part of these pro forma supplemental consolidated financial statements

                                 GERALD STEVENS

          PRO FORMA SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED AUGUST 31, 1998
                                   UNAUDITED
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                 PENDING                                                GERALD
                                                               ACQUISITION                   GERALD                     STEVENS
                              GERALD STEVENS   ACQUISITIONS      CALYX &       PRO FORMA     STEVENS     OFFERING      PRO FORMA
                               SUPPLEMENTAL       CLOSED         COROLLA      ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                              --------------   ------------   -------------   -----------   ---------   -----------   -----------
Revenue:
  Product sales.............     $    --         $71,671         $18,093        $    --      $89,764      $    --      $ 89,764
  Service & other revenue...      13,391          19,172           1,972             --       34,535           --        34,535
                                 -------         -------         -------        -------      -------      -------      --------
        Total revenue.......      13,391          90,843          20,065             --      124,299           --       124,299
                                 -------         -------         -------        -------      -------      -------      --------
Operating costs and
  expenses:
  Cost of product sales.....          --          32,543           6,034             --       38,577           --        38,577
  Operating expenses........          --          36,097              --         (1,608)(a)   37,081           --        37,081
                                                                                  2,592 (b)
  Selling, general, and
    administrative
    expenses................      16,467          15,312          15,160             --       46,939           --        46,939
                                 -------         -------         -------        -------      -------      -------      --------
  Total operating costs and
    expenses................      16,467          83,952          21,194            984      122,597           --       122,597
                                 -------         -------         -------        -------      -------      -------      --------
        Operating income
          (loss)............      (3,076)          6,891          (1,129)          (984)       1,702           --         1,702
                                 -------         -------         -------        -------      -------      -------      --------
Other
  Interest expense..........         (82)           (586)            (24)          (257)(c)     (949)         949 (f)        --
  Interest income...........         165              96             285             --          546           --           546
  Other income (expense),
    net.....................          43             707               0             --          750           --           750
                                 -------         -------         -------        -------      -------      -------      --------
        Total other.........         126             217             261           (257)         347          949         1,296
                                 -------         -------         -------        -------      -------      -------      --------
        Income (loss) before
          income taxes......      (2,950)          7,108            (868)        (1,241)       2,049          949         2,998
  Provision (benefit) for
    income taxes............        (682)          2,712            (380)          (330)(d)    1,320          380 (d)     1,700
                                 -------         -------         -------        -------      -------      -------      --------
  Net income (loss).........     $(2,268)        $ 4,396         $  (488)       $  (911)     $   729      $   569      $  1,298
                                 =======         =======         =======        =======      =======      =======      ========
  Earnings (loss) per share:
    Basic...................     $ (0.26)                                                    $  0.02                   $   0.03
    Diluted.................     $ (0.26)                                                    $  0.02                   $   0.03
  Weighted average shares
    outstanding:
    Basic...................       8,581                                                      36,249                     41,249
    Diluted.................       8,581                                                      37,285                     42,285

The accompanying notes are an integral part of these pro forma supplemental consolidated financial statements

                                 GERALD STEVENS

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                              ACQUISITIONS CLOSED
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998
                             (DOLLARS IN THOUSANDS)

                        ROYERS     BOESEN     MAPLE     DR. DEL   CACTUS       AGA     EASTERN    MARTINAS   NORTONS    JENNIES
                        -------    -------   -------    -------   -------    -------   -------    --------   --------   --------
Revenue:
 Product sales........  $13,566    $ 4,898   $ 5,980    $3,293    $ 3,972    $10,936   $ 6,356    $  1,662   $  2,151   $  3,697
 Service & other
   revenue............    2,475        522       419       194        825         --       476         179        270        421
                        -------    -------   -------    -------   -------    -------   -------    --------   --------   --------
     Total revenue....   16,041      5,420     6,399     3,487      4,797     10,936     6,832       1,841      2,421      4,118
                        -------    -------   -------    -------   -------    -------   -------    --------   --------   --------
Operating costs and
 expenses:
 Cost of product
   sales..............    4,026      2,133     2,333     1,129      1,410      8,323     2,560         845        839      1,412
 Operating expense....    9,101      2,277     1,936     1,430      2,292        428     3,791         602      1,176      1,743
 Selling, general, and
   administrative
   expenses...........    2,123      1,027     1,795       575        968      1,676       214         286        281      1,028
                        -------    -------   -------    -------   -------    -------   -------    --------   --------   --------
 Total operating costs
   and expenses.......   15,250      5,437     6,064     3,134      4,670     10,427     6,565       1,733      2,296      4,183
                        -------    -------   -------    -------   -------    -------   -------    --------   --------   --------
     Operating income
      (loss)..........      791        (17)      335       353        127        509       267         108        125        (65)
                        -------    -------   -------    -------   -------    -------   -------    --------   --------   --------
Other
 Interest expense.....      (14)       (23)      (10)       --        (20)       (27)      (51)        (72)        (3)       (35)
 Interest income......       42         --        --        --          1         11        --          --         --         --
 Other income
   (expense), net.....       89         --        38        --         --         --       147           5         31        141
                        -------    -------   -------    -------   -------    -------   -------    --------   --------   --------
 Total other..........      117        (23)       28        --        (19)       (16)       96         (67)        28        106
                        -------    -------   -------    -------   -------    -------   -------    --------   --------   --------
     Income (loss)
      before income
      taxes...........      908        (40)      363       353        108        493       363          41        153         41
 Provision (benefit)
   for income taxes...      368(e)     (17)      130(e)    144         43(e)     159       111(e)       --         35         20
                        -------    -------   -------    -------   -------    -------   -------    --------   --------   --------
 Net income (loss)....  $   540    $   (23)  $   233    $  209    $    65    $   334   $   252    $     41   $    118   $     21
                        =======    =======   =======    =======   =======    =======   =======    ========   ========   ========

                                                                          TOTAL
                                               NATIONAL    EXOTIC/     ACQUISITION
                        FALLONS    PHOEBE'S     FLORA        KUHN        CLOSED
                        --------   --------    --------    --------    -----------
Revenue:
 Product sales........  $  2,490   $ 3,750     $     --    $  8,920     $ 71,671
 Service & other
   revenue............       674       427       10,023       2,267       19,172
                        --------   --------    --------    --------     --------
     Total revenue....     3,164     4,177       10,023      11,187       90,843
                        --------   --------    --------    --------     --------
Operating costs and
 expenses:
 Cost of product
   sales..............     1,109     2,422           --       4,002       32,543
 Operating expense....     1,019     1,280        3,622       5,400       36,097
 Selling, general, and
   administrative
   expenses...........       737       291        2,828       1,483       15,312
                        --------   --------    --------    --------     --------
 Total operating costs
   and expenses.......     2,865     3,993        6,450      10,885       83,952
                        --------   --------    --------    --------     --------
     Operating income
      (loss)..........       299       184        3,573         302        6,891
                        --------   --------    --------    --------     --------
Other
 Interest expense.....       (46)       (9)         (67)       (209)        (586)
 Interest income......        --        26           13           3           96
 Other income
   (expense), net.....         1        41           --         214          707
                        --------   --------    --------    --------     --------
 Total other..........       (45)       58          (54)          8          217
                        --------   --------    --------    --------     --------
     Income (loss)
      before income
      taxes...........       254       242        3,519         310        7,108
 Provision (benefit)
   for income taxes...        89        98(e)     1,408(e)      124(e)     2,712
                        --------   --------    --------    --------     --------
 Net income (loss)....  $    165   $   144     $  2,111    $    186     $  4,396
                        ========   ========    ========    ========     ========

The accompanying notes are an integral part of these pro forma supplemental consolidated financial statements

                                 GERALD STEVENS

          PRO FORMA SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED FEBRUARY 28, 1999
                                   UNAUDITED
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                 PENDING                                                GERALD
                                   GERALD                      ACQUISITION                   GERALD                     STEVENS
                                  STEVENS      ACQUISITIONS      CALYX &       PRO FORMA     STEVENS     OFFERING      PRO FORMA
                                SUPPLEMENTAL      CLOSED         COROLLA      ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                ------------   ------------   -------------   -----------   ---------   -----------   -----------
Revenue:
  Product sales...............    $28,373        $11,544         $ 9,283        $    --      $49,200       $ --         $49,200
  Service & other revenue.....     11,622          6,885           1,233             --       19,740         --          19,740
                                  -------        -------         -------        -------      -------       ----         -------
        Total revenue.........     39,995         18,429          10,516             --       68,940         --          68,940
                                  -------        -------         -------        -------      -------       ----         -------
Operating costs and expenses:
  Cost of product sales.......     12,744          5,021           3,365             --       21,130         --          21,130
  Operating expense...........     13,356          6,723              --           (134)(a)   20,897         --          20,897
                                                                                    952(b)
  Selling, general, and
    administrative expenses...     14,260          5,286           8,665             --       28,211         --          28,211
  Merger expense..............      4,051             --              --         (4,051)(g)       --                         --
                                  -------        -------         -------        -------      -------       ----         -------
  Total operating costs and
    expenses..................     44,411         17,030          12,030         (3,233)      70,238         --          70,238
                                  -------        -------         -------        -------      -------       ----         -------
        Operating income
          (loss)..............     (4,416)         1,399          (1,514)         3,233       (1,298)        --          (1,298)
                                  -------        -------         -------        -------      -------       ----         -------
Other
  Interest expense............       (183)          (138)            (20)          (280)(c)     (621)       621(f)           --
  Interest income.............        173             35              99             --          307         --             307
  Other income (expense),
    net.......................         96            695             222             --        1,013         --           1,013
                                  -------        -------         -------        -------      -------       ----         -------
        Total other...........         86            592             301           (280)         699        621           1,320
                                  -------        -------         -------        -------      -------       ----         -------
        Income (loss) before
          income taxes........     (4,330)         1,991          (1,213)         2,953         (599)       621              22
  Provision (benefit) for
    income taxes..............      2,127            953              --         (2,262)(d)      818        248(d)        1,066
                                  -------        -------         -------        -------      -------       ----         -------
  Net income (loss)...........    $(6,457)       $ 1,038         $(1,213)       $ 5,215      $(1,417)      $373         $(1,044)
                                  =======        =======         =======        =======      =======       ====         =======
  Earnings (loss) per share:
    Basic.....................    $ (0.21)                                                   $  (.04)                   $ (0.03)
    Diluted...................    $ (0.21)                                                   $  (.04)                   $ (0.03)
  Weighted average shares
    outstanding:
    Basic.....................     31,198                                                     36,249                     41,249
    Diluted...................     31,198                                                     36,249                     41,249

The accompanying notes are an integral part of these pro forma supplemental consolidated financial statements

                                 GERALD STEVENS

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                              ACQUISITIONS CLOSED
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                   FOR THE PERIOD FROM SEPTEMBER 1, 1998 TO ACQUISITION DATE
                       ----------------------------------------------------------------------------------
                       ROYERS     BOESEN     MAPLE     DR. DEL   CACTUS       AGA     EASTERN    MARTINAS
                       -------    -------   -------    -------   -------    -------   -------    --------
Revenue:
 Product sales.......  $   909    $   337   $   375    $  241    $   272    $   586   $   453    $    114
 Service & other
   revenue...........      117         35        27        15         53          1        31          13
                       -------    -------   -------    -------   -------    -------   -------    --------
     Total revenue...    1,026        372       402       256        325        587       484         127
                       -------    -------   -------    -------   -------    -------   -------    --------
Operating costs and
 expenses:
 Cost of product
   sales.............      335        120       142        91         81        456       185          51
 Operating expense...    1,009        182       252       121        218        118       288          35
 Selling, general,
   and administrative
   expenses..........      223         40        40        51         66         49        41          45
                       -------    -------   -------    -------   -------    -------   -------    --------
 Total operating
   costs and
   expenses..........    1,567        342       434       263        365        623       514         131
                       -------    -------   -------    -------   -------    -------   -------    --------
     Operating income
      (loss).........     (541)        30       (32)       (7)       (40)       (36)      (30)         (4)
                       -------    -------   -------    -------   -------    -------   -------    --------
Other
 Interest expense....       (2)        (2)       --        (1)        --         --        (5)         --
 Interest income.....        6         --        --        --         --         --         4          --
 Other income
   (expense), net....       14         --       (10)       --         --         --       180          --
                       -------    -------   -------    -------   -------    -------   -------    --------
 Total other.........       18         (2)      (10)       (1)        --         --       179          --
                       -------    -------   -------    -------   -------    -------   -------    --------
     Income (loss)
      before income
      taxes..........     (523)        28       (42)       (8)       (40)       (36)      149          (4)
 Provision (benefit)
   for income
   taxes.............     (132)(e)      11        4(e)     35         --(e)      --        43(e)       --
                       -------    -------   -------    -------   -------    -------   -------    --------
 Net income (loss)...  $  (391)   $    17   $   (46)   $  (43)   $   (40)   $   (36)  $   106    $     (4)
                       =======    =======   =======    =======   =======    =======   =======    ========

                                                                                    FOR THE SIX MONTH PERIODS ENDED
                                                                                  ------------------------------------
                                                                                                          FEBRUARY 28,
                                    FOR THE PERIOD FROM SEPTEMBER 1, 1998            MARCH 31, 1999           1999
                                             TO ACQUISITION DATE                 ---------------------    ------------
                                    -------------------------------------                     EXOTIC/       NATIONAL
                                     NORTONS      JENNIES       FALLONS           PHOEBE'S      KUHN         FLORA
                                    --------      --------      --------          --------    --------    ------------
Revenue:
 Product sales.......               $    113      $  1,053      $    220          $ 1,942     $  4,929      $     --
 Service & other
   revenue...........                     18           151            41              237        1,203         4,943
                                    --------      --------      --------          --------    --------      --------
     Total revenue...                    131         1,204           261            2,179        6,132         4,943
                                    --------      --------      --------          --------    --------      --------
Operating costs and
 expenses:
 Cost of product
   sales.............                     47           383           114              812        2,204            --
 Operating expense...                     79           639           106              680        2,996            --
 Selling, general,
   and administrative
   expenses..........                     29           205            35              451          583         3,428
                                    --------      --------      --------          --------    --------      --------
 Total operating
   costs and
   expenses..........                    155         1,227           255            1,943        5,783         3,428
                                    --------      --------      --------          --------    --------      --------
     Operating income
      (loss).........                    (24)          (23)            6              236          349         1,515
                                    --------      --------      --------          --------    --------      --------
Other
 Interest expense....                     (2)          (23)           (3)              (4)         (86)          (10)
 Interest income.....                     --            --            --               14            6             5
 Other income
   (expense), net....                      3            33            --               28           30           417
                                    --------      --------      --------          --------    --------      --------
 Total other.........                      1            10            (3)              38          (50)          412
                                    --------      --------      --------          --------    --------      --------
     Income (loss)
      before income
      taxes..........                    (23)          (13)            3              274          299         1,927
 Provision (benefit)
   for income
   taxes.............                     --            (9)           --              110(e)       120(e)        771(e)
                                    --------      --------      --------          --------    --------      --------
 Net income (loss)...               $    (23)     $     (4)     $      3          $   164     $    179      $  1,156
                                    ========      ========      ========          ========    ========      ========





















                          TOTAL
                       ACQUISITIONS
                          CLOSED
                       ------------
Revenue:
 Product sales.......    $ 11,544
 Service & other
   revenue...........       6,885
                         --------
     Total revenue...      18,429
                         --------
Operating costs and
 expenses:
 Cost of product
   sales.............       5,021
 Operating expense...       6,723
 Selling, general,
   and administrative
   expenses..........       5,286
                         --------
 Total operating
   costs and
   expenses..........      17,030
                         --------
     Operating income
      (loss).........       1,399
                         --------
Other
 Interest expense....        (138)
 Interest income.....          35
 Other income
   (expense), net....         695
                         --------
 Total other.........         592
                         --------
     Income (loss)
      before income
      taxes..........       1,991
 Provision (benefit)
   for income
   taxes.............         953
                         --------
 Net income (loss)...    $  1,038
                         ========

The accompanying notes are an integral part of these pro forma supplemental consolidated financial statements

                                 GERALD STEVENS

                   NOTES TO UNAUDITED PRO FORMA SUPPLEMENTAL
                       CONSOLIDATED FINANCIAL STATEMENTS

1. HISTORICAL FINANCIAL STATEMENTS

     The supplemental historical financial data presented in these pro forma supplemental consolidated financial statements represents the consolidated financial position of Gerald Stevens and subsidiaries at February 28, 1999 and their results of operations for the year ended August 31, 1998 and the six months ended February 28, 1999 restated to give effect to the merger with Gerald Stevens Retail. The historical balance sheet data presented for the post February 28, 1999 acquisitions of Gerald Stevens represents the financial position of each acquired business at March 31, 1999 except that the financial position of National Flora is presented at February 28, 1999. Acquisitions closed through February 28, 1999 are included in Gerald Stevens' historical supplemental consolidated balance sheet at February 28, 1999. The results of operations for the year ended August 31, 1998 include the results of the acquisitions of Gerald Stevens for the year ended September 30, 1998, except that the results of Arizona Wholesale Floral, Inc. ("Cactus") are for the year ended August 31, 1998, while the results of J.J. Fallon Company, Inc. and Calyx & Corolla are presented for the year ended June 30, 1998. The results of operations for the six months ended February 28, 1999 include the results of the acquisitions of Gerald Stevens from September 1, 1998 to acquisition date with the exception of Phoebe's, The Exotic Gardens, Inc./Kuhn Flowers, Inc. and Calyx & Corolla which are presented for the six months ended March 31, 1999 and National Flora which is presented for the six months ended February 28, 1999.

2. GERALD STEVENS ACQUISITIONS

     During the period from October 1, 1998 to February 28, 1999, Gerald Stevens completed the acquisition of seventeen retail florist businesses, one internet based order generation business, and also acquired AGA Flowers, Inc. ("AGA"), a floral import business. Based upon insignificance, the pre-acquisition results of operations of seven of the seventeen retail florist businesses and the internet based order generation business acquired by Gerald Stevens have not been included in the pro forma supplemental consolidated financial statements. During the period from February 28, 1999 to May 10, 1999, Gerald Stevens acquired or entered into probable agreements to acquire six retail florist businesses and a small order generation business and also acquired National Flora, a floral order generator. Based upon insignificance, the pre-acquisition results of operations of four of these retail florist businesses and the small order generation business have not been included in the pro forma supplemental consolidated financial statements. During May 1999, Gerald Stevens entered into an agreement to acquire Calyx & Corolla, a floral catalog and internet business. The acquisition is considered probable by the Company and is expected to be consummated in June 1999. All acquired businesses have been accounted for in the pro forma consolidated financial statements using the purchase method of accounting. The pro forma supplemental consolidated financial statements reflect Gerald Stevens preliminary allocations of purchase prices, which will be subject to further adjustments as Gerald Stevens finalizes the allocations of purchase prices in accordance with generally accepted accounting principles.

                                 GERALD STEVENS

                   NOTES TO UNAUDITED PRO FORMA SUPPLEMENTAL
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the acquisitions of Gerald Stevens which were included in the pro forma consolidated financial statements on a pro forma basis:

                                      ACQUISITION                   TANGIBLE   INTANGIBLE
                                         DATE       CONSIDERATION    ASSETS      ASSETS     LIABILITIES
                                      -----------   -------------   --------   ----------   -----------
                                                           (DOLLARS IN THOUSANDS)
Flower Franchising, Inc.
  ("Royers")........................    10/1/98        $11,158      $ 4,797     $ 7,483       $ 1,122
Boesen the Florist, Inc.
  ("Boesen")........................    10/1/98          5,150        1,619       4,131           600
Maple Lee Flowers, Inc. and Maple
  Lee Farm 'N' Garden Center, Ltd.
  ("Maple").........................    10/1/98          4,698        1,387       4,310           999
Dr.Delphinium Designs, Inc. ("Dr.
  Del").............................    10/1/98          3,103          545       2,894           337
Arizona Wholesale Floral, Inc.
  ("Cactus")........................    10/1/98          3,000          542       3,217           759
AGA Flowers, Inc. ("AGA")...........    10/1/98          2,935        1,263       2,333           661
Eastern Floral & Gift Shop, Inc.
  ("Eastern").......................    10/1/98          2,924        2,043       1,839           958
Martina's Flowers & Gifts, Inc.
  ("Martinas")......................    10/1/98          1,948          366       1,909           327
Norton Group, Inc. & Subsidiaries
  ("Nortons").......................    10/1/98          1,566          532       1,229           195
J.J. Fallon Company, Inc.
  ("Fallons").......................    10/1/98          1,917          625       1,483           191
Jennie's Flower Shop, Inc.
  ("Jennies").......................    12/7/98          3,575          531       3,343           299
National Flora......................     3/3/99         19,727        1,935      21,807         4,015
Phoebe's............................    3/31/99          2,817          836       2,271           290
The Exotic Gardens, Inc. and Kuhn
  Flowers, Inc. ("Exotic/Kuhn").....    4/30/99          6,200        2,588       4,588           976
Calyx & Corolla.....................    Pending         14,225        8,542      10,049         4,366
                                                       -------      -------     -------       -------
Total Gerald Stevens Acquisitions...                   $84,943      $28,151     $72,886       $16,095
                                                       =======      =======     =======       =======

     The purchase agreements for Eastern and Cactus provide that additional consideration will be paid to the sellers contingent upon the occurrence of certain specified future events. Since the outcome of these contingencies is not presently determinable, no consideration has been recorded. Gerald Stevens management believes that the amount of any contingent consideration determined to be payable in the future will not be material.

3. PRO FORMA ADJUSTMENTS

  BALANCE SHEET

a. Represents preliminary adjustments to record the post February 28, 1999 acquisitions of Gerald Stevens, including: (i) the consideration paid by Gerald Stevens in connection with such acquisitions, including repayment of assumed debt and liabilities, (ii) the elimination of the historical stockholders' equity account balances of these acquired businesses and (iii) the allocation of excess purchase prices over individual assigned values to goodwill.

b. To adjust for real estate assets not acquired and related debt not assumed in connection with Gerald Stevens acquisition of Exotic/Kuhn.

                                 GERALD STEVENS

                   NOTES TO UNAUDITED PRO FORMA SUPPLEMENTAL
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

c. Represents borrowings under Gerald Stevens Retail's revolving credit facility related to its post February 28, 1999 acquisitions.

d. Assumes an offering of 5 million shares at an estimated price of $15 per share, less underwriting fees and miscellaneous costs. Assumes further that pro forma debt related to acquisitions is retired.

  STATEMENTS OF OPERATIONS

a. Adjustment to reduce historical pre-acquisition compensation and benefits of certain former owners and executives of the Gerald Stevens Acquisitions to amounts consistent with employment arrangements entered into with these individuals.

b. Adjustment to recognize the amortization of goodwill resulting from the Gerald Stevens retail florists and AGA acquisitions using an estimated life of 40 years, and its acquisitions of National Flora and Calyx and Corolla using an estimated life of 20 years. Management believes that 40 years and 20 years, respectively, are reasonable lives for goodwill in light of the characteristics present in the floral industry such as the significant number of years that the industry has been in existence, recent industry growth and consumer trends in purchasing flowers for many different occasions, and the long-term need for the timely design and delivery of floral arrangements by local florists. In addition, Gerald Stevens has focused on acquiring well established companies that have been in existence for many years.

c. To record interest on borrowings related to acquisitions under Gerald Stevens Retail's revolving credit facility, net of interest reductions related to debt not assumed or paid off at date of acquisition. Based upon current market rates, an incremental borrowing rate of 8% was used to determine interest on the amounts borrowed under the credit facility. A change of one-eighth of a percent would result in a $11 thousand increase or reduction in the pro forma adjustment to annual interest expense.

d. To adjust income taxes based on normalized rates in effect during the period as if the entities had filed a consolidated tax return for the period presented.

e. To record pro forma provision for income taxes for entities which were S corporations during the year ended August 31, 1998, assuming an effective rate of 40%.

f. Represents the elimination of interest expense due to the retirement of debt with a portion of the proceeds from the contemplated offering.

g. To eliminate non-recurring merger expenses, including investment banking, legal, and accounting costs.

                                 GERALD STEVENS

                   NOTES TO UNAUDITED PRO FORMA SUPPLEMENTAL
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. PRO FORMA SUPPLEMENTAL DILUTED AND BASIC EARNINGS PER SHARE

     Pro forma supplemental diluted and basic earnings per share are calculated based on the weighted average shares outstanding during the year ended August 31, 1998 and the six months ended February 28, 1999, and gives effect to the shares issued for acquisitions, in the private placement and in the contemplated offering as if these shares were outstanding at the beginning of the year, excluding shares issued in connection with the acquisition of insignificant businesses. The shares used to calculate pro forma diluted and basic earnings per share are as follows:

                                                                                   SIX MONTHS ENDED
                                                  YEAR ENDED AUGUST 31, 1998       FEBRUARY 28, 1999
                                                  ---------------------------   -----------------------
                                                    DILUTED         BASIC        DILUTED       BASIC
                                                  ------------   ------------   ----------   ----------
Average Shares Outstanding......................   41,249,194     41,249,194    41,249,194   41,249,194
Common Stock Equivalents........................    1,035,824             --            --           --
                                                   ----------     ----------    ----------   ----------
                                                   42,285,018     41,249,194    41,249,194   41,249,194
                                                   ==========     ==========    ==========   ==========

             GERALD STEVENS, FORMERLY FLORAFAX INTERNATIONAL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
REGISTRANT
Reports of Independent Certified Public Accountants.........    F-2
Supplemental Consolidated Balance Sheets as of February 28,
  1999 (unaudited) and August 31, 1998 and 1997.............    F-4
Supplemental Consolidated Statements of Operations for the
  six month periods ended February 28, 1999 and 1998
  (unaudited), and the years ended August 31, 1998, 1997 and
  1996......................................................    F-5
Supplemental Consolidated Statements of Stockholders' Equity
  for the six months ended February 28, 1999 (unaudited) and for the years ended August 31, 1998, 1997 and
  1996......................................................    F-6
Supplemental Consolidated Statements of Cash Flows for the
  six month periods ended February 28, 1999 and 1998
  (unaudited), and the years ended August 31, 1998, 1997 and
  1996......................................................    F-7
Notes to Supplemental Consolidated Financial Statements.....    F-8

GERALD STEVENS RETAIL, INC., FORMERLY GERALD STEVENS, INC.
Report of Independent Certified Public Accountants..........   F-27
Balance Sheets as of March 31, 1999 (unaudited) and
  September 30, 1998........................................   F-28
Statements of Operations for the six months ended March 31,
  1999 (unaudited) and for the period from inception (May 7,
  1998) to September 30, 1998...............................   F-29
Statements of Stockholders' Equity for the six months ended
  March 31, 1999 (unaudited) and for the period from
  inception (May 7, 1998) to September 30, 1998.............   F-30
Statements of Cash Flows for the six months ended March 31,
  1999 (unaudited) and for the period from inception (May 7,
  1998) to September 30, 1998...............................   F-31
Notes to Financial Statements...............................   F-32

THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.
Report of Independent Certified Public Accountants..........   F-42
Combined Balance Sheets as of March 31, 1999 (unaudited) and
  September 30, 1998 and 1997...............................   F-43
Combined Statements of Operations for the six month periods
  ended March 31, 1999 and 1998 (unaudited), and the years
  ended September 30, 1998 and 1997.........................   F-44
Combined Statements of Stockholders' Equity for the six
  months ended March 31, 1999 (unaudited) and for the years
  ended September 30, 1998 and 1997.........................   F-45
Combined Statements of Cash Flows for the six month periods
  ended March 31, 1999 and 1998 (unaudited), and the years
  ended September 30, 1998 and 1997.........................   F-46
Notes to Financial Statements...............................   F-47

CALYX AND COROLLA, INC.
Independent Auditors' Report................................   F-52
Balance Sheets as of March 31, 1999 (unaudited), June 30,
  1998 and 1997.............................................   F-53
Statements of Operations for the nine months ended March 31,
  1999 and 1998 (unaudited) and for the years ended June 30,
  1998 and 1997.............................................   F-54
Statements of Shareholders' Equity for the nine months ended
  March 31, 1999 (unaudited) and for the years ended June
  30, 1998 and 1997.........................................   F-55
Statements of Cash Flows for the nine months ended March 31,
  1999 and 1998 (unaudited) and for the years ended June 30,
  1998 and 1997.............................................   F-56
Notes to Financial Statements...............................   F-57

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Gerald Stevens, Inc. (formerly Florafax International, Inc.):

     We have audited the balance sheet of Gerald Stevens Retail, Inc. (formerly Gerald Stevens, Inc.) (a Delaware corporation) as of August 31, 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (May 7, 1998) to August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gerald Stevens Retail, Inc. as of August 31, 1998, and the results of its operations and its cash flows for the period from inception (May 7, 1998) to August 31, 1998 in conformity with generally accepted accounting principles.

     We have also audited the accompanying supplemental consolidated balance sheet of Gerald Stevens, Inc. (formerly Florafax International, Inc.) and subsidiaries as of August 31, 1998, and the related supplemental consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. The supplemental consolidated financial statements give retroactive effect to the merger with Gerald Stevens Retail, Inc. on April 30, 1999, which has been accounting for as a pooling of interests as described in
Note 1. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gerald Stevens, Inc. and subsidiaries as of August 31, 1998 and the results of their operations and their cash flows for the year then ended, after giving retroactive effect to the merger with Gerald Stevens Retail, Inc. as described in Note 1, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Miami, Florida,
  May 13, 1999.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders of
Gerald Stevens, Inc.
(Formerly Florafax International, Inc.)

     We have audited the supplemental consolidated balance sheets of Gerald Stevens, Inc. (formerly Florafax International, Inc. and formed as a result of the combination of Gerald Stevens, Inc. and Florafax International, Inc.) as of August 31, 1997 and the related supplemental consolidated statements of operations, stockholder's equity, and cash flows for each of the two years in the period ended August 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of Gerald Stevens, Inc. and Florafax International, Inc. on April 30, 1999, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Gerald Stevens, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gerald Stevens, Inc. (formerly known as Florafax International, Inc.) at August 31, 1997, and the consolidated results of its operations and its cash flows for each of the two years in the period August 31, 1997, after giving retroactive effect to the merger of Gerald Stevens, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Tampa, Florida
October 8, 1998

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    AUGUST 31,
                                                              FEBRUARY 28,   ------------------------
                                                                  1999           1998          1997
                                                              ------------   -------------   --------
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                     $  4,768        $ 7,148      $ 4,267
  Accounts receivable, net of allowance for doubtful
    accounts of $1,010 (unaudited), $482 and $509 at
    February 28, 1999, August 31, 1998, and August 31, 1997,
    respectively............................................       8,895          1,421        1,317
  Other receivables.........................................         574            371          437
  Inventories...............................................       3,714             --           --
  Subscription receivable...................................          --          4,183           --
  Deferred tax asset, net of allowance......................         150            775          264
  Prepaid and other current assets..........................       1,157            165           40
                                                                --------        -------      -------
        Total current assets................................      19,258         14,063        6,325
                                                                --------        -------      -------
PROPERTY AND EQUIPMENT, net.................................       6,933          2,046          943
                                                                --------        -------      -------
OTHER ASSETS:
  Intangible assets, net....................................      45,012          3,791        2,090
                                                                --------        -------      -------
  Deferred tax asset, net of allowance......................          --          1,407        1,236
  Other.....................................................         341             28           --
                                                                --------        -------      -------
        Total other assets..................................      45,353          5,226        3,326
                                                                --------        -------      -------
        Total assets........................................    $ 71,544        $21,335      $10,594
                                                                ========        =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $     45        $    80      $    --
  Accounts payable..........................................      10,196          4,336        3,754
  Accrued expenses..........................................       7,924          2,099        1,455
                                                                --------        -------      -------
        Total current liabilities...........................      18,165          6,515        5,209
LONG-TERM DEBT, LESS CURRENT MATURITIES.....................       1,138          2,018           80
OTHER.......................................................         254             52           52
                                                                --------        -------      -------
        Total liabilities...................................      19,557          8,585        5,341
                                                                --------        -------      -------
COMMITMENTS AND CONTINGENCIES
  (Notes 6 and 12)
STOCKHOLDERS' EQUITY:
  Preferred stock, $10 par value, 600,000 shares authorized,
    none issued.............................................          --             --           --
  Common stock $0.01 par value, 250,000,000 shares
    authorized, 34,581,500 (unaudited), 21,954,483, and
    8,253,004 shares issued and outstanding as of February
    28, 1999, August 31, 1998, and August 31, 1997,
    respectively............................................         346            220           83
  Additional paid-in capital................................      65,482         19,914       10,108
  Accumulated deficit.......................................     (12,225)        (5,768)      (3,500)
  Treasury stock, at cost, 519,975 (unaudited), 519,975 and
    480,975 shares at February 28, 1999, August 31, 1998,
    and August 31, 1997, respectively.......................      (1,616)        (1,616)      (1,438)
                                                                --------        -------      -------
        Total stockholders' equity..........................      51,987         12,750        5,253
                                                                --------        -------      -------
        Total liabilities and stockholders' equity..........    $ 71,544        $21,335      $10,594
                                                                ========        =======      =======

 The accompanying notes are an integral part of these supplemental consolidated balance sheets.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                SIX MONTHS ENDED
                                                  FEBRUARY 28,           YEAR ENDED AUGUST 31,
                                                -----------------   --------------------------------
                                                 1999      1998         1998         1997     1996
                                                -------   -------   -------------   ------   -------
                                                   (UNAUDITED)
REVENUE:
  Product sales, net..........................  $28,373   $    --      $    --      $   --   $    --
  Service and other revenue...................   11,622     8,194       13,391      11,609    10,299
                                                -------   -------      -------      ------   -------
                                                 39,995     8,194       13,391      11,609    10,299
                                                -------   -------      -------      ------   -------
OPERATING COSTS AND EXPENSES:
  Cost of product sales.......................   12,744        --           --          --        --
  Operating...................................   13,356        --           --          --        --
  Selling, general and administrative.........   14,260     7,133       12,972       9,691     8,737
  Contract modification charge................       --        --        3,495          --        --
  Merger expenses.............................    4,051        --           --          --        --
                                                -------   -------      -------      ------   -------
                                                 44,411     7,133       16,467       9,691     8,737
                                                -------   -------      -------      ------   -------
          Operating income (loss).............   (4,416)    1,061       (3,076)      1,918     1,562
                                                -------   -------      -------      ------   -------
OTHER INCOME (EXPENSE):
  Interest expense............................     (183)       (3)         (82)         (6)     (361)
  Interest income.............................      173        76          165         183       115
  Other.......................................       96         8           43         819         1
                                                -------   -------      -------      ------   -------
                                                     86        81          126         996      (245)
                                                -------   -------      -------      ------   -------
          Income (loss) before income taxes...   (4,330)    1,142       (2,950)      2,914     1,317
PROVISION (BENEFIT) FOR INCOME TAXES..........    2,127       424         (682)       (519)     (817)
                                                -------   -------      -------      ------   -------
          Income (loss) before extraordinary
            item..............................   (6,457)      718       (2,268)      3,433     2,134
EXTRAORDINARY ITEM, net of income taxes.......       --        --           --          --       128
                                                -------   -------      -------      ------   -------
     Net income (loss)........................  $(6,457)  $   718      $(2,268)     $3,433   $ 2,262
                                                =======   =======      =======      ======   =======
BASIC EARNINGS (LOSS) PER SHARE
  Income (loss) before extraordinary item.....  $ (0.21)  $  0.09      $ (0.26)     $ 0.43   $  0.36
  Extraordinary item..........................       --        --           --          --      0.02
                                                -------   -------      -------      ------   -------
          Net income (loss)...................  $ (0.21)  $  0.09      $ (0.26)     $ 0.43   $  0.38
                                                =======   =======      =======      ======   =======
DILUTED EARNINGS (LOSS) PER SHARE:
  Income (loss) before extraordinary item.....  $ (0.21)  $  0.08      $ (0.26)     $ 0.39   $  0.33
  Extraordinary item..........................       --        --           --          --      0.02
                                                -------   -------      -------      ------   -------
          Net income (loss)...................  $ (0.21)  $  0.08      $ (0.26)     $ 0.39   $  0.35
                                                =======   =======      =======      ======   =======
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING:
     Basic....................................   31,198     7,677        8,581       8,076     5,988
     Diluted..................................   31,198     8,714        8,581       8,715     6,375

 The accompanying notes are an integral part of these supplemental consolidated statements.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                          COMMON STOCK
                                                        -----------------   ADDITIONAL
                                                                     PAR     PAID-IN     ACCUMULATED   TREASURY
                                                         SHARES     VALUE    CAPITAL       DEFICIT      STOCK      TOTAL
                                                        ---------   -----   ----------   -----------   --------   -------
BALANCE, August 31, 1995..............................    5,794     $ 58     $ 7,381      $ (9,195)    $    --    $(1,756)
  Sale of common stock, net...........................      368        4          41            --          --         45
  Issuance of warrants................................       --       --          97            --          --         97
  Conversion of debt..................................    2,071       21       2,568            --          --      2,589
  Net income..........................................       --       --          --         2,262          --      2,262
                                                         ------     ----     -------      --------     -------    -------
BALANCE, August 31, 1996..............................    8,233       83      10,087        (6,933)         --      3,237
  Sale of common stock, net...........................       20       --          21            --          --         21
  Purchase of treasury stock..........................       --       --          --            --      (1,438)    (1,438)
  Net income..........................................       --       --          --         3,433          --      3,433
                                                         ------     ----     -------      --------     -------    -------
BALANCE, August 31, 1997..............................    8,253       83      10,108        (3,500)     (1,438)     5,253
  Sale of common stock, net...........................   13,059      131       9,236            --          --      9,367
  Common stock issued in acquisitions.................      642        6         494            --          --        500
  Purchase of treasury stock..........................       --       --          --            --        (178)      (178)
  Compensation expense under stock option plan........       --       --          76            --          --         76
  Net loss............................................       --       --          --        (2,268)         --     (2,268)
                                                         ------     ----     -------      --------     -------    -------
BALANCE, August 31, 1998..............................   21,954      220      19,914        (5,768)     (1,616)    12,750
  Sale of common stock, net...........................    6,442       64      21,277            --          --     21,341
  Common stock issued in acquisitions (unaudited).....    6,186       62      22,918            --          --     22,980
  Compensation expense under stock option plan
    (unaudited).......................................       --       --       1,373            --          --      1,373
  Net loss (unaudited)................................       --       --          --        (6,457)         --     (6,457)
                                                         ------     ----     -------      --------     -------    -------
BALANCE, February 28, 1999 (unaudited)................   34,582     $346     $65,482      $(12,225)    $(1,616)   $51,987
                                                         ======     ====     =======      ========     =======    =======

 The accompanying notes are an integral part of these supplemental consolidated statements.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 SIX MONTHS
                                                                    ENDED
                                                                FEBRUARY 28,            YEAR ENDED AUGUST 31,
                                                              -----------------   ---------------------------------
                                                               1999      1998         1998         1997      1996
                                                              -------   -------   -------------   -------   -------
                                                                 (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $(6,457)  $   718      $(2,268)     $ 3,433   $ 2,262
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities --
    Extraordinary gain from forgiveness of debt.............       --        --           --           --      (128)
    Deferred income tax expense (benefit)...................       25       364         (682)        (637)     (863)
    Depreciation and amortization...........................    1,078       120          882          261       488
    Compensation expense under stock option plan............    1,373        --           76           --        --
    Provision for doubtful accounts.........................       76        86          127          170       210
    Changes in operating assets and liabilities:
      Accounts receivable...................................   (3,868)   (1,279)        (115)        (323)     (647)
      Inventories...........................................      219        --           --           --        --
      Prepaid and other current assets......................      213      (254)        (649)          14       (23)
      Other assets..........................................    1,908        31          262           84        --
      Accounts payable......................................    1,985     1,921          582         (159)      378
      Accrued expenses......................................    2,920       (40)         644          249       165
      Other long-term liabilities...........................       43         7           --           (1)       (6)
                                                              -------   -------      -------      -------   -------
        Net cash provided by (used in) operating
          activities........................................     (485)    1,674       (1,141)       3,091     1,836
                                                              -------   -------      -------      -------   -------
CASH FLOW FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (1,359)   (1,171)      (1,382)        (844)     (190)
  Collection of amounts due from former owners of subsidiary
    acquired................................................    1,300        --           --           --        --
  Advance to company subsequently acquired..................     (113)       --           --           --        --
  Payments for acquisitions, net of cash acquired...........  (25,638)       --       (1,500)          --        --
  Investment in common stock................................       --      (100)        (100)          --       500
                                                              -------   -------      -------      -------   -------
        Net cash provided by (used in) investing
          activities........................................  (25,810)   (1,271)      (2,982)        (844)      310
                                                              -------   -------      -------      -------   -------
CASH FLOW FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt..................       --        --        2,500           --     2,500
  Proceeds from issuance of common stock, net...............   25,523        12        5,184           21        45
  Purchase of treasury stock................................       --      (178)        (178)      (1,438)       --
  Payments on long-term debt................................   (1,304)       --         (482)        (333)   (2,959)
  Payment of commitment fee on credit facility..............     (304)       --          (20)          --        --
  Proceeds from credit facility.............................   16,900        --           --           --        --
  Payment of credit facility................................  (16,900)       --           --           --        --
                                                              -------   -------      -------      -------   -------
        Net cash provided by (used in) financing
          activities........................................   23,915      (166)       7,004       (1,750)     (414)
                                                              -------   -------      -------      -------   -------
        Net increase (decrease) in cash and cash
          equivalents.......................................   (2,380)      237        2,881          497     1,732
CASH AND CASH EQUIVALENTS, beginning of period..............    7,148     4,267        4,267        3,770     2,038
                                                              -------   -------      -------      -------   -------
CASH AND CASH EQUIVALENTS, end of period....................  $ 4,768   $ 4,504      $ 7,148      $ 4,267   $ 3,770
                                                              =======   =======      =======      =======   =======
SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:
    Cash paid during the period for interest................  $    74   $    --      $    53      $     1   $   317
                                                              =======   =======      =======      =======   =======
    Cash paid during the period for income taxes............  $   320   $    60      $    82      $    52   $    --
                                                              =======   =======      =======      =======   =======
SUPPLEMENTAL DISCLOSURE OF
  NONCASH FINANCING ACTIVITIES
    Issuance of common stock for acquisitions...............  $22,980   $    --      $   437      $    --   $    --
                                                              =======   =======      =======      =======   =======
    Subscription receivable.................................  $ 4,183   $    --      $(4,183)     $    --   $    --
                                                              =======   =======      =======      =======   =======

 The accompanying notes are an integral part of these supplemental consolidated statements.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
             THE SIX MONTHS ENDED FEBRUARY 28, 1999 ARE UNAUDITED)

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Operations

     Gerald Stevens, Inc. ("Gerald Stevens") formerly Florafax International, Inc., a Delaware corporation, has historically been engaged in the flowers-by-wire business of generating floral orders and providing floral order placement services to retail florists throughout the United States and credit and charge card processing for third parties.

     On April 30, 1999, Gerald Stevens completed a merger with Gerald Stevens Retail, Inc. ("Gerald Stevens Retail") which was formerly known as Gerald Stevens, Inc. Gerald Stevens Retail was formed on May 7, 1998 and through September 30, 1998 was in the development stage, had no revenue and all of its efforts were directed to developing a business strategy, raising capital and acquiring leading retail flower shops and other floral related businesses. On October 1, 1998, Gerald Stevens Retail commenced its operations upon the completion of its acquisition of ten operating flower businesses and, as a result, emerged from the development stage. Under the terms of the merger agreement, based on an exchange formula, Gerald Stevens issued 28.1 million shares of its common stock for all of Gerald Stevens Retail's common stock outstanding. The merger was accounted for under the pooling of interests method of accounting. The accompanying Supplemental Consolidated Financial Statements give retroactive effect to the merger. Gerald Stevens' fiscal year end is August 31.

     Details of the results of operations of Gerald Stevens and Gerald Stevens Retail for the periods before the pooling of interest combination was consummated are as follows:

                                                               1998
                                                              -------
Revenue:
  Gerald Stevens, as previously reported....................  $13,391
  Gerald Stevens Retail.....................................       --
                                                              -------
                                                              $13,391
                                                              =======
Net loss:
  Gerald Stevens, as previously reported....................  $  (623)
  Gerald Stevens Retail.....................................   (1,645)
                                                              -------
                                                              $(2,268)
                                                              =======

  Interim Financial Statements

     In the opinion of management, the accompanying unaudited interim supplemental consolidated financial statements of Gerald Stevens contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of Gerald Stevens as of February 28, 1999, and the results of its operations and its cash flows for the six months ended February 28, 1999 and 1998. The results of operations and cash flows for the six months ended February 28, 1999 are not necessarily indicative of the results of operations or cash flows which may be reported for fiscal year 1999.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Gerald Stevens and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Cash and Cash Equivalents

     Gerald Stevens considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of August 31, 1998 and 1997, cash and cash equivalents included $6,870 and $3,865, respectively, of interest bearing cash. Also included in cash and cash equivalents as of August 31, 1998 and 1997, are $106 and $97, respectively, of restricted cash relating to Gerald Stevens' credit card processing agreement with its sponsoring bank.

  Revenue Recognition

     Gerald Stevens' revenue consists of product sales and service and other revenues. Product sales revenue are recognized at the time of delivery acceptance of products by the customer. Service and other revenue consists of floral order processing, member dues and fees, directory and advertising fees and charge card processing.

     Floral Order Processing -- Floral order processing revenues consist of orders placed through Gerald Stevens' order center, which are recorded at the time the order is placed which coincides with delivery, and orders sent between Gerald Stevens' member florists, which are recorded upon receipt of the reporting document, prepared by the delivering florist, that confirms delivery.

     Member dues and fees and directory and advertising fees -- At the time a florist applies for membership they are billed a non-refundable account set up fee. The account set up fee is ninety-nine dollars, and is recognized as revenue at the time the florist is accepted as a member to offset costs incurred. Once a florist has been accepted as a member, they are billed dues and advertising fees on a monthly basis, and those billings are recognized as income at that time. Monthly dues and advertising fees are billed at different rates and amounts, depending on the location of the florist and the size of the advertisement placed by the florist. The benefits of membership include the ability to send and receive orders to and from other members, receive orders generated by Gerald Stevens via fax or telephone, the ability to send gift baskets anywhere in the country, and certain other benefits. A florist may cancel their membership at any time, but are responsible for monthly dues and advertising fees as long as they remain in the membership directory. Billings for directories occur twice per year, while the actual directories are produced and distributed several times per year. Directory revenues are deferred until the directories are distributed to member florists.

     Charge card processing -- Charge card processing revenue represents fees for processing credit card transactions for members and others. Revenues are recognized when the service is provided.

  Inventory

     Inventory is valued at lower of cost or market, with cost determined on a first-in, first-out basis.

  Seasonality

     Sales of floral products have historically been seasonal, concentrated primarily in the first and second calendar quarters as a result of holidays such as Valentine's Day and Mother's Day. In particular, a significant portion of annual revenue is expected to be derived from sales of floral products for Valentine's Day.

     In contrast to the first and second calendar quarters, sales of floral products are significantly lower in the third and fourth calendar quarters. These quarters have relatively few flower-giving holidays. Management expects to experience quarterly fluctuations in operating results due to the factors discussed above and other factors. These factors include additional selling, general and administrative expenses to acquire and support new business and the timing and magnitude of capital expenditures.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Concentration of Credit Risk

     A significant portion of Gerald Stevens' accounts receivable is concentrated in the floral wire service industry. Credit risk is inherent in the floral wire service industry. Consequently, to reduce this risk Gerald Stevens reviews new member applications for credit worthiness. If a florist applying for membership does not meet certain credit standards the florists application for membership is usually declined. Once a florist has been accepted as a member, the account is monitored by accounts receivable analysts who maintain continuous direct contact with the florist. If the account becomes delinquent, the florist is turned over to a collection agency to begin immediate collection procedures.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Gerald Stevens records depreciation and amortization using the straight-line method over the following estimated useful lives:

DESCRIPTION                                                   ESTIMATED USEFUL LIVES
-----------                                                   ----------------------
Building and leasehold improvements.........................      3 to 30 years
Furniture, fixtures and equipment...........................      2 to 10 years
Computer hardware and software..............................      3 to 10 years
Communication systems.......................................      2 to  5 years
Vehicles....................................................         3 years

  Intangible Assets

     Intangible assets, net consists of the following:

                                                                          AUGUST 31,
                                                       FEBRUARY 28,    -----------------
                                                           1999         1998       1997
                                                       ------------    -------    ------
Goodwill.............................................    $45,253       $ 1,995    $1,995
Letters of intent....................................         --         1,520        --
Other................................................        250           616       311
                                                         -------       -------    ------
                                                          45,503         4,131     2,306
Less: Accumulated amortization.......................       (491)         (340)     (216)
                                                         -------       -------    ------
                                                         $45,012       $ 3,791    $2,090
                                                         =======       =======    ======

     Goodwill consists of the excess of purchase price over the fair value of assets and liabilities acquired in acquisitions accounted for under the purchase method of accounting. Included in goodwill for all periods is $1,995 from an acquisition prior to October 31, 1970 which is not required to be amortized.

     Amortizeable goodwill is amortized over periods ranging from 20 to 40 years, which management believes is a reasonable life in light of the characteristics present in the floral industry such as the significant number of years that the industry has been in existence, the continued trends by consumers in purchasing flowers for many different occasions, and the stable nature of the customer base. Amortization of goodwill for the six months ended February 28, 1999 is $395. There was no goodwill amortization in prior periods presented.

     Letters of intent represents fair value allocated to letters of intent of an acquired business (see Note 2). Upon completion of the acquisitions, the value assigned to the underlying letters of intent was included as a component of the purchase price for the acquired business.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, Gerald Stevens periodically analyzes the carrying value of its goodwill and other long-lived assets for indicators of impairment, using an undiscounted projected cash flow approach. If such cash flows indicate an impairment is present, Gerald Stevens makes adjustments to the carrying value of long-lived assets based upon appraisals, discounted cash flows, or otherwise as Gerald Stevens considers appropriate. After reviewing the results and considering other qualitative factors, management is of the opinion that the carrying amount of goodwill has not been impaired.

  Deferred Financing Costs

     Included in other assets in the accompanying supplemental consolidated balance sheets are deferred financing costs of $304 (unaudited), $20 and $0, as of February 28, 1999, August 31, 1998 and 1997, respectively, related to amounts incurred in connection with obtaining a credit facility. Gerald Stevens began recording amortization in September 1998 on a straight-line basis over the term of the financing agreement (18 months). Accumulated amortization as of February 28, 1999 was $86.

  Income Taxes

     Gerald Stevens accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recorded in income in the period that includes the enactment date.

  Earnings Per Share

     Basic and diluted earnings per share in the accompanying supplemental consolidated statements of operations are based upon the weighted average shares outstanding during the applicable period. The impact of common stock equivalents has not been included for loss periods, as they are anti-dilutive, in accordance with the provisions of SFAS No. 128, Earnings Per Share. The components of diluted earnings per share are as follows:

                                                            SIX MONTHS
                                                              ENDED
                                                           FEBRUARY 28,    YEAR ENDED AUGUST 31,
                                                          --------------   ---------------------
                                                           1999    1998    1998    1997    1996
                                                          ------   -----   -----   -----   -----
                                                                      (IN THOUSANDS)
Basic Average Shares Outstanding........................  31,198   7,677   8,581   8,076   5,988
Common Stock Equivalents................................      --   1,037      --     639     387
                                                          ------   -----   -----   -----   -----
Diluted Average Shares Outstanding......................  31,198   8,714   8,581   8,715   6,375
                                                          ======   =====   =====   =====   =====
Common stock equivalents not included in the calculation
  of diluted earnings per share because their impact is
  antidulutive..........................................   2,542      80   1,563     305      --
                                                          ======   =====   =====   =====   =====

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Impact of Recently Issued Accounting Standards

     Earnings Per Share -- In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share, which is effective for years ending after December 15, 1997. As a result, Gerald Stevens was required to change the method used to compute earnings per share and to restate all prior periods. Under the new requirements, primary earnings per share is replaced with basic earnings per share which excludes the dilutive effect of stock options and other common stock equivalents.

     Comprehensive Income -- In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. The Statement requires that total comprehensive income and comprehensive income per share be disclosed with equal prominence as net income and earnings per share. Comprehensive income is defined as all changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. The statement is effective for fiscal years beginning after December 15, 1997, and accordingly will apply to Gerald Stevens' fiscal year ended August 31, 1999.

     Segments -- In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14. The Statement uses a management approach to report financial and descriptive information about a company's operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for Gerald Stevens' management. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997 and, accordingly, applies to Gerald Stevens' fiscal year ended August 31, 1999. Gerald Stevens anticipates expanding its current segment disclosures upon adoption to include retail operations.

     Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, requires an entity to expense all software development costs incurred in the preliminary project stage, training costs and data conversion costs for fiscal years beginning after December 15, 1998. Gerald Stevens believes that this statement will not have a material effect on Gerald Stevens' accounting for computer software development or acquisition.

     SOP 98-5, Reporting on the Costs of Start-Up Activities, requires the immediate expensing of start-up costs as well as existing costs previously capitalized for fiscal years beginning after December 15, 1998. Gerald Stevens has no capitalized start-up costs as of February 28, 1999 or August 31, 1998.

  Stock-Based Compensation

     As allowed by SFAS No. 123 Accounting for Stock-Based Compensation, Gerald Stevens accounts for stock-based compensation to employees in accordance with APB No. 25, Accounting for Stock Issued to Employees, and, in cases where fixed plan exercise prices equal or exceed fair market value, recognizes no compensation expense for the stock option grants.

     In cases where exercise prices are less than fair value, compensation is recognized over the period of performance or the vesting period or, in cases of the variable plan, compensation expense is recognized at the time when both exercise price and the number of shares are determinable.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Advertising Costs

     Advertising costs associated with the cost of coupons included in corporate partner advertising campaigns are expensed upon first showing. Advertising expense amounted to $1,350, $881 and $741 in fiscal 1998, 1997 and 1996, respectively.

2. ACQUISITIONS

     On July 31, 1998, Gerald Stevens acquired all of the assets of International Floral Network, Inc. ("IFN"), a Florida corporation, for $1,500 in cash and 641,997 shares of common stock valued at $500 or $0.78 per share. IFN's assets consisted solely of the right to acquire 33 retail floral chains pursuant to non-binding letters of intent with these chains. Gerald Stevens allocated the aggregate consideration of approximately $2 million to the nine letters of intent it intended to pursue. Prior to yearend, Gerald Stevens ceased discussions with one of these entities at which time the unamortized allocated portion of the consideration of $480 was charged to amortization expense. Eight of these retail floral chains were subsequently acquired by Gerald Stevens in transactions accounted for under the purchase method of accounting in October 1998. Intangible assets as of February 28, 1999 includes $1,520 related to the IFN transaction.

     During the six months ended February 28, 1999, Gerald Stevens acquired several businesses. The acquisitions were accounted for under the purchase method of accounting and accordingly the post-acquisition results of operations of the acquired businesses have been included in Gerald Stevens' results of operations for the six months ended February 28, 1999.

     The following table sets forth businesses acquired during the six months ended February 28, 1999 and the consideration paid. Consideration for these acquisitions consisted of cash, stock, and debt paid on behalf of former owners. The total consideration amounts below reflect certain working capital adjustments called for in the acquisition agreements.

                                                                                       PURCHASE PRICE
                                                          DATE OF         TOTAL       -----------------   NUMBER OF   SHARE
  NAME OF BUSINESS                                      ACQUISITION   CONSIDERATION    CASH      STOCK     SHARES     PRICE
  ----------------                                      -----------   -------------   -------   -------   ---------   -----
                                                                                  (IN THOUSANDS)
  Eastern Floral & Gift Shop, Inc.....................   10/01/98        $ 2,924      $ 2,924   $    --        --     $  --
  The Norton Group, Inc...............................   10/01/98          1,566          548     1,018       289      3.52
  Arizona Wholesale Floral Company, (d/b/a Cactus
    Flowers)..........................................   10/01/98          3,000        1,800     1,200       341      3.52
  Dr. Delphinium Designs, Inc.........................   10/01/98          3,103          880     2,223       632      3.52
  Boesen the Florist, Inc.............................   10/01/98          5,150        2,485     2,665       757      3.52
  J.J. Fallon Company, Inc............................   10/01/98          1,917        1,117       800       227      3.52
  Martina's Inc.......................................   10/01/98          1,948        1,168       780       222      3.52
  Flower Franchising, Inc. (d/b/a Royer's Flower
    Shops)............................................   10/01/98         11,158        6,334     4,824     1,371      3.52
  AGA Flowers, Inc....................................   10/01/98          2,935        1,468     1,467       417      3.52
  Jennie's Flower Shop, Inc...........................   12/07/98          3,575        2,000     1,575       354      4.44
  Maple Lee Flowers, Inc. and Maple Lee Farm "n"
    Garden Center, Ltd................................   10/01/98          4,698        2,539     2,159       614      3.52
  Other acquisitions..................................    Various          8,097        3,828     4,269       961      4.44
                                                                         -------      -------   -------    ------
                                                                         $50,071      $27,091   $22,980     6,185
                                                                         =======      =======   =======    ======

     The preliminary purchase price allocation for businesses acquired under the purchase method of accounting is as follows:

Assets......................................................  $15,804
Intangible assets...........................................   41,519
Liabilities.................................................   (7,252)
                                                              -------
                                                              $50,071
                                                              =======

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As part of two of Gerald Stevens' purchase agreements, Gerald Stevens may be required to make additional payments to the sellers of up to $580.

     The pro forma results of operations, assuming each of the significant acquisitions described above was consummated as of the beginning of the period presented are as follows:

                                                                   FOR THE
                                                                 SIX MONTHS
                                                                PERIOD ENDED
                                                              FEBRUARY 28, 1999
                                                              -----------------
Revenue.....................................................       $45,170
                                                                   =======
Net loss....................................................       $(2,884)
                                                                   =======
Net loss per share:
  Basic.....................................................       $ (0.09)
                                                                   =======
  Diluted...................................................       $ (0.09)
                                                                   =======

     Gerald Stevens is a party to various letters of intent, subject to certain customary conditions, to acquire various retail flower shops. To the extent consummated, these pending acquisitions will be accounted for under the purchase method of accounting.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by Gerald Stevens in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

          Accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

          Long-term debt: The fair values of Gerald Stevens' long-term debt are estimated using discounted cash flow analyses based on Gerald Stevens' current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts reported in the balance sheet for long-term debt approximate their fair value.

4. LONG-TERM DEBT

     At August 31, 1998, long-term debt included a bank line of credit in the amount of $2,018 with interest payable monthly at the prime rate of the lending institution, currently 8 1/2%, collateralized by substantially all assets of Gerald Stevens. Under the terms of the note, Gerald Stevens may borrow up to $5,000 until February 16, 2000. No principal payments are due until February 16, 2000, at which time any principal amounts outstanding at the end of this period will convert to a 36-month fully amortizing loan based on level principal payments plus interest. At August 31, 1998, approximately $2,982 is available for future borrowings under the bank line of credit.

     At August 31, 1998 and 1997, long-term debt included a 5% subordinate debenture in the amount of $80, maturing on December 27, 1998 with interest payable annually on December 31.

     Gerald Stevens entered into an 18-month senior secured revolving credit facility (the "Credit Facility") with a bank on September 30, 1998 with borrowings up to $20,000 and which includes a letter of credit facility of up to $3,000 for the issuance of standby letters of credit. This line of credit is used to finance acquisitions and for other, general corporate purposes. Cash borrowings bear interest at either the Eurodollar market rate

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

plus a percentage ranging from 100 basis points to 225 basis points (Eurodollar at February 28, 1999 was 5%) or, at Gerald Stevens' option, the greater of the Federal funds rate plus 50 basis points or the Prime rate ("adjusted base rate loan"). The Federal funds rate and Prime rate were 4.88% and 7.75%, respectively, at February 28, 1999. The percentage over the Eurodollar market rate is based on Gerald Stevens' financial performance as measured by a total funded debt ratio (as defined in the Credit Facility).

     For Eurodollar-based loans, principal and interest payments are due at the end of the chosen Eurodollar instrument term, or if the applicable period is greater than three months, then interest is due at the end of each three-month interval and at the end of the applicable period. For adjusted base rate loans, the interest is due quarterly and the principal is due upon demand.

     The Credit Facility is secured by all of the assets of Gerald Stevens, including a pledge of the stock of each of Gerald Stevens' subsidiaries. As of February 28, 1999, no amount was outstanding on the Credit Facility. In addition, the Credit Facility agreement provides for an unused facility fee ranging from 25 basis points to 50 basis points on an annual basis depending on the extent of Gerald Stevens' ratio of total funded debt (as defined in the Credit Facility).

     Restrictive covenants contained in Gerald Stevens' Credit Facility may limit Gerald Stevens' ability to finance future acquisitions, new locations and other expansion of operations. These covenants also require Gerald Stevens to maintain certain ownership interests by New River Partners, L.P., ("New River") a related party, and others, to achieve specific financial ratios and may require Gerald Stevens to obtain bank consent prior to completing acquisitions.

     In connection with the attainment of the Credit Facility, Gerald Stevens agreed to pay a $250 underwriting fee, $20 of which was paid in September 1998 and the remaining balance was paid in October 1998.

     In October 1998, Gerald Stevens borrowed $16,000 on the credit facility to fund the cash portion of the purchase price for acquisitions. These amounts were subsequently repaid in October 1998 with proceeds from the private placement.

     On March 16, 1999, Gerald Stevens and its primary lender amended the credit facility to increase it from $20,000 to $40,000.

     Scheduled maturities of long-term debt at August 31, 1998 for each of the next five years are as follows:

1999........................................................  $   80
2000........................................................     336
2001........................................................     673
2002........................................................     673
2003........................................................     336
                                                              ------
                                                               2,098
Current portion.............................................     (80)
                                                              ------
                                                              $2,018
                                                              ======

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT, NET

     Property and equipment consisted of the following:

                                                                            AUGUST 31,
                                                          FEBRUARY 28,   -----------------
                                                              1999        1998      1997
                                                          ------------   -------   -------
Land, building and leasehold improvements...............    $ 6,337      $ 1,282   $   524
Furniture, fixtures and equipment.......................      1,858        1,621     1,324
Computer hardware and software..........................      1,196        1,015       798
Communication systems...................................      1,305        1,121     1,010
Vehicles................................................        383           --        --
                                                            -------      -------   -------
                                                             11,079        5,039     3,656
                                                            -------      -------   -------
Accumulated depreciation and amortization...............     (4,146)      (2,993)   (2,713)
                                                            -------      -------   -------
                                                            $ 6,933      $ 2,046   $   943
                                                            =======      =======   =======

5. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                                            AUGUST 31,
                                                          FEBRUARY 28,   -----------------
                                                              1999        1998      1997
                                                          ------------   -------   -------
Member benefits.........................................    $   118      $   116   $   147
Credit card fees........................................        532          440       359
Professional fees.......................................      3,173          330        --
Salaries and benefits                                         1,057          144        61
Other...................................................      3,044        1,069       888
                                                            -------      -------   -------
                                                            $ 7,924      $ 2,099   $ 1,455
                                                            =======      =======   =======

6. LEASES

     Noncancellable lease obligations of Gerald Stevens at August 31, 1998 call for minimum annual lease payments under various operating leases for buildings and equipment are as follows:

1999........................................................   $135
2000........................................................    109
2001........................................................    104
2002........................................................     85
2003........................................................      2
                                                               ----
                                                               $435
                                                               ====

     Total rental expense for fiscal years 1998, 1997 and 1996, which includes other than non cancelable agreements, was $164, $261 and $245, respectively. Until January 1998 Gerald Stevens' building lease for its Vero Beach location (annual rental $33 plus sales tax) was with a relative of the Chairman of the Board of Directors. In January 1998, the company purchased this property (see
Note 11).

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. SETTLEMENT OF LITIGATION

     During 1990, Gerald Stevens filed a lawsuit against GTE Market Resources, Inc. (GTE/MR) for failure on the part of GTE/MR to fulfill certain contractual telecommunication services on behalf of Gerald Stevens. On November 23, 1993, a jury awarded Gerald Stevens $1,481. GTE/MR appealed the case. In 1997 the Oklahoma Supreme Court upheld the decision of the trial court, and ruled in favor of Gerald Stevens. Gerald Stevens recognized a pretax gain, net of related legal fees, of $1,041 resulting from the award, which is included in other income in the accompanying supplemental consolidated statement of income for fiscal 1997.

8. STOCKHOLDERS' EQUITY

     On January 28, 1997 the stockholders approved an increase in the number of shares of authorized common stock from 18,000,000 to 70,000,000. On April 30, 1999, the stockholders approved an increase in the number of shares of authorized common stock from 70,000,000 to 250,000,000.

     In August 1998, Gerald Stevens sold 10,975,814 shares of common stock for an aggregate purchase price of $7,866 or $0.72 per share.

     In August 1998, certain of Gerald Stevens' employees and certain other investors purchased 1,887,476 shares of stock for an aggregate purchase price of $1,472 or $0.78 per share.

     All of the stockholders who were issued shares of Gerald Stevens' common stock in August 1998 have entered into stockholders agreements that provide Gerald Stevens with a right of first refusal for any sales of common stock governed by such stockholder agreement in excess of $500,000 by such stockholders until October 1, 2000.

     In October 1998, Gerald Stevens issued 6,217,537 shares of common stock at a price of $3.52 per share in a private placement. Proceeds totaled approximately $21,066 net of $894 of underwriting fees and expenses. Individuals who purchased shares in the private placement had agreed to give Gerald Stevens a right of first refusal, prior to transferring such shares, until Gerald Stevens became a public company on April 30, 1999.

9. STOCK OPTIONS AND WARRANTS

     On October 26, 1995, the Board of Directors approved a Nonemployee Directors' Stock Option Plan ("Director Plan"). On January 30, 1996, the stockholders of Gerald Stevens approved the Director Plan. Under the terms of the Director Plan each nonemployee director shall be granted an option to purchase 20,000 shares at fair market value as of the date the Director is elected as a Board member. After the initial grant to the directors, each director shall be granted additional options to purchase 20,000 shares upon each respective re-election to the Board of Directors. At August 31, 1998, 500,000 shares of Gerald Stevens' common stock were authorized under the Director Plan and options covering 260,000 shares have been granted which expire on various due dates through January 30, 2008. As of August 31, 1998, none of the options have been exercised.

     On October 26, 1995, the Board of Directors approved a Management Incentive Stock Plan ("Management Plan"). On January 30, 1996, the stockholders of Gerald Stevens approved the Management Plan. Under the terms of the Management Plan, the Board of Directors, at their discretion, may grant options to purchase common shares of Gerald Stevens to various employees of Gerald Stevens. The maximum number of options which may be granted under the Management Plan is 1,000,000. As of August 31, 1998, options covering 355,000 shares have been granted which expire on various dates through November 13, 2006. Options exercised under this plan during 1998 and 1997 were 11,000 and 1,000, respectively.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Options granted to employees under the Management Plan vest 25% upon issuance with additional vesting of 25% after each year of continuous employment. As of August 31, 1998 and 1997, options exercisable under the Management Plan totaled 199,000 and 119,000, respectively.

     On November 16, 1996 the Board of Directors granted options to purchase 50,000 shares of common stock at fair market value to a Board member. These options vested 25% upon issuance with additional vesting of 25% each year. As of August 31, 1998, none of these options have been exercised.

     On June 25, 1997, the Board of Directors granted options for the purchase of 305,000 shares of common stock at fair market value to officers and key employees of Gerald Stevens at an exercise price of $4 per share. These options vest in 25% increments when the market price of Gerald Stevens' common stock reaches $5.00, $7.50, $10.00 and $12.50 per share, respectively, for twenty consecutive trading days. Unexercised vested options expire in 2006. The portion of unvested options, if any, expire in the year 2002. Compensation expense for these variable plan options is recorded when the option vests, at the amount that the targeted market price exceeds the exercise price. As of August 31, 1998, 76,000 of these shares had vested and were exercisable (none at August 31, 1997). Compensation expense of $76 was recorded for the year ended August 31, 1998 (none at August 31, 1997). During the six months ended February 28, 1999, the remainder of the 305,000 options became vested and Gerald Stevens recorded compensation expense of $1,373.

     In connection with the issuance of a previous financing, Gerald Stevens issued warrants to purchase 650,000 shares of common stock of Gerald Stevens with an exercise price of $1.00 per share. During fiscal year 1997, 19,000 warrants were exercised for total proceeds of $19. During fiscal year 1998, 219,000 warrants were exercised in a cashless exercise, as allowed in the warrant agreement for 176,000 shares of common stock. Additionally, 9,000 warrants were exercised for total proceeds of $9. At August 31, 1998, Gerald Stevens had 403,000 warrants outstanding, all of which are currently exercisable. All of these warrants expire on January 1, 2001. During the six month period ended February 28, 1999, 163,137 warrants were exercised for total proceeds of $163.

     Gerald Stevens also approved a stock option plan (the "New Plan") on May 20, 1998, authorizing the issuance of stock options for up to 5,400,000 shares of common stock. The number of shares of stock issuable pursuant to the options outstanding (whether vested or not) cannot exceed 10 percent of the outstanding shares of stock.

     The purchase price of each share of common stock subject to an option is determined by the Board of Directors and stated in each option agreement, and will not be less than 100% of the fair market value of a share of the common stock on the date the option is granted. The options have a term of ten years from the date of grant and are non-qualified. The options vest in increments of 25% per year over a four-year period on the yearly anniversary of the grant date.

     Under the New Plan, in August 1998, 202,500 options were granted with an exercise price of the then fair market value of $0.78. From September 1, 1998 to February 28, 1999, a total of 1,206,726 options were granted at fair market value exercise prices ranging from $3.52 to $6.30, with 3,307 of these options subsequently cancelled during the period. As of February 28, 1999, none of the options granted were exercisable. The weighted average remaining contractual life of these options as of February 28, 1999 and August 31, 1998 is approximately 9.5 and 10 years, respectively.

     The occurrence of certain events may terminate the unvested options, including, but not limited to, termination of employment, as defined in the New Plan.

     Pursuant to the New Plan, in the event of certain defined transactions after the effective date of the New Plan, the number and kinds of shares for the purchase of which options may be granted under the New Plan will be adjusted proportionately by Gerald Stevens. In addition, the number and kind of shares for which

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

options are outstanding shall be adjusted proportionately so that the proportionate interest of the holder of the option immediately following such event will be the same as immediately prior to such event.

     Information regarding stock options for fiscal years 1998 and 1997 is as follows:

                                                                                     WEIGHTED
                                                         EXERCISE PRICE    TOTAL     AVERAGE
                                             NUMBER OF     RANGE PER      EXERCISE   EXERCISE
                                              SHARES         SHARE         PRICE      PRICE
                                             ---------   --------------   --------   --------
Shares under option at August 31,
  1998.....................................  1,159,500   $0.78 to $5.88    $3,136     $2.71
  1997.....................................    888,000   $1.41 to $4.00    $2,529     $2.85
Options granted during year ended
  August 31,
  1998.....................................  282,500..   $0.78 to $5.88    $  628     $2.22
  1997.....................................  668,000..   $2.66 to $4.00    $2,204     $3.30
Options exercised during year ended
  August 31,
  1998.....................................     11,000   $1.41 to $2.66    $   20     $1.82
  1997.....................................      1,000       $1.41         $    1     $1.41
Options expired or canceled during year
  ended August 31,
  1998.....................................      1,000       $1.41         $    1     $1.41
  1997.....................................         --         --          $   --     $  --
Options exercisable at August 31, 1998.....    560,000   $1.41 to $5.88    $1,651     $2.95
Shares reserved at August 31, 1998 for:
  Director stock option plan...............    500,000
  Management stock option plan.............    988,000
  New stock option plan....................  5,400,000
                                             ---------
                                             6,888,000
                                             =========

     During the six month period ended February 28, 1999, 61,250 options were exercised for total proceeds of $112.

     In October 1995, the FASB issued SFAS No. 123, Accounting and Disclosure of Stock-Based Compensation (SFAS No. 123), which encourages but does not require companies to recognize compensation expense for stock awards based on their fair value at the date of grant.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if Gerald Stevens had accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998 and 1997: risk free interest rates from 4.7% to 6.0%; dividend yield of zero; volatility factors of the expected market price of Gerald Stevens' common stock based on historical trends; and weighted-average expected lives of the options from four to ten years.

     Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Gerald Stevens' employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. Gerald Stevens' pro forma information is as follows:

                                                   1998       1997      1996
                                                  -------    ------    ------
Pro forma net income (loss).....................  $(2,766)   $3,016    $1,955
Pro forma earnings (loss) per share:
  Basic.........................................  $ (0.32)   $ 0.37    $ 0.33
  Diluted.......................................    (0.32)     0.35      0.31
Weighted average shares:
  Basic.........................................    8,581     8,076     5,988
  Diluted.......................................    8,581     8,715     6,375

10. INCOME TAXES

     The components of the income tax provision (benefit) as of August 31, 1998, 1997 and 1996 are as follows:

                                                             1998     1997     1996
                                                             -----    -----    -----
Current income taxes.......................................  $  --    $ 118    $  46
Deferred income taxes......................................   (682)    (637)    (863)
                                                             -----    -----    -----
Income tax provision.......................................  $(682)   $(519)   $(817)
                                                             =====    =====    =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Gerald Stevens' net deferred income taxes as of August 31, 1998 and 1997 are as follows:

                                                               1998       1997
                                                              -------    -------
Allowances for bad debts....................................  $   182    $   191
Accrued liabilities and other...............................      110         73
Depreciation and amortization...............................      180        216
Net operating losses........................................    1,070      1,110
General business credits....................................      232        456
Basis difference in intangible assets.......................    1,432         --
                                                              -------    -------
                                                                3,206      2,046
Valuation allowance.........................................   (1,024)      (546)
                                                              -------    -------
          Total deferred taxes..............................  $ 2,182    $ 1,500
                                                              =======    =======

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At August 31, 1998, the remaining valuation allowance of $1,024 consists of $430 for net operating losses and $439 of basis differences in assets that do not meet the requirements for recognition as an asset, as well as tax credits in the amount of $155 that are not expected to be realized. This represents a change in the valuation allowance for the current year of $478 as compared to change of $1,606 in the prior year.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As of August 31, 1998, Gerald Stevens has available net operating loss carryforwards of $2,843, which expire as follows:

EXPIRATION DATE                                               AMOUNT
---------------                                               ------
  2007......................................................  $  252
  2008......................................................   1,625
  2009......................................................     486
  2018......................................................     480
                                                              ------
                                                              $2,843
                                                              ======

     SFAS 109 requires deferred tax assets related to net operating loss carryforwards to be allocated between current and noncurrent based upon the reversal date of the temporary differences. It was anticipated that $2,060 of the net operating losses would be used to offset income in 1999, therefore $775 of the deferred tax assets relating to carryforwards were classified as current and the balance as noncurrent as of August 31, 1998.

11. RELATED PARTY TRANSACTIONS

     During 1998, Gerald Stevens purchased the land and buildings used for its Vero Beach operations for approximately $673. The transaction was financed with cash from operations. The property was previously leased from a trust administered by a relative of the Chairman of the Board. See Note 12 for information regarding a service agreement with a related party.

12. COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     Gerald Stevens has entered into employment agreements with certain of its officers and executives. The agreements expire on dates ranging until 2000 and also include non-compete provisions. The aggregate minimum annual payments under these agreements are $2,491 and $1,945 for the years ended December 31, 1999 and 2000, respectively.

     Key employees of each of the acquired companies have agreed to enter into 2-year employment agreements with Gerald Stevens effective as of the closing date of each respective acquisition. The annual salaries range from $20 to $150. In addition, some of the employment agreements provide for the employee to receive a bonus beginning in Gerald Stevens' 1999 calendar year of up to 20% of the base salary depending on certain performance targets. The employment agreements can be terminated earlier by either the employee or Gerald Stevens. The employment agreements include non-compete clauses of up to two years after the employment period. In addition, the former owners of each of the acquired companies have agreed to non-compete agreements, effective as of the closing of the acquisition, ranging from 2 to 5 years.

  Services Agreement

     On May 7, 1998, Gerald Stevens entered into a services agreement with SB Management Corp. ("SBMC"), a corporation controlled by Mr. Steven R. Berrard, that provides services to the general partner of New River pursuant to which SBMC agreed to provide certain management services to and incur certain expenses on behalf of Gerald Stevens, with the cost of such items to be reimbursed by Gerald Stevens to SBMC. Gerald Stevens is to reimburse SBMC for a proportionate share of any SBMC officer's salary, bonuses, and compensation if that employee spends more than 50% of his time rendering services to Gerald Stevens, not to exceed $200. One hundred percent of all out-of-pocket costs and fees paid to advisors in connection with services to Gerald Stevens are to be reimbursed in an amount not to exceed $500 prior to the

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

initial private placement of capital stock. After the initial private placement of capital stock, there is no limit on the amount charged to Gerald Stevens for out-of-pocket costs and fees paid to advisors. The agreement may be terminated at any time by Gerald Stevens or SBMC upon thirty days prior written notice.

     As of August 31, 1998, SBMC had incurred approximately $540 of expenses on behalf of Gerald Stevens which is included in selling, general, and administrative expenses in the accompanying supplemental consolidated statement of operations. These expenses included payment of certain of Gerald Stevens' employees' salaries and travel expenses and is included in accrued expenses in the accompanying supplemental consolidated balance sheet at August 31, 1998 and was subsequently paid.

     In addition, SBMC leases office space which is also occupied by certain employees of Gerald Stevens. SBMC does not allocate any of the rent expense for this space to Gerald Stevens. The approximate annual rent expense to SBMC is $61.

  Duties

     As a result of an investigation concerning the alleged dumping of flowers in the U.S. market by foreign growers, the U.S. Department of Commerce began assessing importers a duty based on the import value of certain flowers from certain growers. Gerald Stevens currently estimates and remits the estimated assessment based on the most current information available. The final assessment is subject to determination by the U.S. Department of Commerce and may result in additional charges or refunds.

  Consulting Agreements

     On October 1, 1998, Gerald Stevens entered into a two-year consulting agreement with a former owner of an acquired company to provide various services. The agreement provides for an annual fee of $50.

  Services Agreement

     On October 1, 1998, Gerald Stevens entered into a service agreement with a Colombian farm (the "Provider") to provide services to A.G.A. Flowers, Inc., an acquired subsidiary of Gerald Stevens. The agreement provides for compensation to the Provider in the amount of $6 per month, plus any out-of-pocket costs incurred by the Provider in providing services to Gerald Stevens. The agreement was terminated on March 31, 1999.

  Supply Agreement

     On October 1, 1998, Gerald Stevens entered into a five-year supply agreement with flower farms (the "Farms") which are affiliated with two of Gerald Stevens' stockholders. The agreement requires that the Farms provide to Gerald Stevens on a consignment basis a certain percentage of their flowers. The Farms must produce and deliver a minimum number of stems for Gerald Stevens during the growing year ("Growing Year") commencing on October 1, 1998 and running until September 30, 1999. Each July, during the term of the agreement, the parties will meet to establish the Minimum Stem Obligation for each species for the upcoming Growing Year.

     Gerald Stevens has no obligation to pay for any flowers it receives from the Farms unless and until such flowers are sold by Gerald Stevens.

13. FOURTH QUARTER ADJUSTMENTS

     As more fully discussed in Note 10, Gerald Stevens reduced its valuation allowance against deferred tax assets in 1997. The reduction resulted in a credit to income of $637 in 1997. The reduction was recorded in the

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

fourth quarter of 1997, when all of the information upon which to make the estimate became available to management of Gerald Stevens.

14. RETIREMENT PLAN

     Gerald Stevens sponsors a 401(k) retirement plan covering all full-time employees who have completed one year of service. Eligible employees may elect quarterly to contribute up to 15% of their compensation, up to the maximum contribution allowed by law. Gerald Stevens matches contributions up to a maximum of 3% of compensation. In connection with the matching contribution, Gerald Stevens' contribution in 1998 and 1997 was $41 and $30, respectively. Subsequent to the merger between Florafax and Gerald Stevens, provisions have been made to terminate this plan.

     On December 1, 1998, Gerald Stevens adopted another 401(k) Plan, effective January 1, 1999. All employees who have met minimum age and length of service requirements are eligible to participate. Employer matching contributions are fifty percent of the first three percent of compensation contributed by the employee to the plan and generally require yearend employment and 1,000 hours worked during the calendar year. An additional contribution is made at the discretion of Gerald Stevens.

     Employees of Gerald Stevens did not participate in both 401(k) plans simultaneously.

15. OTHER INCOME

     Other income in 1997 of $819 consists primarily of the GTE/MR lawsuit settlement proceeds (see Note 7), reduced by a charge to earnings of the unamortized balance of a terminated consulting agreement and a contingency reserve.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16. BUSINESS SEGMENTS

     Gerald Stevens has historically operated in two business segments:
Flowers-by-wire services and charge card processing for member florists, and charge card processing for customers outside the floral industry. Net revenues, operating income before and after allocating general and administrative expenses, identifiable assets, depreciation expense and capital expenditures for the two segments are provided for below:

                                                           1998      1997       1996
                                                          -------   -------    -------
Net revenues:
  Flowers-by-wire.......................................  $12,119   $10,416    $ 9,041
  Charge card processing................................    1,272     1,193      1,258
                                                          -------   -------    -------
                                                          $13,391   $11,609    $10,299
                                                          =======   =======    =======
Operating profit (loss) after allocation of general and
  administrative expenses:
     Flowers-by-wire....................................  $   (52)  $ 2,690    $ 2,176
     Charge card processing.............................       68        98        233
                                                          -------   -------    -------
       Operating profit before allocation of Corporate
          overhead......................................       16     2,788      2,409
     Corporate overhead.................................   (3,092)     (870)      (847)
                                                          -------   -------    -------
                                                          $(3,076)  $ 1,918    $ 1,562
                                                          =======   =======    =======
Identifiable assets:
  Flowers-by-wire.......................................  $ 5,992   $ 4,139    $ 3,737
  Charge card processing................................      569       472        325
  General corporate assets..............................   14,774     5,983      4,760
                                                          -------   -------    -------
                                                          $21,335   $10,594    $ 8,822
                                                          =======   =======    =======
Depreciation expense:
  Flowers-by-wire.......................................  $   221   $   146    $   272
  Charge card processing................................       59        33         19
                                                          -------   -------    -------
                                                          $   280   $   179    $   291
                                                          =======   =======    =======
Capital expenditures:
  Flowers-by-wire.......................................  $ 1,021   $   625    $   162
  Charge card processing................................      297       219         28
  General corporate.....................................       64        --         --
                                                          -------   -------    -------
                                                          $ 1,382   $   844    $   190
                                                          =======   =======    =======

17. MARKETING PROJECTS, INC. AGREEMENT

     Prior to May 1, 1998, under the terms of an existing marketing services agreement, Gerald Stevens was required to pay Marketing Projects, Inc. ("MPI") commissions on orders generated from marketing partners solicited by MPI. During the years ended August 31, 1998, 1997 and 1996 Gerald Stevens recorded commissions expense of $1,050, $1,455 and $1,219 relative to the agreement.

     Effective May 1, 1998, Gerald Stevens entered into an agreement with MPI that (1) modified the rights and obligations of both parties under the marketing servicing agreement and (2) provided for the acquisition of MPI's proprietary marketing systems by Gerald Stevens. Also on May 1, 1998, Gerald Stevens entered into a non-compete and non-disclosure agreement with MPI and the principal employees of MPI. Total

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

consideration of $3,670 was paid to MPI at the time of closing and Gerald Stevens is further obligated to pay up to $125 in cash in each of the following eight fiscal quarters, contingent upon the attainment of quarterly revenue targets.

     Of total consideration paid, $150 has been allocated to the purchase of MPI's proprietary marketing systems and $100 has been allocated to the non-compete agreement, with amortization provided over useful lives of 1 and 2 years, respectively. These assets, net of accumulated amortization of $62, are included in intangible assets, net at August 31, 1998.

     Under the original marketing services agreement, Gerald Stevens was obligated to pay MPI commissions equaling 8% of floral orders generated from marketing partners solicited by MPI. This 8% commission was continuously payable to MPI even in the event the marketing services agreement was terminated by either party. As a result of the May 1, 1998 contract modification, Gerald Stevens is no longer obligated to pay any commissions to MPI on future floral orders generated from marketing partners solicited by MPI prior to May 1, 1998.

     Gerald Stevens believes that this contract modification will result in the realization of significant cost savings in future years due to the elimination of the 8% MPI commission obligation. Gerald Stevens further believes that its future revenue stream and support requirements relative to these marketing partner arrangements will be generally unaffected by the contract modification. Further, the May 1, 1998 payment also served to compensate MPI for the loss of commissions that would have otherwise been payable to them. Since Gerald Stevens' contractual relationship was directly with the respective marketing partners and MPI was not expected to perform continuing services with regards to these partners, Gerald Stevens believes that the MPI contract modification represents the termination of a marketing agreement.

     Based upon the above, Gerald Stevens determined that the remainder of the consideration paid to MPI has no benefit to future periods and should be expensed at the date of contract modification. Accordingly, $3,495 of the total consideration paid has been recognized as a contract modification expense during the year ended August 31, 1998.

     The MPI contract modification further provided that any orders generated from new marketing partners solicited by MPI after May 1, 1998 will be commissionable at a 4% rate. Because this commission rate approximates the current market rate within the floral industry and because of the uncertainty of the amount of floral orders to be generated in the future on this reduced commission basis, Gerald Stevens allocated no value to this contract provision.

     Since the quarterly contingent payments are based upon the attainment of future revenue targets, Gerald Stevens will record such payments as sales commissions to the extent and at the time they become earned. For the quarter ended August 31, 1998, the first contingent payment of $125 was earned and paid, and is included within selling, general and administrative expenses.

18. SUBSEQUENT EVENT (UNAUDITED)

  Acquisitions

     From March 1, 1999 through April 30, 1999, Gerald Stevens acquired or has entered into probable agreements to acquire eight retail florist businesses and also acquired National Flora, a floral order generation business, for total consideration of $39,031, consisting of $26,039 in cash and 2,145 shares of Gerald Stevens common stock.

                              GERALD STEVENS, INC.
                    (FORMERLY FLORAFAX INTERNATIONAL, INC.)

     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table represents the total purchase price, the cash and stock portion of the purchase price, the number of shares issued and the share price for the business acquisitions discussed above:

                                                        PURCHASE PRICE
                                           DATE OF     -----------------
  COMPANY                                ACQUISITION    TOTAL     CASH      STOCK     SHARES     PRICE
  -------                                -----------   -------   -------   -------   ---------   ------
  Phoebe's Floral Shop.................    3/31/99     $ 2,817   $ 2,195   $   622        99     $ 6.30
  National Flora.......................    3/03/99      19,727     9,952     9,775     1,553       6.30
  Exotic Gardens, Inc. and Kuhn
    Flowers, Inc.......................    4/30/99       6,200     5,580       620        49      12.59
  Other acquisitions...................    Various      10,287     8,312     1,975       444       4.44
                                                       -------   -------   -------    ------
            Total post February 28,
              1999 acquisitions........                $39,031   $26,039   $12,992     2,145
                                                       =======   =======   =======    ======

-------------------------

  Stock Options

     Subsequent to February 28, 1999, Gerald Stevens issued 33,660 options at fair market value price of $12.59 per share.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Gerald Stevens Retail, Inc. (formerly Gerald Stevens, Inc.):

We have audited the accompanying balance sheet of Gerald Stevens Retail, Inc. (formerly Gerald Stevens, Inc.) (a Delaware corporation) as of September 30, 1998, and the related statements of operations, stockholders' equity and cash flows for the period from inception (May 7, 1998) to September 30, 1998. These financial statements are the responsibility of Gerald Stevens Retail, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gerald Stevens Retail, Inc. (formerly Gerald Stevens, Inc.) as of September 30, 1998, and the results of its operations and its cash flows for the period from inception (May 7, 1998) to September 30, 1998 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Miami, Florida,
  December 31, 1998 (except with
  respect to the matters discussed
  in Notes 9 and 10, as to which
  the date is March 26, 1999).

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                                 BALANCE SHEETS

                                                               MARCH 31,    SEPTEMBER 30,
                                                                 1999           1998
                                                              -----------   -------------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   530,086    $6,688,234
  Accounts receivable, net of allowance for uncollectible
     accounts of $0 and $581,589 (unaudited), as of
     September 30, 1998 and March 31, 1998, respectively....    6,199,587            --
  Inventories...............................................    4,222,814            --
  Other receivables.........................................           --        72,173
  Interest receivable.......................................           --        22,134
  Subscription receivable...................................           --        52,500
  Other current assets......................................      784,440            --
                                                              -----------    ----------
          Total current assets..............................   11,736,927     6,835,041
                                                              -----------    ----------
PROPERTY AND EQUIPMENT, net.................................    6,209,288        43,510
                                                              -----------    ----------
OTHER ASSETS:
  Intangible assets, net....................................   71,521,099     1,520,140
  Advance to company subsequently acquired..................           --       113,327
  Deferred financing costs, net.............................           --        18,889
  Other.....................................................      430,418         7,548
                                                              -----------    ----------
          Total other assets................................   71,951,517     1,659,904
                                                              -----------    ----------
          Total assets......................................  $89,897,732    $8,538,455
                                                              ===========    ==========
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 6,697,413    $  183,686
  Accrued expenses..........................................    7,623,445       633,620
  Current portion long-term debt............................       54,912            --
                                                              -----------    ----------
          Total current liabilities.........................   14,375,770       817,306
                                                              -----------    ----------
LONG-TERM LIABILITIES:
  Long-term debt............................................   14,356,034            --
  Other long-term liabilities...............................      205,758            --
                                                              -----------    ----------
          Total long-term liabilities.......................   14,561,792            --
                                                              -----------    ----------
          Total liabilities.................................   28,937,562       817,306
                                                              -----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 40,000,000 shares
     authorized, 10,003,916 and 20,569,772 (unaudited)
     shares issued and outstanding as of September 30, 1998
     and March 31, 1999, respectively.......................      205,697       100,039
  Additional paid-in capital................................   65,005,023     9,737,526
  Accumulated deficit.......................................   (4,250,550)   (2,116,416)
                                                              -----------    ----------
          Total stockholders' equity........................   60,960,170     7,721,149
                                                              -----------    ----------
          Total liabilities and stockholders' equity........  $89,897,732    $8,538,455
                                                              ===========    ==========

The accompanying notes to financial statements are an integral part of these balance sheets.

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                            STATEMENTS OF OPERATIONS

                                                                FOR THE       FOR THE PERIOD
                                                               SIX MONTHS     FROM INCEPTION
                                                                 ENDED       (MAY 7, 1998) TO
                                                               MARCH 31,      SEPTEMBER 30,
                                                                  1999             1998
                                                              ------------   ----------------
                                                              (UNAUDITED)
REVENUE:
  Product sales, net........................................  $35,486,446      $        --
  Service and other revenue.................................    3,349,536               --
                                                              -----------      -----------
          Total revenues....................................   38,835,982               --
                                                              -----------      -----------
OPERATING COSTS AND EXPENSES:
  Cost of product sales.....................................   15,203,115               --
  Salaries and benefits.....................................   14,021,286          328,916
  Operating expenses........................................    3,607,234               --
  Selling, general and administrative.......................    5,388,227        1,327,952
  Depreciation and amortization.............................      881,317          480,571
  Merger expenses...........................................    1,816,339               --
                                                              -----------      -----------
          Total operating costs and expenses................   40,917,518        2,137,439
                                                              -----------      -----------
          Operating loss....................................   (2,081,536)      (2,137,439)
                                                              -----------      -----------
OTHER INCOME (EXPENSE):
  Interest income...........................................      113,660           22,134
  Interest expense..........................................     (219,755)          (1,111)
  Other income..............................................      111,220               --
                                                              -----------      -----------
          Total other income................................        5,125           21,023
                                                              -----------      -----------
          Loss before provision for income taxes............   (2,076,411)      (2,116,416)
PROVISION FOR INCOME TAXES..................................       57,723               --
                                                              -----------      -----------
          Net loss..........................................  $(2,134,134)     $(2,116,416)
                                                              ===========      ===========
BASIC LOSS PER SHARE........................................  $     (0.11)     $     (0.21)
                                                              ===========      ===========
DILUTED LOSS PER SHARE......................................  $     (0.11)     $     (0.21)
                                                              ===========      ===========
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING...................   18,846,851       10,003,916
                                                              ===========      ===========
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING.................   18,846,851       10,003,916
                                                              ===========      ===========

The accompanying notes to financial statements are an integral part of these statements.

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE PERIOD FROM INCEPTION (MAY 7, 1998)
                           TO SEPTEMBER 30, 1998 AND
                      THE SIX MONTHS ENDED MARCH 31, 1999

                                                               COMMON STOCK        ADDITIONAL
                                                           ---------------------     PAID-IN     ACCUMULATED
                                                             SHARES      AMOUNT      CAPITAL       DEFICIT        TOTAL
                                                           ----------   --------   -----------   -----------   -----------
Sale of common stock, net................................   9,528,363   $ 95,284   $ 9,242,281   $       --    $ 9,337,565
Issuance of common stock in acquisition..................     475,553      4,755       495,245           --        500,000
Net loss for the period from inception (May 7, 1998) to
  September 30, 1998.....................................          --         --            --   (2,116,416)    (2,116,416)
                                                           ----------   --------   -----------   -----------   -----------
BALANCE, September 30, 1998..............................  10,003,916    100,039     9,737,526   (2,116,416)     7,721,149
Sale of common stock, net (Unaudited)....................   4,606,083     46,060    21,020,138           --     21,066,198
Issuance of common stock in acquisitions (Unaudited).....   5,959,773     59,598    34,247,359           --     34,306,957
Net loss for the six months ended March 31, 1999
  (Unaudited)............................................          --         --            --   (2,134,134)    (2,134,134)
                                                           ----------   --------   -----------   -----------   -----------
BALANCE, March 31, 1999 (Unaudited)......................  20,569,772   $205,697   $65,005,023   $(4,250,550)  $60,960,170
                                                           ==========   ========   ===========   ===========   ===========

The accompanying notes to financial statements are an integral part of these statements.

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                            STATEMENTS OF CASH FLOWS

                                                                FOR THE       FOR THE PERIOD
                                                               SIX MONTHS     FROM INCEPTION
                                                                 ENDED       (MAY 7, 1998) TO
                                                               MARCH 31,      SEPTEMBER 30,
                                                                  1999             1998
                                                              ------------   ----------------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,134,134)     $(2,116,416)
  Adjustments to reconcile net loss to net cash (used in)
   provided by operating activities--
     Provision for uncollectible accounts...................        7,324               --
     Depreciation and amortization..........................      881,317          480,571
     Changes in assets and liabilities, net of acquisitions:
       Accounts receivable..................................     (920,053)              --
       Inventories..........................................       61,872               --
       Other receivables....................................       72,173          (72,173)
       Interest receivable..................................       22,134          (22,134)
       Other current assets.................................     (168,864)              --
       Other assets.........................................      439,723           (6,437)
       Accounts payable.....................................   (1,660,812)         183,686
       Accrued expenses.....................................    3,628,359          633,620
       Other long-term liabilities..........................       46,758               --
                                                              ------------     -----------
          Net cash (used in) provided by operating
            activities......................................      275,797         (919,283)
                                                              ------------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (1,766,794)         (44,221)
  Advance to company subsequently acquired..................           --         (113,327)
  Collection of amounts due from former owners of subsidiary
     acquired...............................................    1,300,000               --
  Payments for acquisitions, net of cash acquired...........  (40,793,927)      (1,500,000)
                                                              ------------     -----------
          Net cash used in investing activities.............  (41,260,721)      (1,657,548)
                                                              ------------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net...............   21,118,695        9,285,065
  Payment of long-term debt.................................     (237,966)              --
  Payment of commitment fee on credit facility..............     (303,953)         (20,000)
  Proceeds from credit facility.............................   43,330,000               --
  Payment of credit facility................................  (29,080,000)              --
                                                              ------------     -----------
          Net cash provided by financing activities.........   34,826,776        9,265,065
                                                              ------------     -----------
          Net increase (decrease) in cash...................   (6,158,148)       6,688,234
CASH AND CASH EQUIVALENTS, beginning of period..............    6,688,234               --
                                                              ------------     -----------
CASH AND CASH EQUIVALENTS, end of period....................      530,086      $ 6,688,234
                                                              ============     ===========
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:
  Issuance of common stock for acquisitions.................  $34,306,957      $   500,000
                                                              ============     ===========
  Interest paid.............................................  $    24,854      $        --
                                                              ============     ===========
  Income taxes paid.........................................  $   388,259      $        --
                                                              ============     ===========

The accompanying notes to financial statements are an integral part of these statements.

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                         NOTES TO FINANCIAL STATEMENTS
               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
               THE SIX MONTHS ENDED MARCH 31, 1999 ARE UNAUDITED)

1. GENERAL

     Gerald Stevens, Inc., was formed on May 7, 1998 to become a branded retailer and consumer marketer of flowers, floral-related merchandise and gifts. Through September 30, 1998, Gerald Stevens, Inc. was in the development stage, had no revenue and all of its efforts had been directed to developing a business strategy, raising capital, and acquiring leading retail flower shops and other floral related businesses. Gerald Stevens, Inc.'s ability to continue as a going concern will be largely dependent upon its ability to successfully acquire and integrate retail and other floral related businesses. Gerald Stevens, Inc. has a fiscal year-end of September 30. Effective October 1, 1998, Gerald Stevens, Inc. commenced its operations upon the completion of its acquisition of ten operating flower businesses and, as a result, emerged from the development stage. There can be no assurance that Gerald Stevens, Inc. will successfully establish profitable operations.

     On April 30, 1999, Gerald Stevens, Inc. ("Gerald Stevens") completed a merger with Florafax International, Inc. Under the terms of the merger agreement, based on an exchange formula, Florafax issued 28.1 million shares of its common stock for approximately 20.8 million shares of Gerald Stevens common stock outstanding. Concurrent with the closing of the merger, Florafax's name was changed to Gerald Stevens, Inc. and Gerald Stevens, Inc.'s name was changed to Gerald Stevens Retail, Inc. (the "Company"). The merger was accounted for under the pooling of interest method of accounting. The accompanying Supplemental Consolidated Financial Statements give retroactive effect to the merger.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying unaudited interim financial statements of the Company contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 1999, and the results of its operations and cash flows for the six months ended March 31, 1999. The results of operations and cash flows for the six months ended March 31, 1999 are not necessarily indicative of the results of operations or cash flows which may be reported for fiscal year 1999.

SEASONALITY

     Sales of floral products have historically been seasonal, concentrated primarily in the first and second calendar quarters as a result of holidays such as Valentine's Day and Mother's Day. In particular, a significant portion of annual revenue is expected to be derived from sales of floral products for Valentine's Day.

     In contrast to the first and second calendar quarters, sales of floral products are significantly lower in the third and fourth calendar quarters. These quarters have relatively few flower-giving holidays. We expect to experience quarterly fluctuations in operating results due to the factors discussed above and other factors. These factors include additional selling, general and administrative expenses to acquire and support new business and the timing and magnitude of capital expenditures.

     Accordingly, the results of operations for the six-month period ended March 31, 1999 are not necessarily indicative of the results of operations or cash flows which may be reported for fiscal 1999.

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
               THE SIX MONTHS ENDED MARCH 31, 1999 ARE UNAUDITED)

CASH EQUIVALENTS

     The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of September 30, 1998 and March 31, 1999, all cash equivalents on hand were interest-bearing.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. The Company records depreciation using the straight-line method over the following estimated useful lives:

Office equipment, furniture and fixtures.................  5-10 years
Computer hardware and software...........................   4-5 years

INTANGIBLE ASSETS

     Intangible assets at September 30, 1998 consist of the fair value allocated to letters of intent of an acquired business (see Note 6). Intangible assets at March 31, 1999 consists of goodwill recorded in connection with acquisitions accounted for under the purchase method of accounting (see Note 6).

     Upon completion of the acquisitions, the value assigned to the underlying letters of intent was included as a component of the purchase price for the acquired business. The resultant goodwill will be amortized over a period of 40 years which management believes is a reasonable life in light of the characteristics present in the floral industry such as the significant number of years that the industry has been in existence, the continued trends by consumers in purchasing flowers for many different occasions, and the stable nature of the customer base.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment.

DEFERRED FINANCING COSTS

     Included in other long-term assets is deferred financing costs of $20,000 and $303,953 as of September 30, 1998 and March 31, 1999, respectively, related to amounts incurred in connection with obtaining a credit facility. The Company began recording amortization in September 1998 on a straight-line basis over the term of the financing agreement (18 months). Accumulated amortization was $1,111 and $102,429 as of September 30, 1998 and March 31, 1999, respectively.

INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The asset and liability approach prescribed by SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and the tax bases of assets and liabilities. As of September 30, 1998 and March 31, 1999, the Company had deferred tax assets of approximately $800,000 and $1,600,000, respectively, which have been fully offset by a valuation allowance, consisting primarily of start-up costs capitalized for tax purposes, allowance for doubtful accounts, and net operating loss carryforwards.

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
               THE SIX MONTHS ENDED MARCH 31, 1999 ARE UNAUDITED)

     The provision for income taxes for the six months ended March 31, 1999 is comprised of:

Federal provision...........................................  $    --
State provision.............................................   57,723
                                                              -------
          Total.............................................  $57,723
                                                              =======

     The Company's effective federal tax rate is 0% due to the establishment of a valuation allowance to offset the deferred tax benefit of net operating loss carryforwards.

EARNINGS PER SHARE

     Basic and diluted earnings per share in the accompanying statements of operations are based upon the weighted average shares actually outstanding during the period. The impact of common stock equivalents has not been included for the period ended September 30, 1998, as they are anti-dilutive, in accordance with provisions of SFAS No. 128, "Earnings Per Share."

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 130, "Reporting Comprehensive Income," requires an entity to report comprehensive income and its components for fiscal years beginning after December 15, 1997. Comprehensive income is a measure of all changes in equity of an enterprise that result from transactions and other economic events in a period other than transactions with owners. Comprehensive loss is equal to net loss.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires an entity to disclose certain information regarding its operating segments for fiscal years beginning after December 15, 1997. The composition of Gerald Stevens' business is changing. Accordingly, the Company will evaluate the need for segment disclosures when it implements the new standard in Fiscal 1999.

     Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," requires an entity to expense all software development costs incurred in the preliminary project stage, training costs and data conversion costs for fiscal years beginning after December 15, 1998. The Company believes that this statement will not have a material effect on the Company's accounting for computer software development or acquisition.

     SOP 98-5, "Reporting on the Costs of Start-up Activities," requires the immediate expensing of current start-up costs as well as existing costs previously capitalized for fiscal years beginning after December 15, 1998. The Company has no capitalized start-up costs as of September 30, 1998 or March 31, 1999.

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
               THE SIX MONTHS ENDED MARCH 31, 1999 ARE UNAUDITED)

3. PROPERTY AND EQUIPMENT, NET

     Property and equipment consisted of the following:

                                      MARCH 31, 1999   SEPTEMBER 30, 1998
                                      --------------   ------------------
Office equipment, furniture and
  fixtures..........................   $ 1,189,585          $ 16,702
Computer hardware and software......       580,848            27,519
Land, building, and leasehold
  improvements......................     5,371,394                --
Vehicles............................       616,025                --
                                       -----------          --------
                                         7,757,852            44,221
Less -- Accumulated depreciation....    (1,548,564)             (711)
                                       -----------          --------
                                       $ 6,209,288          $ 43,510
                                       ===========          ========

4. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                      MARCH 31, 1999   SEPTEMBER 30, 1998
                                      --------------   ------------------
Accrued professional fees...........    $1,749,346          $501,547
Accrued salaries and benefits.......     1,349,323            95,421
Accrued wire service................       879,909                --
Accrued other.......................     3,644,867            36,652
                                        ----------          --------
                                         7,623,445          $633,620
                                        ==========          ========

5. STOCKHOLDERS' EQUITY

     In August 1998, the Company sold 8,130,233 shares of common stock for an aggregate purchase price of $7,866,000 or $0.97 per share.

     In August 1998, certain of the Company's employees and certain other investors purchased 1,398,130 shares of stock for an aggregate purchase price of $1,471,565 or $1.05 per share.

     All of the stockholders who were issued shares of the Company's common stock in August 1998 have entered into stockholders agreements that provide the Company with a right of first refusal for any sales of common stock governed by such stockholder agreement in excess of $500,000 by such stockholders until October 1, 2000.

     On September 30, 1998 the stockholders approved an increase in the number of shares of authorized common stock from 20,000,000 to 40,000,000.

     In October 1998, the Company issued 4,581,583 shares of common stock at a price of $4.75 per share in a private placement. Proceeds totaled approximately $20,869,000, net of $894,000 of underwriting fees and expenses. Individuals who purchased shares in the private placement had agreed to give the Company a right of first refusal, prior to transferring such shares, until the Company became a public company on April 30, 1999.

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
               THE SIX MONTHS ENDED MARCH 31, 1999 ARE UNAUDITED)

6. ACQUISITIONS

     On July 31, 1998, the Company acquired all of the assets of International Floral Network, Inc. ("IFN"), a Florida corporation, for $1.5 million in cash and 475,553 shares of common stock valued at $500,000 or $1.05 per share. IFN's assets consisted solely of the right to acquire 33 retail floral chains pursuant to non-binding letters of intent with these chains. The Company allocated the aggregate consideration of approximately $2 million to the nine letters of intent it intended to pursue. Prior to yearend, the Company ceased discussions with one of these entities at which time the unamortized allocated portion of the consideration of $479,860 was charged to amortization expense. Eight of these retail floral chains were subsequently acquired by the Company in transactions accounted for under the purchase method of accounting in October 1998. Intangible assets consist of $1,520,140 related to the IFN transaction.

     Included in other assets as of September 30, 1998 is approximately $113,000 which represents a bridge payment to a retail floral chain subsequently acquired. Upon acquisition, such amount was applied towards the purchase price of the acquisition.

     During the first and second quarter, the Company acquired several businesses. The acquisitions were accounted for under the purchase method of accounting and accordingly the post-acquisition results of operations of the acquired businesses have been included in the Company's results of operations for the six months ended March 31, 1999.

     The following table sets forth businesses acquired during the six months ended March 31, 1999, and the consideration paid. Consideration for these acquisitions consisted of cash, stock, and debt paid on behalf of former owners. The total consideration amounts below reflect certain working capital adjustments called for in the acquisition agreements. Not included in the total consideration below are stock options which were granted subsequent to September 30, 1998 in connection with the acquisitions. All of the sellers of the acquired businesses who received shares of the Company's common stock have entered into stockholder agreements that contain terms similar to the terms of the stockholder agreements signed by individuals who became stockholders in August 1998.

                                                                                    PURCHASE PRICE
                                                                       TOTAL       -----------------   NUMBER OF   SHARE
NAME OF BUSINESS                           DATE OF ACQUISITION     CONSIDERATION    CASH      STOCK     SHARES     PRICE
----------------                         ------------------------  -------------   -------   -------   ---------   -----
                                                                            (IN THOUSANDS)
Eastern Floral & Gift Shop, Inc........  October 1, 1998              $ 2,924      $ 2,924   $    --        --      N/A
The Norton Group, Inc..................  October 1, 1998                1,566          548     1,018       214     4.75
Arizona Wholesale Floral Company (d/b/a
  Cactus Flowers)......................  October 1, 1998                3,000        1,800     1,200       253     4.75
Dr. Delphinium Designs, Inc............  October 1, 1998                3,103          880     2,223       467     4.75
Boesen the Florist, Inc................  October 1, 1998                5,150        2,485     2,665       561     4.75
J.J. Fallon Company, Inc...............  October 1, 1998                1,917        1,117       800       168     4.75
Martina's Inc..........................  October 1, 1998                1,948        1,168       780       164     4.75
Flower Franchising, Inc. (d/b/a Royer's
  Flower Shops)........................  October 1, 1998               11,158        6,334     4,824     1,016     4.75
A.G.A. Flowers, Inc....................  October 1, 1998                2,935        1,468     1,467       309     4.75
Jennie's Flower Shop, Inc..............  December 7, 1998               3,575        2,000     1,575       263     6.00
Maple Lee Flowers, Inc. and Maple Lee
  Farm 'N' Garden Center, Ltd..........  October 1, 1998                4,698        2,539     2,159       455     4.75
National Flora.........................  March 3, 1999                 19,727        9,952     9,775     1,150     8.50
Phoebe's Floral Shop...................  March 31, 1999                 2,817        2,195       622        73     8.50
Other Aquisitions......................  Various                       13,159        7,960     5,199       867     6.00
                                                                      -------      -------   -------     -----
                                                                      $77,677      $43,370   $34,307     5,960
                                                                      =======      =======   =======     =====

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
               THE SIX MONTHS ENDED MARCH 31, 1999 ARE UNAUDITED)

     The preliminary purchase price allocation for businesses acquired under the purchase method of accounting is as follows (in thousands):

Assets......................................................  $19,342
Intangible assets...........................................   70,370
Liabilities.................................................  (12,035)
                                                              -------
                                                              $77,677
                                                              =======

     As part of the Company's purchase agreement with Arizona Wholesale Floral Company ("Cactus"), the Company may be required to make an additional payment of up to $300,000 based upon the performance of four existing stores and a superstore to be opened by Cactus in the fourth quarter of 1998.

     As part of the Company's purchase agreement with Eastern Floral & Gift Shop, Inc., the Company may be required to make an additional payment of up to $280,000 based upon an existing agreement with Amway Corporation.

     Key employees of each of the acquired companies have agreed to enter into 2-year employment agreements with the Company effective as of the closing date of each respective acquisition. The annual salaries range from $20,000 to $150,000. In addition, some of the employment agreements provide for the employee to receive a bonus beginning in the Company's 1999 calendar year of up to 20% of the base salary depending on certain performance targets. The employment agreements can be terminated earlier by either the employee or the Company. The employment agreements include noncompete clauses of up to two years after the employment period.

     In addition, the former owner of each of the acquired companies have agreed to noncompete agreements, effective as of the closing of the acquisition, ranging from 2 to 5 years.

     The pro forma results of operations, assuming each of the significant acquisitions described above was consummated as of the beginning of the period presented, are as follows:

                                                                   FOR THE
                                                                  SIX MONTH
                                                                PERIOD ENDED
                                                               MARCH 31, 1999
                                                              -----------------
Revenue.....................................................     $46,240,000
                                                                 ===========
Net income..................................................     $   652,000
                                                                 ===========
Net income per share --
  Basic.....................................................     $      0.03
                                                                 ===========
  Diluted...................................................     $      0.03
                                                                 ===========

     The Company entered into various letters of intent, subject to certain customary conditions, to acquire various retail flower shops. To the extent consummated, these pending acquisitions will be accounted for under the purchase method of accounting.

7. STOCK OPTION PLAN

     The Company approved a stock option plan (the "Plan") on May 20, 1998, authorizing the issuance of stock options for up to 4,000,000 shares of common stock. The number of shares of stock issuable pursuant to the options outstanding (whether vested or not) cannot exceed 10 percent of the outstanding shares of stock.

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
               THE SIX MONTHS ENDED MARCH 31, 1999 ARE UNAUDITED)

     The purchase price of each share of common stock subject to an option is determined by the Board of Directors and stated in each option agreement, and will not be less than 100 percent of the fair market value of a share of the common stock on the date the option is granted. The options have a term of ten years from the date of grant and are non-qualified. The options vest in increments of 25% per year over a four-year period on the yearly anniversary of the grant date.

     Under the Plan, in August 1998, 150,000 options were granted with an exercise price of the then fair market value of $1.05. From October 1, 1998 to March 31, 1999, a total of 893,871 options were granted at fair market value exercise prices of $4.75 or $8.50, with 2,450 of these options subsequently cancelled during the period. As of September 30, 1998 and March 31, 1999, none of the options granted were exercisable. The weighted average remaining contractual life of the options as of September 30, 1998 and March 31, 1999 is approximately 10 years and 9.50 years, respectively.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements.

     Pro forma information regarding net income is required by SFAS No. 123, "Accounting for Stock-Based Compensation," which also requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The following assumptions were used in the valuation: average expected life 6 years, expected volatility 0.80, risk free interest rate 4.7% and no dividends. The weighted average fair value of options granted during the year was $1.05.

     For purposes of pro forma disclosures of net loss, the estimated fair value of the options is amortized to expense over the options' vesting period, resulting in pro forma compensation expense of approximately $3,000 for the period from May 7, 1998 (inception) to September 30, 1998. The Company's pro forma net loss for the period from May 7, 1998 (inception) to September 30, 1998 was $2,119,416.

     The occurrence of certain events may terminate the unvested options, including, but not limited to, termination of employment, as defined in the Plan.

     Pursuant to the Plan, in the event of certain defined transactions after the effective date of the Plan, the number and kinds of shares for the purchase of which options may be granted under the Plan will be adjusted proportionately by the Company. In addition, the number and kind of shares for which options are outstanding shall be adjusted proportionately so that the proportionate interest of the holder of the option immediately following such event will be the same as immediately prior to such event.

8. COMMITMENTS AND CONTINGENCIES

A. EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain of its officers and executives. The agreements expire on dates ranging until 2000 and also include noncompete provisions. The aggregate minimum annual payments under these agreements are $2,491,128 and $1,945,012 for the years ended December 31, 1999 and 2000, respectively.

B. SERVICES AGREEMENT

     On May 7, 1998, the Company entered into a services agreement with SB Management Corp. ("SBMC"), a corporation controlled by Mr. Steven R. Berrard, that provides services to the general partner of

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
               THE SIX MONTHS ENDED MARCH 31, 1999 ARE UNAUDITED)

New River pursuant to which SBMC agreed to provide certain management services to and incur certain expenses on behalf of the Company, with the cost of such items to be reimbursed by the Company to SBMC. The Company is to reimburse SBMC for a proportionate share of any SBMC officer's salary, bonuses, and compensation if that employee spends more than 50% of his time rendering services to the Company, not to exceed $200,000. One hundred percent of all out-of-pocket costs and fees paid to advisors in connection with services to the Company are to be reimbursed in an amount not to exceed $500,000 prior to the initial private placement of capital stock. After the initial private placement of capital stock, there is no limit on the amount charged to the Company for out-of-pocket costs and fees paid to advisors. The agreement may be terminated at any time by the Company or SBMC upon thirty days prior written notice.

     As of September 30, 1998, SBMC had incurred approximately $540,000 of expenses on behalf of the Company which is included in selling, general, and administrative expenses in the accompanying supplemental consolidated statement of operations. These expenses included payment of certain of the Company's employees' salaries and travel expenses. As of September 30, 1998, $506,000 of this amount had been paid. The remaining $34,000 is included in accrued expenses in the accompanying balance sheet and was subsequently paid on November 25, 1998.

     In addition, SBMC leases office space which is also occupied by certain employees of the Company. SBMC does not allocate any of the rent expense for this space to the Company. The approximate annual rent expense to SBMC is $61,000.

C. DUTIES

     As a result of an investigation concerning the alleged dumping of flowers in the U.S. market by foreign growers, the U.S. Department of Commerce began assessing importers a duty based on the import value of certain flowers from certain growers. The Company currently estimates and remits the estimated assessment based on the most current information available. The final assessment is subject to determination by the U.S. Department of Commerce and may result in additional charges or refunds.

D. OPERATING LEASES

     On August 1, 1998, the Company entered into a lease agreement for its office space through August 2002. The total future minimum annual lease payments under the agreement as of September 30, 1998 are as follows:

1999.....................................................  $  51,000
2000.....................................................     53,000
2001.....................................................     55,000
2002.....................................................     38,000
                                                           ---------
                                                           $ 197,000
                                                           =========

     The Company incurred rental expense totaling approximately $8,000 and $25,000 during the periods ended September 30, 1998 and March 31, 1999, respectively.

E. CONSULTING AGREEMENTS

     On October 1, 1998, the Company entered into a two-year consulting agreement with a former owner of an acquired company to provide various services. The agreement provides for an annual fee of $50,000.

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
               THE SIX MONTHS ENDED MARCH 31, 1999 ARE UNAUDITED)

F. SERVICES AGREEMENT

     On October 1, 1998, the Company entered into a service agreement with a Colombian farm (the "Provider") to provide services to A.G.A. Flowers, Inc., an acquired subsidiary of the Company. The agreement provides for compensation to the Provider in the amount of $6,000 per month, plus any out-of-pocket costs incurred by the Provider in providing services to the Company. The agreement was terminated on March 31, 1999.

G. SUPPLY AGREEMENT

     On October 1, 1998, the Company entered into a five-year supply agreement with flower farms (the "Farms") which are affiliated with two of the Company's stockholders. The agreement requires that the Farms provide to the Company on a consignment basis a certain percentage of their flowers. The Farms must produce and deliver a minimum number of stems for the Company during the growing year ("Growing Year") commencing on October 1, 1998 and running until September 30, 1999. Each July, during the term of the agreement, the parties will meet to establish the Minimum Stem Obligation for each species for the upcoming Growing Year.

     The Company has no obligation to pay for any flowers it receives from the Farms unless and until such flowers are sold by the Company.

H. 401(k) PLAN

     On December 1, 1998, the Company adopted a 401(k) Plan, effective January 1, 1999. All employees who have met minimum age and length of service requirements are eligible to participate. Employer matching contributions are fifty percent of the first three percent of compensation contributed by the employee to the plan and generally require year-end employment and 1,000 hours worked during the calendar year. An additional contribution is made at the discretion of the Company.

9. CREDIT FACILITY

     The Company entered into an 18-month senior secured revolving credit facility (the "Credit Facility") with a bank on September 30, 1998 with borrowings up to $20 million and which includes a letter of credit facility of up to $3 million for the issuance of standby letters of credit. This line of credit is used to finance acquisitions and for other, general corporate purposes. Cash borrowings bear interest at either the Eurodollar market rate plus a percentage ranging from 100 basis points to 225 basis points (Eurodollar at March 31, 1999 was 5%) or, at the Company's option, the greater of the Federal funds rate plus 50 basis points or the Prime rate ("adjusted base rate loan"). The Federal funds rate and Prime rate were 4.88% and 7.75%, respectively, at March 31, 1999. The percentage over the Eurodollar market rate is based on the Company's financial performance as measured by a total funded debt ratio (as defined in the Credit Facility).

     For Eurodollar-based loans, principal and interest payments are due at the end of the chosen Eurodollar instrument term, or if the applicable period is greater than three months, then interest is due at the end of each three-month interval and at the end of the applicable period. For adjusted base rate loans, the interest is due quarterly and the principal is due upon demand.

     The Credit Facility is secured by all of the assets of the Company, including a pledge of the stock of each of the Company's subsidiaries. As of September 30, 1998, no amounts were drawn on the Credit Facility. In addition, the Credit Facility agreement provides for an unused facility fee ranging from 25 basis points to 50

                          GERALD STEVENS RETAIL, INC.
                        (FORMERLY GERALD STEVENS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
               (ALL AMOUNTS AND RELATED DISCLOSURES APPLICABLE TO
               THE SIX MONTHS ENDED MARCH 31, 1999 ARE UNAUDITED)

basis points on an annual basis depending on the extent of the Company's ratio of total funded debt ratio (as defined in the Credit Facility).

     Restrictive covenants contained in the Company's Credit Facility may limit the Company's ability to finance future acquisitions, new locations and other expansion of operations. These covenants also require the Company to maintain certain ownership interests by New River and others, to achieve specific financial ratios and may require the Company to obtain bank consent prior to completing our proposed acquisitions.

     In connection with the attainment of the Credit Facility, the Company agreed to pay a $250,000 underwriting fee, $20,000 of which has been paid as of September 30, 1998. The remaining balance was paid in October 1998.

     In October 1998, the Company borrowed $16,000,000 on its revolving credit facility to fund the cash portion of the purchase price for acquisitions. These amounts were subsequently repaid in October 1998 with proceeds from the private placement.

     On March 16, 1999, the Company and its primary lender amended its bank credit facility to increase the size of the credit facility from $20,000,000 to $40,000,000.

     Between January and March 1999, the Company borrowed approximately $27,330,000 on its revolving credit facility to fund the cash portion of the purchase price for acquisitions. Of this amount, approximately $14,350,000 was still outstanding as of March 31, 1999.

10. SUBSEQUENT EVENTS

  ACQUISITIONS

     From April 1, 1999, through April 30, 1999, the Company acquired or has entered into probable agreements to acquire three retail florist businesses.

     The following table represents the total purchase price, the cash and stock portion of the purchase price, the number of shares issued and the share price for the business acquisitions discussed above (in thousands, except share price):

                                                         PURCHASE PRICE
                                        TOTAL       -------------------------    NUMBER OF    SHARE
COMPANY                             CONSIDERATION      CASH          STOCK        SHARES      PRICE
-------                             -------------   -----------   -----------   -----------   ------
Exotic Gardens, Inc. and Kuhn
  Flowers, Inc....................   $     6,200    $     5,580   $       620            37   $17.00
Thrifty Florist...................         5,225          4,180         1,045           174     6.00
                                     -----------    -----------   -----------   -----------
     Total post March 31, 1999
       acquisitions...............   $    11,425    $     9,760   $     1,665           211
                                     ===========    ===========   ===========   ===========

  STOCK OPTIONS

     Subsequent to March 31, 1999, the Company issued options of 24,933 at fair market value price of $17.00 per share.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of The Exotic Gardens, Inc. and Kuhn Flowers, Inc.

     We have audited the accompanying combined balance sheets of The Exotic Gardens, Inc. and Kuhn Flowers, Inc. as of September 30, 1998 and 1997, and the related combined statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Exotic Gardens, Inc. and Kuhn Flowers, Inc. as of September 30, 1998 and 1997, and the combined results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

ADAIR, FULLER, WITCHER & MALCOM, P.A.

Ft. Lauderdale, Florida
  February 17, 1999, except for notes G and H as to which the date is April 30, 1999

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

                            COMBINED BALANCE SHEETS

                                                                           SEPTEMBER 30,
                                                       MARCH 31,     --------------------------
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
                                                      (UNAUDITED)
                                            ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........................  $ 1,243,657    $   659,779    $   154,786
  Accounts receivable less allowance for doubtful
     accounts of $335,887, $267,431 and
     $174,498 -- Note H.............................      484,037        560,567        624,658
  Inventories -- Note H.............................      263,151        343,152        336,599
  Prepaid and other current assets -- Note H........       94,333         66,682         32,220
                                                      -----------    -----------    -----------
          TOTAL CURRENT ASSETS......................    2,085,178      1,630,180      1,148,263
PROPERTY AND EQUIPMENT, NET -- Notes C, H...........    2,217,101      2,259,407      2,497,664
OTHER ASSETS
  Intangible assets, net -- Note H..................      223,538        232,059        219,379
  Other assets -- Note H............................       71,728         71,728         76,777
                                                      -----------    -----------    -----------
          TOTAL OTHER ASSETS........................      295,266        303,787        296,156
                                                      -----------    -----------    -----------
          TOTAL ASSETS..............................  $ 4,597,545    $ 4,193,374    $ 3,942,083
                                                      ===========    ===========    ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable -- Note H........................  $   612,611    $   486,101    $   467,206
  Accrued expenses -- Note H........................      362,595        303,291        286,196
  Deferred income...................................            0              0         20,833
  Notes payable -- Note D...........................    2,416,671      2,486,671      2,543,099
  Current obligations under capital leases..........            0         10,546         17,075
                                                      -----------    -----------    -----------
          TOTAL CURRENT LIABILITIES.................    3,391,877      3,286,609      3,334,409
LONG-TERM DEBT
  Obligations under capital leases..................            0              0         10,546
                                                      -----------    -----------    -----------
          TOTAL LIABILITIES.........................    3,391,877      3,286,609      3,344,955
COMMITMENTS AND
  CONTINGENCIES -- Notes G and H
STOCKHOLDERS' EQUITY
  Common stock -- Note F............................          900            900            900
  Additional paid-in capital........................    5,218,941      5,218,941      5,093,941
  Accumulated deficit...............................   (4,014,173)    (4,313,076)    (4,497,713)
                                                      -----------    -----------    -----------
          TOTAL STOCKHOLDERS' EQUITY................    1,205,668        906,765        597,128
                                                      -----------    -----------    -----------
          TOTAL LIABILITIES AND STOCKHOLDERS'
            EQUITY..................................  $ 4,597,545    $ 4,193,374    $ 3,942,083
                                                      ===========    ===========    ===========

The accompanying notes are an integral part of these statements.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                   SIX MONTHS ENDED              YEARS ENDED
                                                       MARCH 31,                SEPTEMBER 30,
                                                -----------------------   -------------------------
                                                   1999         1998         1998          1997
                                                ----------   ----------   -----------   -----------
                                                      (UNAUDITED)
REVENUE
  Product sales...............................  $4,929,035   $4,771,727   $ 8,919,635   $ 8,798,680
  Service and other revenue...................   1,203,043    1,222,929     2,266,914     2,096,283
                                                ----------   ----------   -----------   -----------
          TOTAL REVENUE.......................   6,132,078    5,994,656    11,186,549    10,894,963
OPERATING COSTS AND EXPENSES
  Cost of product sales.......................   2,204,244    2,207,105     4,001,562     3,777,734
  Operating expenses..........................   2,996,193    2,845,926     5,399,964     5,457,685
  Selling, general, and administrative
     expenses.................................     583,211      833,542     1,482,972     1,531,471
                                                ----------   ----------   -----------   -----------
          TOTAL OPERATING COST AND EXPENSES...   5,783,648    5,886,573    10,884,498    10,766,890
                                                ----------   ----------   -----------   -----------
          OPERATING INCOME....................     348,430      108,083       302,051       128,073
OTHER INCOME (EXPENSE)
  Interest expense............................     (86,307)    (104,812)     (209,027)     (261,540)
  Interest income.............................       6,364        1,400         2,967         3,955
  Other income (expense), net.................      30,416      134,115       213,646       107,970
                                                ----------   ----------   -----------   -----------
          TOTAL OTHER INCOME (EXPENSE)........     (49,527)      30,703         7,586      (149,615)
                                                ----------   ----------   -----------   -----------
          NET INCOME (LOSS)...................  $  298,903   $  138,786   $   309,637   $   (21,542)
                                                ==========   ==========   ===========   ===========

The accompanying notes are an integral part of these statements.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                             ADDITIONAL                     TOTAL
                                                    COMMON    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                                    STOCK     CAPITAL      (DEFICIT)       EQUITY
                                                    ------   ----------   -----------   -------------
Balance, September 30, 1996.......................   $900    $4,643,941   $(4,026,171)   $  618,670
Net (loss) for the year ended September 30,
  1997............................................      0             0       (21,542)      (21,542)
Dividend to Stockholders..........................      0             0      (450,000)     (450,000)
Capital contributed by Stockholders...............      0       450,000             0       450,000
                                                     ----    ----------   -----------    ----------
Balance, September 30, 1997.......................    900     5,093,941    (4,497,713)      597,128
Net income for the year ended September 30,
  1998............................................      0             0       309,637       309,637
Dividend to Stockholders..........................      0             0      (125,000)     (125,000)
Capital contributed by Stockholders...............      0       125,000             0       125,000
                                                     ----    ----------   -----------    ----------
Balance, September 30, 1998.......................    900     5,218,941    (4,313,076)      906,765
                                                     ----    ----------   -----------    ----------
Net income for the six months ended March 31, 1999
  (Unaudited).....................................      0             0       298,903       298,903
                                                     ----    ----------   -----------    ----------
Balance, March 31, 1999
  (Unaudited).....................................   $900    $5,218,941   $(4,014,173)   $1,205,668
                                                     ====    ==========   ===========    ==========

The accompanying notes are an integral part of these statements.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                SIX MONTHS ENDED          YEARS ENDED
                                                                    MARCH 31,            SEPTEMBER 30,
                                                              ---------------------   -------------------
                                                                 1999        1998       1998       1997
                                                              ----------   --------   --------   --------
                                                                   (UNAUDITED)
OPERATING ACTIVITIES
  Net Income (loss).........................................  $  298,903   $138,786   $309,637   $(21,542)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................      88,641     90,281    209,553    232,826
    (Gain) Loss on disposal of assets.......................           0     (2,550)    (2,859)    27,675
    Disposal of obsolete assets.............................           0          0     58,400          0
    Provision for doubtful accounts.........................      68,456     15,176     92,933    102,559
    Changes in operating assets and liabilities:
      Accounts receivable...................................       8,074        772    (28,842)   (41,295)
      Merchandise inventory.................................      80,000          0     (6,553)   121,373
      Prepaid expenses and other current assets.............     (27,651)   (72,167)   (34,462)    39,662
      Deposits and other assets.............................           0      6,251    (16,618)    16,798
      Accounts payable......................................     126,510     61,136     18,895    (29,878)
      Accrued expenses......................................      59,305      3,392     (3,738)  (130,709)
                                                              ----------   --------   --------   --------
         NET CASH PROVIDED BY OPERATING ACTIVITIES..........     702,238    241,077    596,346    317,469
INVESTING ACTIVITIES
  Proceeds from sale of assets..............................           0      6,743     13,205    701,743
  Purchase of property and equipment........................     (37,814)    (7,282)   (31,055)   (41,196)
                                                              ----------   --------   --------   --------
         NET CASH PROVIDED BY (USED IN) INVESTING
           ACTIVITIES.......................................     (37,814)      (539)   (17,850)   660,547
FINANCING ACTIVITIES
  Principal payments on notes payable.......................     (70,000)   (63,373)   (56,428)  (936,883)
  Dividends paid to stockholders............................           0          0   (125,000)  (450,000)
  Contributions received from stockholders..................           0          0    125,000    450,000
  Repayment of capital lease obligation.....................     (10,546)    (8,370)   (17,075)   (15,887)
  Repayment of stockholder loan.............................           0          0          0    (18,608)
                                                              ----------   --------   --------   --------
         NET CASH (USED IN) FINANCING ACTIVITIES............     (80,546)   (71,743)   (73,503)  (971,378)
                                                              ----------   --------   --------   --------
         NET INCREASE IN CASH...............................     583,878    168,795    504,993      6,638
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     583,878    168,795    504,993      6,638
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     659,779    154,786    154,786    148,148
                                                              ----------   --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $1,243,657   $323,581   $659,779   $154,786
                                                              ==========   ========   ========   ========
Supplemental Disclosure of Cash Flow Information
  Interest Paid.............................................  $   92,260   $104,812   $209,457   $271,674
                                                              ==========   ========   ========   ========
Supplemental Disclosure of Non-Cash Investing and Financing
  Activities
  Prorata share of losses from an investment in a real
    estate limited partnership..............................  $        0   $  1,176   $  2,351   $  1,310
                                                              ==========   ========   ========   ========

The accompanying notes are an integral part of these statements.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

                         NOTES TO FINANCIAL STATEMENTS
    (INFORMATION RELATED TO THE SIX MONTHS ENDED MARCH 31, 1999 AND 1998 IS
                                   UNAUDITED)
                               SEPTEMBER 30, 1998

A. NATURE OF BUSINESS

     The accompanying combined financial statements include the accounts of The Exotic Gardens, Inc. ("Exotic") and Kuhn Flowers, Inc. ("Kuhn") both of which are Florida corporations. Exotic was formed in 1990 to acquire and operate a retail florist that has been operating in the State of Florida since 1927. The shareholders of Exotic also own Kuhn, another retail florist that has been operating in the State of Florida since 1947. Consequently, Exotic and Kuhn are affiliated by common ownership.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash

     The Companies maintain most of their cash balances at a large national financial institution located in Jacksonville, Florida. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At March 31, 1999, and September 30, 1998 and 1997, the Companies had cash balances of approximately $504,625 and $513,826 and $25,014, respectively, in excess of this insured amount.

  Allowance for Doubtful Accounts

     The Companies provide an allowance for doubtful accounts based upon their estimate of the accounts receivable that may be uncollectible.

  Merchandise Inventory

     Merchandise inventory is valued at the lower of average cost or market.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the improvements or the term of the related leases. The estimated useful lives of property and equipment are as follows:

Buildings and improvements..................................  5-39
Machinery and equipment.....................................   5-7
Furniture and fixtures......................................   5-7
Autos and trucks............................................     5
Leasehold improvements......................................   3-5
Capitalized Software........................................     5

  Investments

     Other assets include a real estate limited partnership investment of Exotic that is accounted for on the equity method whereby the initial cost is increased or decreased by Exotic's prorata share of the partnerships' income or loss, capital contributions or distributions.

  Intangible Assets

     Intangible assets consist principally of goodwill that represents the excess of the cost over the fair market value of net assets acquired by Kuhn prior to March 23, 1990, that is being amortized on the straight-line method over forty (40) years. In August 1998, Kuhn acquired certain intangible assets valued at $25,000 in connection with the purchase of a store in Jacksonville, Florida. These assets are being amortized on the

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

straight-line method over five (5) years. In 1995, Kuhn acquired a covenant not to compete for $10,000 in connection with the acquisition of one of its stores. The covenant is being amortized on the straight-line method over three (3) years.

  Income Taxes

     The Companies and their shareholders have elected for the Companies to be treated as S Corporations for income tax purposes. Under this election, all profits and losses are directly attributable to the shareholders with no resulting tax effect to the corporation, and shareholder distributions are reductions of retained earnings. Accordingly, there is no income tax provision recorded in the accompanying financial statements.

  Advertising Costs

     Costs incurred for producing and communicating advertising are expensed when incurred. Advertising expense was $356,914 and $427,543 for the six months ended March 31, 1999, and 1998, respectively, and $633,404 and $983,152 for the years ended September 30, 1998, and 1997, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     The Companies have reclassified certain 1997 amounts to conform to the 1998 presentation. These reclassifications have no effect on net income.

C. PROPERTY AND EQUIPMENT

     Property and equipment as of March 31, 1999, and September 30, 1998 and 1997, consist of the following:

                                                                         SEPTEMBER 30,
                                                      MARCH 31,     -----------------------
                                                         1999          1998         1997
                                                     ------------   ----------   ----------
                                                     (UNAUDITED)
Land...............................................   $  598,714    $  598,714   $  636,714
Buildings..........................................    1,995,536     1,995,536    1,997,927
Equipment..........................................      676,537       638,723      625,100
Autos and trucks...................................      197,740       197,740      248,910
Furniture and fixtures.............................      134,438       134,438      167,138
Leasehold improvements.............................      419,260       419,260      415,803
Capitalized software...............................       10,484        10,484       10,484
                                                      ----------    ----------   ----------
Total property and equipment.......................    4,032,709     3,994,895    4,102,076
Less accumulated depreciation......................    1,815,608     1,735,488    1,604,412
                                                      ----------    ----------   ----------
Property and equipment, net........................   $2,217,101    $2,259,407   $2,497,664
                                                      ==========    ==========   ==========

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

D. NOTES PAYABLE

     Notes payable as of March 31, 1999, and September 30, 1998 and 1997, consist of the following:

                                                                                SEPTEMBER 30,
                                                              MARCH 31,    -----------------------
                                                                1999          1998         1997
                                                             -----------   ----------   ----------
                                                             (UNAUDITED)
Mortgage note payable -- trust, interest at prime rate less
  .375% (7.375% and 7.875% and 8.125% at March 31, 1999,
  and September 30, 1998 and 1997, respectively) interest
  payable quarterly, collateralized by land and building
  with a book value of $2,010,132 and guaranteed by the
  stockholders. Renewable every year at the option of the
  lender...................................................  $2,416,671    $2,416,671   $2,416,671

$250,000 line of credit, interest at prime rate (8.25% and
  8.50% at September 30, 1998 and 1997, respectively)
  payable monthly, collateralized by equipment and other
  personal property and guaranteed by the stockholders. The
  note is due and payable on demand........................           0        70,000      126,428
                                                             ----------    ----------   ----------
Total notes payable -- all current.........................  $2,416,671    $2,486,671   $2,543,099
                                                             ==========    ==========   ==========

     Mortgage note payable -- trust, represents an amount due to the trust that sold Exotic to the current shareholders. The trust is related but not controlled by Exotic's stockholders. Exotic incurred interest expense of $86,307, $104,812, $209,027 and $261,540 during the six months ended March 31, 1999 and 1998, and the years ended September 30, 1998 and 1997, respectively. The note is renewable every year at the option of the lender and is therefore reported as a current liability in the accompanying financial statements.

     The agreement with the trust has certain restrictions. The principal restrictions relate to payment of dividends, not issuing additional stock, limitation on investments, loans and borrowings, and limitation on salaries of the stockholders. Management believes that Exotic is in compliance with the covenants.

E. RELATED PARTY TRANSACTIONS

     During the six months ended March 31, 1999 and 1998, and the years ended September 30, 1998 and 1997, the Companies purchased $105,395, $79,975, $214,008 and $187,444 of insurance, respectively, from a company related by common ownership. During part of the year ended September 30, 1997, Exotic leased part of the space of one of its retail florist locations to a company partially owned by one of the stockholders. The location was sold in May 1997.

F. STOCKHOLDERS' EQUITY

     Exotic has 500 authorized shares of $1 par value common stock of which 400 shares are issued and outstanding. Kuhn has 7,500 shares of $1 par value common stock of which 500 shares are issued and outstanding.

G. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Exotic has entered into various operating leases for vehicles, one of its stores and a warehouse. Kuhn has entered into various operating leases for vehicles and for its stores in Western Jacksonville, Ponte Vedra and St. Augustine. The store lease for Exotic expired and is currently being renewed on a month-to-month basis.

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

The warehouse lease grants Exotic the right to renew the lease on the same terms and conditions for an additional five-year term.

     The following is a schedule of noncancelable future minimum lease payments required under the operating leases that expire in more than twelve months:

1999..............................................  $230,042
2000..............................................   164,576
2001..............................................    67,123
2002..............................................    51,940
2003..............................................    35,192
                                                    --------
                                                    $548,873
                                                    ========

     On April 30, 1999, the future minimum lease payment obligations listed above were assumed by the purchaser in conjunction with the sale by the Companies of substantially all of the operating assets of the Companies (see note H).

     Rental expense for all operating leases in effect was $212,204 and $152,668 for the six months ended March 31, 1999 and 1998, respectively, and $361,115 and $332,981 for the years ended September 30, 1998 and 1997, respectively.

  Sale of Orlando Store

     Kuhn sold its Orlando store in November 1996. The sale included related receivables, fixtures and furnishings, and inventory, but does not include the land and building. A gain of $28,983 was recorded on the disposition of the assets. In connection with the sale, Kuhn agreed not to compete within a twenty-five mile area of the store for a period of five years. This covenant, valued at $25,000, has been recorded as deferred income and is being recognized on a straight-line basis over five years. In connection with the sale, the acquirer also executed an agreement to pay Kuhn $40,000 plus interest at 7%. The acquirer has not made any payments and management is currently investigating what actions should be taken. However, they are confident that the entire balance will be repaid. The outstanding balance of this loan is $46,047, $44,480 and $42,380 as of March 31, 1999, and September 30, 1998 and 1997, respectively.

     Management has separately listed the real estate for sale. Based on the listing price and management's expected selling price, less related selling expenses, the carrying amount of the land and building has been reduced by providing a valuation allowance of $150,000. This allowance was recorded by charging $50,000 against income from operations in 1998 and $100,000 in 1995.

  Litigation

     In 1991, the trustee of a trust controlled by previous stockholders of the old Exotic Gardens, Inc. filed an action against Exotic and its secretary treasurer alleging various matters regarding Exotic converting certain funds belonging to the Trust when Exotic exercised collateral assignments in 1990 of two insurance policies it held on the lives of the settlor of the Trust. Exotic and the secretary treasurer prevailed at trial in 1995. In 1998 the matter was settled and Exotic received $140,000. Such amount was offset substantially by the payment of legal costs and other expenses.

     Exotic sued a Massachusetts company, claiming violations by that company of Exotic's trademark and reputational rights related to the defendant's use of a confusingly similar name to market similar goods and services in Exotic's market. The defendant filed counterclaims which were dismissed with prejudice prior to trial. The case proceeded to trial in March of 1999 and Exotic prevailed on some, but not all, of its claims. The jury found the trademark to be valid and worthy of trademark protection and that the defendant had

                THE EXOTIC GARDENS, INC. AND KUHN FLOWERS, INC.

threatened Exotic's reputation and goodwill by using the similar name. Final judgment has not yet been entered and post trial motions could affect the outcome, although the validity of Exotic's Trademark is unlikely to be affected. There is no present likelihood that Exotic will recover a monetary award.

H. SUBSEQUENT EVENT

     On April 30, 1999, the Companies sold substantially all of its operating assets, with the exception of real estate, to Gerald Stevens, Inc. In conjunction with this sale, liabilities, with the exception of the notes payable referred to in Note D, were assumed by the purchaser. The Companies will report a substantial gain in 1999 resulting from this sale.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Calyx & Corolla, Inc.

     We have audited the accompanying balance sheets of Calyx & Corolla, Inc. as of June 30, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Calyx & Corolla, Inc. at June 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

San Francisco, California
August 21, 1998

                             CALYX & COROLLA, INC.

  BALANCE SHEETS, MARCH 31, 1999 (UNAUDITED), JUNE 30, 1998 AND JUNE 30, 1997

                                                             MARCH 31, 1999   JUNE 30, 1998   JUNE 30, 1997
                                                             --------------   -------------   -------------
                                                              (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................   $ 3,622,705      $ 5,669,778     $ 6,105,991
  Accounts receivable......................................       173,005          271,695         236,339
  Inventories..............................................     1,079,542          842,401         838,965
  Prepaid catalog expenses and other.......................     1,656,369        1,183,445       1,176,840
  Income taxes receivable..................................            --               --          15,679
  Deferred tax assets......................................       228,871          228,871              --
                                                              -----------      -----------     -----------
         Total current assets..............................     6,760,492        8,196,190       8,373,814
PROPERTY AND EQUIPMENT -- Net..............................     1,310,994          866,916         432,558
PHOTOGRAPHY PORTFOLIO AND OTHER (less accumulated
  amortization of $633,741, $473,118 and $508,583).........       417,903          353,388         266,328
DEPOSITS...................................................        52,750           52,500          60,897
                                                              -----------      -----------     -----------
TOTAL ASSETS...............................................   $ 8,542,139      $ 9,468,994     $ 9,133,597
                                                              ===========      ===========     ===========
                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................   $ 1,773,464      $ 1,382,990     $ 1,261,624
  Accrued expenses.........................................       155,556           99,759         112,386
  Deferred revenue.........................................     1,950,778        1,719,552       1,372,575
  Current portion of note payable..........................       113,252          113,252              --
  Rental Deposits..........................................         9,955               --              --
  Deferred rent............................................       103,373           61,445              --
  Income taxes payable.....................................        21,292           21,292              --
  Deferred tax liabilities.................................            --               --         151,021
                                                              -----------      -----------     -----------
         Total current liabilities.........................     4,127,670        3,398,290       2,897,606
NOTE PAYABLE...............................................       238,936          313,163              --
SHAREHOLDERS' EQUITY:
  Convertible preferred stock -- Authorized, 1,000,000
    shares:
    Series A, $25.00 stated value: designated, 78,000
       shares; 67,834 shares issued and outstanding........     1,695,850        1,695,850       1,695,850
    Series B1, $31.50 stated value: designated, 22,501
       shares; 13,442 shares issued and outstanding........       423,423          423,423         423,423
    Series B2, $31.50 stated value: designated, 12,000
       shares; 8,004 shares issued and outstanding.........       252,126          252,126         252,126
    Series C, $86.00 stated value: designated 128,140
       shares; 109,440 shares issued and outstanding.......     9,369,639        9,369,639       9,369,639
    Common stock, $1.20 stated value: authorized, 1,100,000
       shares; 110,249, 110,249 and 109,163 shares issued
       and outstanding.....................................       132,299          132,299         130,995
  Paid in capital..........................................        68,649           68,649          60,450
  Media credits related to Series C preferred stock........    (2,577,290)      (2,820,670)     (2,820,670)
  Accumulated deficit......................................    (5,189,163)      (3,363,775)     (2,875,822)
                                                              -----------      -----------     -----------
         Total shareholders' equity........................     4,175,533        5,757,541       6,235,991
                                                              -----------      -----------     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................   $ 8,542,139      $ 9,468,994     $ 9,133,597
                                                              ===========      ===========     ===========

                       See notes to financial statements.

                             CALYX & COROLLA, INC.

                            STATEMENTS OF OPERATIONS
             NINE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)
              AND THE YEARS ENDED JUNE 30, 1998 AND JUNE 30, 1997

                                                 FOR THE NINE MONTHS
                                                   ENDED MARCH 31,         FOR THE YEAR ENDED JUNE 30,
                                              -------------------------   -----------------------------
                                                 1999          1998           1998            1997
                                              -----------   -----------   -------------   -------------
                                                     (UNAUDITED)
NET SALES (see Note 2)......................  $13,159,400   $12,641,916    $20,065,121     $17,836,599
COST OF SALES...............................    4,075,112     3,846,167      6,033,614       5,357,616
                                              -----------   -----------    -----------     -----------
GROSS PROFIT................................    9,084,288     8,795,749     14,031,507      12,478,983
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..................................   11,151,613     9,804,464     15,160,108      12,549,238
                                              -----------   -----------    -----------     -----------
OPERATING LOSS..............................   (2,067,325)   (1,008,715)    (1,128,601)        (70,255)
INTEREST AND OTHER INCOME, NET..............      272,935       224,083        284,582         239,251
INTEREST EXPENSE............................      (30,198)      (12,366)       (23,826)             --
                                              -----------   -----------    -----------     -----------
INCOME (LOSS) BEFORE TAXES..................   (1,824,588)     (796,998)      (867,845)        168,996
INCOME TAX (BENEFIT) EXPENSE................          800      (265,689)      (379,892)         29,205
                                              -----------   -----------    -----------     -----------
NET INCOME (LOSS)...........................  $(1,825,388)  $  (531,309)   $  (487,953)    $   139,791
                                              ===========   ===========    ===========     ===========

                       See notes to financial statements.

                             CALYX & COROLLA, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED JUNE 30, 1997 AND JUNE 30, 1998
                AND NINE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)

                            CONVERTIBLE          CONVERTIBLE         CONVERTIBLE          CONVERTIBLE
                             PREFERRED            PREFERRED           PREFERRED            PREFERRED
                             SERIES A             SERIES B1           SERIES B2             SERIES C               COMMON
                        -------------------   -----------------   -----------------   --------------------   ------------------
                        SHARES     AMOUNT     SHARES    AMOUNT    SHARES    AMOUNT    SHARES      AMOUNT     SHARES     AMOUNT
                        ------   ----------   ------   --------   ------   --------   -------   ----------   -------   --------
BALANCE AT
  JUNE 30, 1996.......  67,834   $1,695,850   13,442   $423,423   8,004    $252,126   109,440   $9,369,639   109,163   $130,995
TAX BENEFIT FROM
  DISQUALIFIED
  DISPOSITION OF STOCK
  OPTIONS.............
USE OF MEDIA
  CREDITS.............
NET INCOME............
                        ------   ----------   ------   --------   -----    --------   -------   ----------   -------   --------
BALANCE AT
  JUNE 30, 1997.......  67,834    1,695,850   13,442    423,423   8,004     252,126   109,440    9,369,639   109,163    130,995
EXERCISE OF STOCK
  OPTIONS.............                                                                                         1,086      1,304
NET LOSS..............
                        ------   ----------   ------   --------   -----    --------   -------   ----------   -------   --------
BALANCE AT
  JUNE 30, 1998.......  67,834    1,695,850   13,442    423,423   8,004     252,126   109,440    9,369,639   110,249    132,299
USE OF MEDIA CREDITS
  (UNAUDITED).........
NET LOSS
  (UNAUDITED).........
                        ------   ----------   ------   --------   -----    --------   -------   ----------   -------   --------
BALANCE AT MARCH 31,
  1999 (UNAUDITED)....  67,834   $1,695,850   13,442   $423,423   8,004    $252,126   109,440   $9,369,639   110,249   $132,299
                        ======   ==========   ======   ========   =====    ========   =======   ==========   =======   ========

                                     MEDIA
                                    CREDITS
                                  RELATED TO
                                   SERIES C                       TOTAL
                        PAID IN    PREFERRED    ACCUMULATED   SHAREHOLDERS'
                        CAPITAL      STOCK        DEFICIT        EQUITY
                        -------   -----------   -----------   -------------
BALANCE AT
  JUNE 30, 1996.......  $    --   $(2,952,926)  $(3,015,613)   $5,903,494
TAX BENEFIT FROM
  DISQUALIFIED
  DISPOSITION OF STOCK
  OPTIONS.............   60,450                                    60,450
USE OF MEDIA
  CREDITS.............                132,256                     132,256
NET INCOME............                             139,791        139,791
                        -------   -----------   -----------    ----------
BALANCE AT
  JUNE 30, 1997.......   60,450    (2,820,670)  (2,875,822)     6,235,991
EXERCISE OF STOCK
  OPTIONS.............    8,199                                     9,503
NET LOSS..............                            (487,953)      (487,953)
                        -------   -----------   -----------    ----------
BALANCE AT
  JUNE 30, 1998.......   68,649    (2,820,670)  (3,363,775)     5,757,541
USE OF MEDIA CREDITS
  (UNAUDITED).........                243,380                     243,380
NET LOSS
  (UNAUDITED).........                          (1,825,388)    (1,825,388)
                        -------   -----------   -----------    ----------
BALANCE AT MARCH 31,
  1999 (UNAUDITED)....  $68,649   $(2,577,290)  $(5,189,163)   $4,175,533
                        =======   ===========   ===========    ==========

                       See notes to financial statements.

                             CALYX & COROLLA, INC.

                            STATEMENTS OF CASH FLOWS
             NINE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)
                     AND YEARS ENDED JUNE 30, 1998 AND 1997

                                                  FOR THE NINE MONTHS              FOR THE YEAR
                                                    ENDED MARCH 31                ENDED JUNE 30,
                                               -------------------------   -----------------------------
                                                  1999          1998           1998            1997
                                               -----------   -----------   -------------   -------------
                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)............................  $(1,825,388)  $  (531,309)   $ (487,953)     $  139,791
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
  Depreciation and amortization..............      353,558       221,196       354,574         301,223
  Use of media credits.......................      243,380            --            --         132,256
  Tax benefit from disqualified disposition
     of stock options........................                                                   60,450
  Deferred income taxes......................           --      (265,689)     (379,892)          5,784
  Loss on equipment disposition..............        1,626            --        27,179          70,576
  Deferred rent..............................       41,928        38,403        61,445              --
  Changes in assets and liabilities:
     Accounts receivable.....................       98,690      (101,970)      (35,356)        215,946
     Inventories.............................     (237,140)       58,842        (3,436)       (250,426)
     Prepaid catalog expenses and other......     (472,925)     (669,695)       (6,605)       (364,703)
     Deposits................................        9,705            --         8,397         (52,500)
     Accounts payable and accrued expenses...      484,846       498,473       108,739         413,493
     Deferred revenue........................      192,652       545,460       346,977         241,571
     Income taxes............................                     27,771        36,971         (79,828)
                                               -----------   -----------    ----------      ----------
          Net cash provided by (used in)
            operating activities.............   (1,109,068)     (178,518)       31,040         833,633
                                               -----------   -----------    ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment........     (638,639)     (541,540)     (629,613)       (362,445)
  Purchases of photography portfolio and
     other...................................     (225,139)     (253,525)     (280,158)       (196,467)
  Proceeds from dispositions of equipment....           --            --         6,600              --
                                               -----------   -----------    ----------      ----------
          Net cash used in investing
            activities.......................     (863,778)     (795,065)     (903,171)       (558,912)
                                               -----------   -----------    ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable.................           --       461,700       500,000              --
  Principal payments on note payable.........      (74,227)           --       (73,585)             --
  Exercise of common stock for stock
     options.................................           --            --         9,503              --
                                               -----------   -----------    ----------      ----------
          Net cash provided by (used in)
            financing activities.............      (74,227)      461,700       435,918              --
                                               -----------   -----------    ----------      ----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS................................   (2,047,073)     (511,883)     (436,213)        274,721
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD.....................................    5,669,778     6,105,991     6,105,991       5,831,270
                                               -----------   -----------    ----------      ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...  $ 3,622,705   $ 5,594,108    $5,669,778      $6,105,991
                                               ===========   ===========    ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest.....................  $    30,200   $    12,366    $   23,826      $       --
                                               ===========   ===========    ==========      ==========
  Cash paid for taxes........................  $       800   $        --    $       --      $   42,800
                                               ===========   ===========    ==========      ==========

                       See notes to financial statements

                             CALYX & COROLLA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- The Company is a specialty retailer of fresh and preserved flowers and accessories, which are marketed via mail order catalogs, advertising and the internet throughout the United States.

     Interim Financial Statements (unaudited) -- In the opinion of management, the accompanying unaudited interim financial statements of the Company contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 1999, and the results of its operations and its cash flows for the nine months ended March 31, 1999 and 1998. Traditionally, a significant portion of the Company's sales are realized during the period from April through June. Therefore, the results of operations and cash flows for the nine months ended March 31, 1999 are not necessarily indicative of the results of operations or cash flows which may be reported for the year ended June 30, 1999.

     Cash Equivalents includes certificates of deposit and money market accounts with original maturities of three months or less.

     Prepaid Catalog Expenses and Other -- The Company capitalizes the cost of producing and distributing its mail order catalogs. Capitalized catalog costs are amortized over the expected period in which sales are generated from a given catalog, beginning at the time the catalog is mailed. Catalog costs relating to deferred revenues are expensed as the revenues are earned. Prepaid catalog costs at March 31, 1999 and June 30, 1998 and 1997 were $1,407,037 (unaudited),
$1,054,950, and $808,450, respectively. For the fiscal years ended June 30, 1998 and 1997 advertising expense was $827,449 and $1,092,022, respectively; there was no advertising expense for the nine months ended March 31, 1999 and $754,313 (unaudited) for the nine months ended March 31, 1998.

     Inventories are stated at the lower of cost (weighted moving average cost) or market.

     Property and Equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life of the related asset. The Company reviews its assets for impairment whenever events or changes indicate that the carrying value of an asset may not be recoverable. Asset impairment charges of $63,000 and $28,000 were recorded in the fiscal 1998 and 1997, respectively.

     Photography Portfolio costs consist of certain costs associated with various catalog photographs which are expected to be used in future catalogs. These costs are amortized using the straight-line method over a period of three years.

     Media Credits were acquired through shareholder investment by Capital Cities Capital, Inc., ("CCC, Inc.") whereby CCC, Inc. agreed to pay for time and space charges associated with media advertising by the Company on media properties owned by CCC, Inc.'s parent, Capital Cities/ABC, Inc., its subsidiaries and affiliated entities, in accordance with and subject to the terms and conditions of the agreement. Media credits have no expiration date and are amortized based upon the Company's usage and such amortization is recorded as selling, general, and administrative expenses. The Company utilized $243,380 (unaudited) of media credits for the nine months ended March 31, 1999 and $0 and $132,256 of media credits in the fiscal years ended June 30, 1998 and 1997. At March 31, 1999 (unaudited) and at June 30, 1998 and 1997 available media credits are shown as a contra-equity account in the accompanying balance sheet.

     Revenue is recognized upon shipment of product. Deferred revenue consists of payments received for flowers to be shipped during the next fiscal period.

     Income Taxes -- The Company accounts for income taxes under the asset and liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     Reclassifications have been made to fiscal 1997 amounts to conform to the fiscal 1998 presentation.

                             CALYX & COROLLA, INC.

     Use of Estimates -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Stock-Based Compensation -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation.

  Recent Accounting Pronouncements

     Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," requires an entity to expense all software development costs incurred in the preliminary project stage, training costs and data conversion costs for fiscal years beginning after December 15, 1998. The Company believes that this statement will not have a material effect on the Company's accounting for computer software development or acquisition.

     SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires the immediate expensing of current start-up costs as well as existing costs previously capitalized for fiscal years beginning after December 15, 1998. The Company believes that this statement will not have a material effect on the Company's reporting on the costs of start-up activities.

2. TOTAL SALES AND DEFERRED SALES

                                            FOR THE NINE MONTHS ENDED
                                                    MARCH 31,           FOR THE YEAR ENDED JUNE 30,
                                            -------------------------   ---------------------------
                                               1999          1998           1998           1997
                                            -----------   -----------   ------------   ------------
                                            (UNAUDITED)   (UNAUDITED)
Net sales recognized in current fiscal
  period..................................  $13,159,400   $12,641,916   $20,065,121    $17,836,599
Deferred sales to be recognized in the
  next fiscal period......................    1,950,778     1,918,034     1,719,552      1,372,575
                                            -----------   -----------   -----------    -----------
          Total...........................  $15,110,178   $14,559,950   $21,784,673    $19,209,174
                                            ===========   ===========   ===========    ===========

3. PROPERTY AND EQUIPMENT

     Property and equipment at March 31, 1999 (unaudited) and June 30, 1998 and 1997 consist of the following:

                                                       MARCH 31, 1999   JUNE 30, 1998   JUNE 30, 1997
                                                       --------------   -------------   -------------
                                                        (UNAUDITED)
Computer equipment...................................    $1,253,218      $  642,407      $  599,421
Office equipment.....................................        57,212          57,987          54,774
Furniture and fixtures...............................         8,302           4,906          25,330
Leasehold improvements...............................       492,378         492,378          17,936
                                                         ----------      ----------      ----------
          Total......................................     1,811,110       1,197,678         697,461
Less accumulated depreciation........................      (500,116)       (330,762)       (264,903)
                                                         ----------      ----------      ----------
Property and Equipment -- Net........................    $1,310,994      $  866,916      $  432,558
                                                         ==========      ==========      ==========

                             CALYX & COROLLA, INC.

4. BORROWINGS

     The Company has a $1,000,000 bank revolving line of credit which expires November 1, 1999. Management believes it will be able to renew or replace the line of credit with the existing bank or another financial institution with substantially similar terms. Under the terms of the agreement, borrowings bear interest at a rate per annum equal to the bank's reference rate plus .75 percentage points. The agreement requires maintenance of certain financial loan covenants, including current ratio, liquidity, limitation of losses, restrictions on other debt, liens, and capital expenditures and prohibits payment of cash dividends. At March 31, 1999 (unaudited) and June 30, 1998, there were no borrowings under the line of credit.

     In July 1997, the Company, in satisfaction of terms included within the May 1997 facilities lease (see Note 5), obtained a standby letter of credit in the amount of $750,000. The standby letter of credit adjusts in annual decrements of $250,000 and expires on July 28, 2000.

     In November 1997, the Company entered into a $500,000 term loan to fund tenant improvements in the new corporate offices. The note bears interest at a fixed rate of 10.12% and is payable in 48 monthly installments of $12,604 and is secured by a lien on the existing order processing computer system. Future minimum principal payments on the term loan are:

FISCAL YEAR
ENDING JUNE 30:
---------------
1999........................................................  $113,252
2000........................................................   124,750
2001........................................................   136,846
2002........................................................    51,567
                                                              --------
Total.......................................................  $426,415
                                                              ========

5. LEASES

     In May 1997, the Company entered into a ten year lease for new corporate facilities. The lease includes a predetermined fixed escalation of the minimum rental during its initial term. The Company has recognized the related rental expense on a straight-line basis and has recorded the difference between the expense charged to income and the amount payable under the lease as deferred rent.

     The Company also leases telephone equipment and office furnishings under operating leases which expire December 2002.

     Future minimum payments under operating leases for office space and equipment are as follows:

FISCAL YEAR
ENDING JUNE 30:
---------------
1999........................................................  $1,047,349
2000........................................................   1,047,349
2001........................................................   1,047,349
2002........................................................   1,047,349
2003........................................................     958,517
Thereafter..................................................   3,768,630
                                                              ----------
Total.......................................................  $8,916,543
                                                              ==========

     Rental expense for the nine months ended March 31, 1999 and 1998 was $600,587 (unaudited) and $421,471 (unaudited), respectively and for the fiscal years ended June 30, 1998 and 1997 was $639,028 and $109,967.

                             CALYX & COROLLA, INC.

UNAUDITED:

     On September 23, 1998 the Company surrendered some unused space within its corporate facilities to the lessor, reducing future minimum payments by approximately $120,000 annually which is not reflected in the future minimum payments above.

     Beginning October 1, 1998 the Company entered into an agreement to sublease a portion of its unoccupied space. The lease includes a predetermined fixed escalation of the minimum rental during its initial term of four years. Net income attributed to the sublease for the period ending March 31, 1999 was $18,469 (unaudited) which is not reflected in the future minimum payments above.

6. INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                          FOR THE NINE MONTHS ENDED
                                                  MARCH 31,           FOR THE YEAR ENDED JUNE 30,
                                          -------------------------   ---------------------------
                                             1999          1998           1998           1997
                                          -----------   -----------   ------------   ------------
                                                 (UNAUDITED)
Current:
     Federal............................   $      --     $      --     $      --      $  47,751
     State..............................         800            --            --        (24,330)
                                           ---------     ---------     ---------      ---------
          Total.........................         800            --            --         23,421
Deferred................................          --      (265,689)     (379,892)         5,784
                                           ---------     ---------     ---------      ---------
Total...................................   $     800     $(265,689)    $(379,892)     $  29,205
                                           =========     =========     =========      =========

     The components of the net deferred tax assets (liabilities) at March 31, 1999 and 1998 (unaudited) and June 30, 1998 and 1997 are as follows:

                                                       MARCH 31,                  JUNE 30,
                                                 ----------------------   -------------------------
                                                    1999        1998         1998          1997
                                                 ----------   ---------   -----------   -----------
                                                      (UNAUDITED)
Deferred tax assets:
     Federal and state net operating losses....  $1,432,253   $ 773,384   $  616,179     $ 176,457
     State tax benefit.........................      64,866      20,795       43,747        42,038
     Other.....................................      76,555      61,972       69,610        73,600
                                                 ----------   ---------   ----------     ---------
          Total deferred tax assets............   1,573,674     856,151      729,536       292,095
Deferred tax liabilities:
     Deferred catalog and advertising costs....    (691,216)   (725,563)    (456,793)     (443,116)
     Depreciation and amortization.............     (35,710)    (15,920)     (17,266)           --
     Deferred rent.............................          --          --      (26,606)           --
                                                 ----------   ---------   ----------     ---------
          Total deferred tax liabilities.......    (726,926)   (741,483)    (500,665)     (443,116)
                                                 ----------   ---------   ----------     ---------
Valuation allowance............................    (617,877)         --           --            --
                                                 ----------   ---------   ----------     ---------
Total net deferred taxes.......................  $  228,871   $ 114,668   $  228,871     $(151,021)
                                                 ==========   =========   ==========     =========

     A valuation allowance is provided when it is more likely than not that some portion of a deferred tax asset will not be realized. The Company has established a valuation allowance at March 31, 1999 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

                             CALYX & COROLLA, INC.

     As of June 30, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,459,925 and net operating loss carryforwards for state tax purposes of approximately $1,288,291 which will expire at various dates from 2006 to 2013. Certain provisions of the 1996 Tax Reform Act may limit the use of the Company's net operating loss carryforward under the change in ownership provisions of Section 382 of the Internal Revenue Code.

7. SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK:

     Each Series A, B1, B2 and C preferred share is convertible at the option of the holder into one share of common stock (subject to adjustments for events of dilution). Shares will automatically be converted upon a public offering of common stock meeting specified criteria. Preferred shareholders are entitled to one vote per share.

     In the event of liquidation, dissolution or winding up of the Company, the preferred shareholders of the following shares shall receive, prior and in preference to the holders of the common stock, the following amounts:

                                                          PREFERENCE
NAME OF SHARES                                              AMOUNT
--------------                                            ----------
Series A................................................  $1,695,850
Series B1...............................................     423,423
Series B2...............................................     252,126
Series C................................................   9,411,840

     Additionally, the aforementioned preferred shareholders are entitled to receive an amount per share equal to 8% of the original issue price for each twelve months that has passed since the date of the first issuance of the preferred stock calculated daily. In the event that the distributions to the aforementioned preferred shareholders are insufficient to satisfy the preferential amounts, all of the assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A, B1, B2 and C preferred stock in proportion to the aggregate liquidation preferences of such stock owned by each such holder.

WARRANTS:

     Warrants to purchase an additional 4,501 shares of Series B1 preferred stock were issued in fiscal 1991 at the rate of one warrant for every four shares of Series B1 issued. The warrants entitle the owner to purchase additional shares at an exercise price of $31.50 per share through July 16, 2000. Sixty warrants were exercised in fiscal 1996. The Company has reserved 4,441 shares of Series B1 preferred stock for exercise of the remaining warrants as of June 30, 1998.

     A common stock purchase warrant was issued in fiscal 1995 which entitles the holder to purchase 15,000 shares of the Company's common stock at an exercise price of $94.60 per share through September 12, 1999. No warrants have been exercised as of June 30, 1998 (see Note 9.)

                             CALYX & COROLLA, INC.

COMMON STOCK:

     At June 30, 1998, the Company has reserved shares of common stock for conversion of the following:

                                                          PREFERENCE
NAME OF SHARES                                              AMOUNT
--------------                                            ----------
Series A................................................      78,000
Series B1...............................................      22,501
Series B2...............................................      12,000
Series C................................................     128,140
Warrants................................................      19,441

     The proceeds from investors' $3.75 million purchase of the Company's Series C preferred stock during fiscal 1995 was used to repurchase 42,475 shares from Series A and Series B preferred and common shareholders. The shares repurchased were retired by the Company and resulted in a $3,206,274 increase in the accumulated deficit during fiscal 1996.

8. STOCK OPTION PLAN

     The Company's 1988 Stock Option Plan ("the Plan"), as amended in the Restated Articles of Incorporation, provides for the granting of common stock incentive and nonstatutory options to key employees, nonemployee members of the Board of Directors and consultants or independent contractors. During fiscal 1997, the Company amended the Plan to increase the number of shares of its common stock reserved for the issuance of additional stock options by 25,000. At June 30, 1998, the Company had reserved 87,500 shares under the Plan.

     Options granted to employees who own up to 10% of the Company's outstanding stock may be exercised at not less than 85% of the fair market value of the stock, as determined by the Board of Directors at the date of grant. Options granted to employees who own more than 10% of the outstanding stock may be exercised at 110% of the fair market value of the stock as determined by the Board of Directors at the date of grant. Options under the Plan vest over a five-year period unless accelerated by the Board of Directors and expire within ten years from the grant date.

     The 1988 Plan expired January 25, 1999, and a replacement plan was being drafted at March 31, 1999.

     Option activity under the Plan is as follows:

                                                               NUMBER     WEIGHTED AVERAGE
                                                              OF SHARES    EXERCISE PRICE
                                                              ---------   ----------------
Outstanding, June 30, 1996 (13,491 exercisable at a weighted
  average exercise price of $2.71)..........................    34,887         $5.46
Granted (weighted average fair value of $2.32)..............    14,066          8.75
                                                              --------
Outstanding, June 30, 1997 (19,871 exercisable at a weighted
  average exercise price of $3.67)..........................    48,953          6.41
Granted (weighted average fair value of $2.24)..............     2,050          8.75
Exercised...................................................    (1,087)         8.75
Cancelled...................................................   (11,614)         8.75
                                                              --------
Outstanding, June 30, 1998 (26,103 exercisable at a weighted
  average exercise price of $4.68)..........................    38,302          5.94
                                                              ========

                             CALYX & COROLLA, INC.

     Additional information regarding options outstanding as of June 30, 1998 is as follows:

                    OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
------------------------------------------------------------   ----------------------------
                              WEIGHTED AVG.                                     WEIGHTED
                  NUMBER        REMAINING        WEIGHTED        NUMBER         AVERAGE
                 OF SHARES     CONTRACTUAL       AVERAGE        OF SHARES     EXERCISABLE
EXERCISE PRICE  OUTSTANDING    LIFE (YRS.)    EXERCISE PRICE   EXERCISABLE       PRICE
--------------  -----------   -------------   --------------   -----------   --------------
$  1.20           11,174           3.4            $1.20          11,174          $1.20
   3.25            3,993           5.3             3.25           3,993           3.25
   8.75           23,135           6.9             8.75          10,938           8.75
                  ------                                         ------
$1.20-$8.75       38,302           5.7            $5.94          26,105          $4.68
                  ======                                         ======

     As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

     SFAS 123 requires the disclosure of pro forma net income had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards.

     These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 60 months; average risk free interest rates, 6.0% in fiscal 1998 and fiscal 1997; and no dividends during the expected term.

     The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the fiscal 1998 and 1997 awards had been amortized to expense over the vesting period of the awards, pro forma net income (loss) would have been ($500,972) in fiscal 1998, and $129,389 in fiscal 1997. However, the impact of outstanding non-vested stock options granted prior to fiscal 1996 has been excluded from the pro forma calculation; accordingly, fiscal 1998 and fiscal 1997 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all future applicable stock options.

9. INTERIM INFORMATION (UNAUDITED)

     On May 11, 1999, the Company entered into an Agreement and Plan of Merger with Gerald Stevens, Inc. for total consideration of approximately $14.2 million, consisting of approximately 928,000 shares of Gerald Stevens common stock and approximately 160,000 options to purchase Gerald Stevens common stock.

     On May 7, 1999 an agreement was signed wherein Capital Cities Capital, Inc ("CCC, Inc.") forfeited its right to exercise the 15,000 warrants acquired in connection with the stock purchase agreement of September 12, 1994. Additionally, CCC, Inc. shall return to the Company, on the consummation of the aforementioned sale transaction, a total of 29,213 Series C preferred shares to redeem unused media credits (see Note 1).

                                 EXHIBIT INDEX



              Exhibit No.                   Description
              -----------                   -----------

              2.1 Agreement and Plan of Merger, dated December 9, 1998, by and among the Registrant, Red Cannon and Gerald Stevens Retail (incorporated by reference to Exhibit 2.1 of the Registrant's Registration Statement on Form S-4, dated April 12, 1999).

              2.2 Amendment No. 1 to Agreement and Plan of Merger, dated as of April 9, 1999 by and among the Registrant, Red Cannon and Gerald Stevens Retail (incorporated by reference to Exhibit
                                 2.2 of the Registrant's Registration Statement on Form S-4, dated April 12, 1999).

              3.1 Certificate of Amendment of the Registrant, filed with the State of Delaware on April 30, 1999.

              3.2 Restated Certificate of Incorporation of the Registrant, filed with the State of Delaware on May 6, 1999.

              23.1               Consent of Ernst & Young LLP

              23.2               Consent of Arthur Andersen LLP

              99.1               Press release of the Registrant dated
                                 May 3, 1999.

              99.2 Letter from Ernst & Young LLP to the Commission regarding the dismissal of such firm as the independent auditors of the Registrant.

              99.3 Letter from Arthur Andersen LLP to the Commission regarding the engagement of such firm as the independent auditors of the Registrant.